    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 2000


                                                      REGISTRATION NO. 333-45876

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               TOMAX CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7372                            87-0382239
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                               205 NORTH 400 WEST
                           SALT LAKE CITY, UTAH 84103
                                 (801) 990-0909
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                  ERIC OLAFSON
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               TOMAX CORPORATION
                               205 NORTH 400 WEST
                           SALT LAKE CITY, UTAH 84103
                                 (801) 990-0909
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:


                    MARK BONHAM                                       TRACY EDMONSON
                    DAVID DAYAN                                       LAURA BUSHNELL
                  CHRISTOPHER ING                                      TIMOTHY WATTS
                   MATTHEW WELLS                                     LATHAM & WATKINS
         WILSON SONSINI GOODRICH & ROSATI                          505 MONTGOMERY STREET
             PROFESSIONAL CORPORATION                                   SUITE 1900
                650 PAGE MILL ROAD                            SAN FRANCISCO, CALIFORNIA 94111
            PALO ALTO, CALIFORNIA 94304                               (415) 391-0600
                  (650) 493-9300


          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
    TITLE OF EACH CLASS OF              AMOUNT             PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
       SECURITIES TO BE                 TO BE               OFFERING PRICE        AGGREGATE OFFERING         REGISTRATION
          REGISTERED                REGISTERED(1)            PER SHARE(2)              PRICE(2)                 FEE(3)
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001
  per share...................        5,175,000                 $12.00               $62,100,000              $16,394.00
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------



(1)Includes 675,000 shares of Common Stock that the underwriters have the option to purchase to cover over-allotments, if any.



(2)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.



(3)Includes $13,200 previously paid in connection with the initial filing of this Registration Statement.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 6, 2000



PROSPECTUS



                                4,500,000 SHARES


                            [TOMAX CORPORATION LOGO]
                                  COMMON STOCK

                         ------------------------------


     This is an initial public offering of 4,500,000 shares of our common stock. We are selling all of the shares of common stock offered under this prospectus.



     There is currently no public market for our shares. We anticipate that the initial public offering price of our common stock will be between $10.00 and $12.00 per share. We have applied to have our common stock approved for listing on The Nasdaq National Market under the symbol "TOMX."



     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT RISKS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                         ------------------------------


                                                              PER SHARE     TOTAL
                                                              ---------    --------
Public offering price.......................................  $            $
Underwriting discounts and commissions......................  $            $
Proceeds, before expenses, to us............................  $            $


                         ------------------------------


     We have granted the underwriters a 30-day option to purchase up to an additional 675,000 shares of common stock from us at the initial public offering price less the underwriting discount. The underwriters expect to deliver the
shares on             , 2000.


                         ------------------------------


BEAR, STEARNS & CO. INC.


                            U. S. BANCORP PIPER JAFFRAY

                                        FAC/EQUITIES


               THE DATE OF THIS PROSPECTUS IS             , 2000.

Artwork

Outside front gate

Top right of page: Tomax logo and name. "Software Engineering for Retail + Commerce".

Center of page: [Icons of a corporate building, storefront, cash register, and a male and female face with a speech bubble saying "Neat!" surround a background image of an electron cloud.]

Gatefold

Right side of spread:

Text: RETAIL.net helps retailers implement e-business and multichannel strategies. Step 1: Become an e-business: Use RETAIL.net to bring web-based technology into the enterprise to improve, simplify and rapidly adapt. Step 2:
Implement multichannel services: Use RETAIL.net to create a consistent, integrated customer experience for the new multichannel customer in the store and at home.

Top center of spread: RETAIL.net logo. "The e-business platform for multichannel retail."

[Superimposed on an electron cloud, four graphical icons lie outside a bulls-eye of 6 concentric circles at compass points. At the north pole sits an icon of an office building with the caption "Corporate." At the south pole, an icon of a male and a female face is labeled "Employees." On the west, an icon of a store is labeled "Stores." To the east, an icon of a cash register labeled "Customers." A caption falls at each corner between the poles, moving clockwise from the northwest: "Web-based Retail Operations," "Enterprise Integration," Multichannel Services," "Workforce Optimization." The center of the bulls-eye contains the words "Items & Customers." The left half of circle 2 contains the curved word "Vendors" with the word "Employees" mirrored on the right. The left half of circle 3 contains the words "Pricing & Promotions" with the word "Orders" mirrored on the right. Tangential to the top and bottom of circle 3, a band containing four horizontal planks extends to the edges of circle 5. From top to bottom, the planks on the left read "Buying," "Ordering," "Receiving" and "Reporting," and on the right read "POS," "Kiosk," "Web" and "Call Center." The top portions of circles 4, 5 and 6 contain the words "Portal / Workflow," "Operations Management" and "Integration & Extensibility." The bottom portions of circles 4 and 5 contain the words "Portal / Workflow" and "Workforce Management."]

Bottom right corner: Tomax logo.  "Powered by Tomax"

Inside back cover

Top center: Text: Thanks. I'm just browsing!

[four snapshots of customer web sites are captioned "@ work", "@ point-of-sale", "@ kiosk", "@ home."]

Bottom center of page: RETAIL.net logo. Text: RETAIL.net connects the `dots' between the retailer's employees at work and the new, multichannel customer at the point-of-sale, kiosk and at home. Tomax logo. "Powered by Tomax."

                               PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in the prospectus. You should read the entire prospectus carefully.


     We develop and sell a web-based software platform called RETAIL.net which is designed to enable retail and e-commerce companies to increase enterprise operating efficiencies and support an integrated customer experience across various points-of-sale, or channels, such as in-store, kiosk, call center and the Internet. Our RETAIL.net solution helps retailers implement this multichannel strategy, improve business processes, optimize workforce resources and simplify their IT infrastructures. We also support an Application Services Provider, or ASP, hosted version of our solution that provides accelerated time-to-benefit for our customers by reducing implementation timeframes and internal IT staff.



     The flexibility and scalability of the Internet are transforming the retail industry. According to industry sources, total U.S. retail sales are expected to grow to $2.6 trillion by 2004 of which online sales are expected to account for seven percent. Traditional retailers are adding online capabilities to complement their physical stores and to improve service and convenience for their customers. The Boston Consulting Group has reported that traditional retailers and catalog companies currently account for 62% of online sales, reflecting retailers' growing acceptance of an integrated online strategy. In addition, a recent survey indicates that 83% of retailers believe multichannel strategies resulted in an overall increase in sales.



     To support multichannel services, retailers are increasingly using web-based technology to become e-businesses in order to manage enterprise operations more efficiently, flexibly and quickly on Internet-based communication networks. This same e-business infrastructure allows retailers to interact electronically with customers across various customer demand points, including in-store, kiosk, call center and the Internet.



     RETAIL.net is an e-business platform that integrates customer demand points with the retail enterprise to improve operations and support multichannel retailing. RETAIL.net is comprised of Customer/Transaction Management, Portal/Workflow and Workforce Management components that are designed to provide the following benefits:



     Improved, Simplified Business Processes. Our e-business software platform is designed to support enterprise processes through a browser-based interface that is easy to use, flexible and consistent throughout the enterprise. This approach allows retailers to streamline operations and reduce training costs, which we believe increases productivity and decreases costs associated with high employee turnover.



     Enhanced Customer Experience. Our solution is designed to improve the customer shopping experience by giving customers access to the retailer through kiosks, call centers and online shopping that extend the physical store. By connecting these sales channels, retailers who use our software can offer their customers access to information on the availability of items anywhere in the retail chain. In addition, retailers can achieve a comprehensive view of their customers for use in personalized, targeted marketing campaigns.



     Reduced IT Infrastructure Costs. Our e-business platform is designed to allow retailers to adopt a web-based infrastructure to centrally host applications and eliminate costly and complex client/server or proprietary technology.


     We market and sell our products primarily through our direct sales force located at our headquarters in Salt Lake City, Utah. We have licensed our solution to over 75 retailers across a variety of retail segments. Our five largest customers in 2000, each of whom have purchased at least $500,000 of our software and services solutions, were Gateway, Gerald Stevens, WH Smith, The Nutrition Club and 24 Hour Fitness.

                                  THE OFFERING


Common stock offered........................    4,500,000 shares



Common stock to be outstanding after this
offering....................................    21,828,137 shares


Use of proceeds.............................    To pay dividends on our series A
                                                preferred stock, to redeem our
                                                series B preferred stock and for
                                                working capital and general
                                                corporate purposes, including
                                                sales and marketing and product
                                                development.


Proposed Nasdaq National Market
  symbol........................   TOMX




     The number of shares of common stock to be outstanding after this offering includes:


     - 16,611,442 shares of our common stock outstanding as of September 30, 2000; and



     - 716,695 shares of series A preferred stock which shall convert to common stock upon the closing of this offering.


     The number of shares of our common stock to be outstanding after the offering excludes:


     - 1,845,714 shares of series B preferred stock which will be redeemed concurrently with the closing of this offering; and



     - 1,594,338 shares issuable upon the exercise of outstanding options issuable under our stock plans at an exercise price of $5.88 per share as of September 30, 2000.

                         ------------------------------

     Unless otherwise indicated, all information in this prospectus is based on the following assumptions:


     - each outstanding share of our series A preferred stock will convert into one share of common stock upon the closing of this offering;



     - we will reincorporate in Delaware prior to this offering; and



     - we will complete a 1.7-for-1 split of our common and preferred stock before this offering is completed



     - the public offering price will be $11.00 per share



     - the underwriters will not exercise their over-allotment option.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The following table summarizes the consolidated financial data for our business. You should read the data set forth below together with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.



     The pro forma unaudited basic and diluted net income per common share with respect to the consolidated statement of operations has been calculated assuming the conversion of all outstanding shares of series A preferred stock into shares of common stock upon the closing of this offering, as if the conversion had occurred on the date of issuance.



     The consolidated balance sheet data, on a pro forma basis, has been calculated assuming the foregoing. In addition, the pro forma as adjusted balance sheet has been calculated assuming:



     - the sale of 4,500,000 shares of common stock in this offering, at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering costs,



     - the required payment of a cash dividend of approximately $3.7 million on our series A preferred stock, and



     - the redemption of 1,845,714 shares of our series B preferred stock for approximately $1.7 million.



                                                                                       THREE MONTHS ENDED
                                                         YEAR ENDED JUNE 30,              SEPTEMBER 30,
                                                   -------------------------------     -------------------
                                                    1998        1999        2000        1999        2000
                                                   -------     -------     -------     -------     -------
                                                                                           (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  License........................................  $ 4,230     $ 6,150     $ 8,973     $ 1,052     $ 4,327
  Service........................................    3,115       4,183       5,111       1,344       1,723
                                                   -------     -------     -------     -------     -------
    Total revenues...............................    7,345      10,333      14,084       2,396       6,050
Gross profit.....................................    5,865       8,439      10,939       1,789       4,724
Income (loss) from operations....................    2,064       2,196         715        (659)      1,068
Net income (loss)................................    1,327       1,367         212        (170)        536
Basic and diluted net income (loss) per common
  share..........................................  $  0.08     $  0.08     $  0.01     $ (0.01)    $  0.03
                                                   =======     =======     =======     =======     =======
Weighted average shares used in computing basic
  net income (loss) per common share.............   17,000      17,356      18,351      18,311      17,996
                                                   =======     =======     =======     =======     =======
Weighted average shares used in computing diluted
  net income (loss) per common share.............   17,000      17,395      18,457      18,311      18,916
                                                   =======     =======     =======     =======     =======
Pro forma unaudited basic and diluted net income
  per common share...............................                                                  $  0.03
                                                                                                   =======
Weighted average shares used in computing pro
  forma unaudited basic net income per common
  share..........................................                                                   18,603
                                                                                                   =======
Weighted average shares used in computing pro
  forma unaudited diluted net income per common
  shares.........................................                                                   18,916
                                                                                                   =======



                                                              AS OF SEPTEMBER 30, 2000 (UNAUDITED)
                                                              -------------------------------------
                                                                                         PRO FORMA
                                                              ACTUAL      PRO FORMA     AS ADJUSTED
                                                              -------    -----------    -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 6,352      $ 6,352        $45,279
Working capital.............................................   10,188       10,188         49,115
Total assets................................................   17,865       17,865         56,792
Total stockholders' equity..................................    8,310       13,310         52,237

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the following risks and the other information in this prospectus before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

                         RISKS RELATED TO OUR BUSINESS


RETAILERS MAY BE RELUCTANT TO LICENSE OUR WEB-BASED SOFTWARE PLATFORM WHICH REQUIRES THAT THEY REPLACE EXISTING INFORMATION SYSTEMS WITH NEW TECHNOLOGIES THAT HAVE YET TO GAIN WIDESPREAD ACCEPTANCE.



     Our success will depend upon market acceptance of our products. The market for our products is at an early stage of development and is rapidly evolving. Because our software platform employs a web-based browser interface to function and communicate within the retail enterprise, the deployment of our technology requires retailers to adopt a new approach that has yet to gain widespread acceptance in the retail industry. Companies that have already invested substantial resources in traditional retail software systems may be reluctant to adopt a new approach that may replace, limit or compete with their existing systems. In order to obtain market acceptance, it may be necessary for us to expend significant funds on marketing to inform potential customers of the nature of our products and the perceived benefits of using those products as effective alternatives to traditional software products for the retail industry. There can be no assurance that our products will achieve market acceptance. As is typical in the case of a new and rapidly evolving market, demand and market acceptance for software and Internet-related products, including our products, will be subject to a high level of uncertainty.



OUR FUTURE REVENUES ARE DIFFICULT TO PREDICT FOR VARIOUS REASONS, INCLUDING UNCERTAINTY ABOUT THE DEMAND FOR AND ACCEPTANCE OF OUR SOFTWARE PLATFORM WITHIN THE RETAIL INDUSTRY, UNEXPECTED COMPETITIVE DEVELOPMENTS, AND UNCERTAINTY REGARDING ALLOCATION OF OUR CUSTOMERS' IT INFRASTRUCTURE BUDGETS. THESE UNCERTAINTIES INCREASE THE LIKELIHOOD THAT OUR RESULTS COULD FALL BELOW THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, WHICH WOULD CAUSE OUR STOCK PRICE TO FALL.


     We believe that quarter-to-quarter comparisons of our operating results may not be a good indication of future performance. It is likely that in some future quarters our operating results will be below the expectations of public market analysts and investors due to factors beyond our control, and as a result, the price of our common stock may fall.

     Factors that may cause our future operating results to be below expectations and cause our stock price to fall include:


     - lack of demand for and acceptance of our software platform for the retail industry, product enhancements and services; for instance, retailers may resist the adoption of an enterprise-wide software solution that employs a web-based architecture;


     - unexpected changes in the development, introduction, timing and competitive pricing of our products and services or those of our competitors;


     - any inability to expand our direct sales force and indirect marketing channels both domestically and internationally due to a shortage of qualified personnel;


     - difficulties in recruiting and retaining key personnel in a highly competitive recruiting environment;

     - unforeseen reductions or reallocations of our customers' IT infrastructure budgets; and

     - any delays or unforeseen costs incurred in integrating technologies and businesses we have acquired or may acquire, including our acquisition of HeurisTec.

BECAUSE MOST OF OUR REVENUE IN ANY GIVEN QUARTER IS COMPRISED OF SOFTWARE LICENSING FEES FROM A LIMITED NUMBER OF NEW CUSTOMERS, THE LOSS OR DELAY OF A SINGLE ORDER OR A FEW ORDERS FROM NEW CUSTOMERS COULD NEGATIVELY IMPACT OUR REVENUE AND OPERATING RESULTS IN THAT QUARTER.



     A relatively small number of customers account for a significant portion of our total revenues. The loss or delay of individual orders could cause us to miss our revenue projections and the revenue projections of financial analysts. In the year ended June 30, 2000, Gateway accounted for approximately 15% of our total revenues and Gerald Stevens, Inc. accounted for approximately 14% of our total revenues, and combined these customers accounted for an aggregate of approximately 29% of our total revenues. We expect that revenues from a limited number of new customers will continue to account for a large percentage of total revenues in future quarters. Our ability to attract new customers will depend on a variety of factors, including the performance, quality, features and price of our current and future products. Our failure to add new customers that make significant purchases of our products and services would reduce our future revenues.



     We record, as deferred revenues, payments from customers that do not meet our revenue recognition policy requirements. Since only a portion of our revenue each quarter is recognized from deferred revenues, our quarterly results will depend primarily upon entering into new contracts that generate revenues for that quarter. New contracts may not result in revenues in the quarter in which the contract is signed, and we may not be able to predict accurately when revenues from these contracts will be recognized.



THERE IS A SHORTAGE OF QUALIFIED SALES AND MARKETING PERSONNEL WITH EXPERIENCE IN THE RETAIL SOFTWARE INDUSTRY. WE WILL NEED TO HIRE ADDITIONAL SALES PERSONNEL TO MEET OUR GROWTH EXPECTATIONS. THIS SHORTAGE HAS BEEN EXACERBATED BY THE COMPETITIVE HIRING ENVIRONMENT MANY SOFTWARE AND OTHER TECHNOLOGY COMPANIES FACE TODAY.



     Our future growth depends on the ability of our sales and marketing personnel to develop customer relationships and increase sales. There may be a shortage of the sales and marketing personnel we need, and competition for recruiting qualified personnel is intense. Our ability to increase sales will depend on our ability to recruit, train and retain quality sales people who are able to target customers' senior management, who can productively generate and service large accounts, and who are familiar with the retail industry.



     It will take time for new sales personnel to achieve full productivity. If we are unable to hire or retain qualified sales personnel, or if newly hired sales personnel fail to develop the necessary skills or to reach productivity when anticipated, we may not be able to increase the sales of our products.



OUR STRATEGIC RELATIONSHIP WITH ORACLE IS NON-EXCLUSIVE AND IS BASED ON AN AGREEMENT WITH A THREE-YEAR TERM. IF OUR RELATIONSHIP WITH ORACLE ENDS OR IF ORACLE DOES NOT DEVOTE ADEQUATE RESOURCES TO PROMOTE AND SELL OUR PRODUCTS, OUR EFFORTS TO INCREASE SALES OF OUR PRODUCTS WILL BE IMPAIRED.



     We established a strategic alliance with Oracle in July 2000. We believe that this alliance will be important to our efforts to grow revenue and depends in part on the promotion of our products and services by Oracle. However, our agreement with Oracle is nonexclusive and Oracle can promote third party products to their customers which compete with our products. Our agreement with Oracle has a three year term and can be terminated with cause upon 60 days notice. An adverse change in our relationship with Oracle may seriously impair our efforts to increase sales of our products.



IF OUR SOFTWARE PLATFORM CANNOT HANDLE THE LARGE NUMBERS OF TRANSACTIONS, CUSTOMERS AND PRODUCT OFFERINGS THAT ARE CHARACTERISTIC OF THE RETAIL BUSINESS, WE MAY LOSE SALES AND SUFFER DECREASED REVENUES.



     Our products must be able to accommodate the large number of transactions, customers and product offerings that are characteristic of the retail business. The large volume of transactions that occur in the retail business presents significant technical challenges. To date, our products have been deployed by only a limited number of customers and, therefore, we cannot assure you that our products will be able to meet our customers' demands for large scale usage. If our customers experience difficulty with our products during periods of high traffic or usage, it could damage our reputation and reduce our revenues.

     In addition, the number of transactions that our software platform can handle is generally dependent on the level of investment a customer makes in computer equipment, particularly servers. If our customers fail to adequately budget for the costs of scaling their operations as the number of transactions they process grows, they may resist the further investment required for our software platform to operate effectively. In such event, our reputation could be harmed and our customers may seek to implement alternative solutions which may be offered by our competitors.


OUR REVENUES FROM THE LICENSING OF OUR SOFTWARE PRODUCTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000 REPRESENTED MORE THAN 70% OF OUR TOTAL REVENUES. BECAUSE LICENSING REPRESENTS SUCH A LARGE PERCENTAGE OF OUR TOTAL REVENUE, OUR FAILURE TO SUCCESSFULLY UPGRADE OR ENHANCE OUR PRODUCTS AND INTRODUCE NEW PRODUCTS MAY CAUSE OUR REVENUES TO DECLINE.



     Most of our revenues to date have been derived from the licensing of our software products. For the three months ended September 30, 2000, 71.5% of our total revenues were derived from the licensing of our products. Additionally, for the year ended June 30, 2000, 63.7% of our total revenues were derived from the licensing of our products. Our future revenues will depend, in significant part, on our successful development and licensing of new and enhanced versions of our products and of new product offerings. If we are not able to successfully develop new products or these new products do not achieve market acceptance, our revenues will be reduced.



THE DECISION TO IMPLEMENT OUR SOFTWARE PLATFORM GENERALLY INVOLVES A LENGTHY CONSIDERATION PROCESS OF APPROXIMATELY FOUR TO SEVEN MONTHS BY A POTENTIAL CUSTOMER, WHICH MAKES OUR REVENUE IN ANY FUTURE QUARTER DIFFICULT TO PREDICT.



     The licensing of our products is often an enterprise-wide decision by our customers that involves a significant commitment of resources by us and the customer. Prospective customers generally consider a wide range of issues before committing to purchase our products, including product benefits, cost and time of implementation, ability to operate with existing and future computer systems, ability to accommodate increased transaction volume and product reliability. The period between initial contact with a prospective customer and sale of our products and services varies, but is typically four to seven months. As part of the sales process, we spend a significant amount of resources informing prospective customers about the use and benefits of our products, which may not result in a sale, therefore reducing our profitability. As a result of this sales cycle, our revenues are unpredictable and could vary significantly from quarter to quarter causing our operating results to vary significantly from quarter to quarter.



OUR SERVICE REVENUE HAS A SUBSTANTIALLY LOWER MARGIN THAN OUR SOFTWARE LICENSE REVENUES, AND AN INCREASE IN SERVICES REVENUES RELATIVE TO LICENSE REVENUES COULD HARM OUR GROSS PROFIT.



     A significant shift in our revenue mix away from license revenues to service revenues would adversely affect our gross profit. Revenues derived from services we provide have substantially lower gross profit than revenues derived from licensing our software. Revenue attributable to services as a percentage of overall revenues is subject to significant variation based on the structure and pricing of future arrangements we enter into with customers and the extent to which our partners provide the implementation, integration and training services requested by our customers. An increase in the percentage of our total revenues generated by services could adversely affect our overall gross profit.



OUR PRODUCT OFFERINGS USE DATABASE AND SOFTWARE TECHNOLOGY WE LICENSE FROM ORACLE, WHICH MAY LIMIT THE APPEAL OF OUR PRODUCTS TO POTENTIAL CUSTOMERS WHO HAVE ALREADY IMPLEMENTED DATABASE TECHNOLOGY PLATFORMS PROVIDED BY OTHER VENDORS.



     The Customer/Transaction Management and Workforce Management components of our software platform incorporate database and software development technology that we license from Oracle. Our

Customer/Transaction Management component uses Oracle database technology for its back-end database, procedure logic and user interface and our Workforce Management component also uses Oracle database technology. Potential customers may be resistant to implementing a software platform based on Oracle technology, particularly if the customer has already implemented database technology platforms provided by other vendors such as Informix, IBM or Sybase.



OUR PRODUCT OFFERINGS USE TECHNOLOGY WE LICENSE FROM LOTUS/IBM, WHICH MAY LIMIT THE APPEAL OF OUR PRODUCTS TO POTENTIAL CUSTOMERS WHO HAVE ALREADY IMPLEMENTED DATABASE TECHNOLOGY PLATFORMS PROVIDED BY OTHER VENDORS.



     The Portal/Workflow component of our software platform uses Lotus Domino database technology that we license from Lotus/IBM. If potential customers are resistant to implementing a software platform that is based on Lotus Domino, they may not purchase our products.



OUR SOFTWARE PLATFORM DEPENDS ON DATABASE PRODUCTS WE LICENSE FROM ORACLE AND LOTUS/IBM, AND THE LOSS OR INABILITY TO MAINTAIN THESE LICENSES COULD PREVENT OR DELAY SALES OF OUR PRODUCTS.


     We license technologies from third party software providers that we incorporate into our products. We anticipate that we will continue to license technologies from third parties in the future. In particular, we license Oracle database products and Lotus Domino products. The loss of these technologies or other third-party technologies could prevent sales of our products and increase our costs until substitute technologies, if available, are developed or identified, licensed and successfully integrated into our products. Even if substitute technologies are available, there can be no guarantee that we will be able to license these technologies on commercially reasonable terms, if at all.


AS WE MODIFY OUR SOFTWARE PLATFORM TO OPERATE WITH OPEN INTERNET STANDARDS SUCH AS JAVA TECHNOLOGY, OUR PRODUCTS MAY SUFFER REDUCED PERFORMANCE BECAUSE SOFTWARE APPLICATIONS THAT USE OPEN STANDARDS GENERALLY OPERATE MORE SLOWLY THAN APPLICATIONS DESIGNED TO WORK WITH SPECIFIC DATABASE PLATFORMS.


     We have historically designed our software platform to be closely compatible with Oracle's technology. Currently, we are in the process of modifying our software platform to be compatible with evolving Internet-based open standards such as JAVA technology. However, as we deploy more technology designed to operate with open standards, the performance of our software platform may decline. Generally, applications that use an open Internet standard such as JAVA technology for database access perform more slowly and are less scalable than applications that are designed to work with specific database platforms. If our customers experience slower response times or other performance problems with our products, it could damage our reputation and reduce our revenues.


THE ONLY ACQUISITION WE HAVE COMPLETED TO DATE IS THE MARCH 1999 ACQUISITION OF HEURISTEC CORPORATION. BECAUSE WE HAVE LIMITED EXPERIENCE IN ACQUIRING AND INTEGRATING OTHER BUSINESSES, ANY ACQUISITIONS WE MAKE COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS AND DILUTE STOCKHOLDER VALUE.



     We may make investments in or acquire complementary companies, products and technologies. For example, in March 1999 we completed our acquisition of HeurisTec Corporation. HeurisTec was our first acquisition of a business. Accordingly, we have limited experience in acquiring and integrating businesses and will need to develop the relevant skills if we are to be successful in realizing the benefits of the HeurisTec acquisition and future transactions. Assimilating the operations of any company that we buy may be difficult and time consuming. For example, we are in the process of completing the integration of the HeurisTec applications with the Oracle platform, and we cannot assure you that this will be accomplished in a timely manner, if at all. In addition, we may be unsuccessful in retaining the key personnel of any acquired company. Assimilating the employees of an acquired company could prove to be difficult and time consuming due to conflicting corporate cultures and geographically dispersed offices. Moreover, we do not know and cannot currently predict the accounting treatment of any future acquisition, in part because we cannot be certain what accounting regulations, conventions or interpretations may prevail in the future. If we acquire complementary technologies or products, we could experience difficulties assimilating these technologies or products into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to our existing stockholders.


WE DEPEND ON THE CONTINUED SERVICES OF OUR EXECUTIVE OFFICERS, AND IN PARTICULAR ERIC OLAFSON, OUR CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER. NONE OF OUR KEY EMPLOYEES ARE BOUND BY EMPLOYMENT AGREEMENTS WITH ANY SPECIFIC TERM. THE LOSS OF KEY PERSONNEL OR ANY INABILITY TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD AFFECT OUR ABILITY TO SUCCESSFULLY GROW OUR BUSINESS.



     If we are unable to hire and retain a sufficient number of qualified personnel, particularly in management sales and marketing, research and development, service and support, our ability to grow our business could be affected. Competition for qualified personnel in high technology is intense. The loss of the services of our key engineering, sales, service or marketing personnel would harm our operations. For instance, loss of sales and customer service representatives could harm our relationship with the customers they serve, loss of engineers and development personnel could impede the development of product releases and enhancements and decrease our competitiveness, and departure of senior management personnel could result in a loss of confidence in our company by customers, suppliers and partners. Because we, like many other technology companies, rely on stock options as a component of our employee compensation, if the market price of our common stock increases or decreases substantially, some current or potential employees may perceive our equity incentives as less attractive. In that case, our ability to attract and retain employees may be adversely affected.



     Our future success depends upon the continued service of our executive officers, who are listed in the section entitled "Management," particularly Eric Olafson, our chairman, president and chief executive officer, who is critical to determining our broad business strategy and Virgil Fernandez, our chief technology officer, who is critical to product development. None of our executive officers is bound by an employment agreement with any specific term. Our business could be harmed if we lost the services of one or more of our executive officers or key employees, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us.



WE HAVE LIMITED EXPERIENCE IN COMPETING IN INTERNATIONAL MARKETS. OUR INTERNATIONAL EXPANSION PLANS WILL EXPOSE US TO GREATER POLITICAL, INTELLECTUAL PROPERTY, REGULATORY, EXCHANGE RATE FLUCTUATION AND OTHER RISKS, WHICH COULD HARM OUR BUSINESS.


     To date, we have generated limited revenues from sales outside the United States. We intend to establish offices in selected international markets. If we fail to sell our products in international markets, we could experience slower revenue growth, and our business could be harmed. We anticipate that we will devote significant resources and management attention to expanding international opportunities. Expanding internationally subjects us to a number of risks, including:

     - greater difficulty in staffing and managing foreign operations;

     - changes in a specific country's or region's political or economic conditions;

     - expenses associated with localizing our products;

     - differing intellectual property rights;

     - protectionist laws and business practices that favor local competitors;

     - longer sales cycles and collection periods or seasonal reductions in business activity;

     - multiple, conflicting and changing laws and government regulations; and

     - foreign currency restrictions and exchange rate fluctuations.

IF OUR PRODUCTS DO NOT OPERATE WITH A WIDE VARIETY OF HARDWARE, SOFTWARE AND OPERATING SYSTEMS USED BY OUR CUSTOMERS, OUR REVENUES WOULD BE HARMED.

     We currently serve a customer base that uses a wide variety of constantly changing hardware, software applications and operating systems. Our products will only gain broad market acceptance if they can support a wide variety of retailers' technology platforms. If our products are unable to support a variety of these platforms our revenues would be harmed.


DEFECTS IN OUR PRODUCTS COULD DAMAGE OUR CUSTOMERS' BUSINESSES OR DELAY TIMELY DELIVERY OF OUR PRODUCTS WHICH COULD DIMINISH DEMAND FOR OUR PRODUCTS AND RESULT IN LOSS OF REVENUES, DECREASED MARKET ACCEPTANCE, INJURY TO OUR REPUTATION AND PRODUCT LIABILITY CLAIMS.


     Errors may be found from time to time in our existing, new or enhanced products after commencement of commercial shipments, resulting in loss of revenues or injury to our reputation. In the past we have discovered software errors in our products and, as a result, have experienced delays in the shipment of our products.

     Errors in our products may be caused by defects in third-party software incorporated into our products. If so, we may not be able to fix these defects without the cooperation of these software providers. Since these defects may not be as significant to the software provider as they are to us, we may not receive the rapid cooperation that we may require. We may not have the contractual right to access the source code of third-party software and, even if we access the source code, we may not be able to fix the defect.

     Since our customers use our products for critical business applications such as e-commerce, any errors, defects or other performance problems could result in damage to our customers' business. These customers could seek significant compensation from us for their losses. Even if unsuccessful, a product liability claim brought against us would likely be time consuming and costly.


BECAUSE OUR SOFTWARE PLATFORM MANAGES TRANSACTIONS IN THE RETAIL ENVIRONMENT, ONLINE SECURITY BREACHES INVOLVING CONFIDENTIAL CUSTOMER DATA COULD EXPOSE US TO LIABILITY AND HARM OUR REPUTATION.



     A significant barrier to online commerce and communications is the need for the secure transmission of confidential information over public networks. Because our web-based software platform is designed to manage retail transactions over networks, our products are involved with the transmission of confidential retail customer information such as credit card data. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms used by us or our agents to protect customer transaction data. If any such compromise of our security were to occur, it could have a material adverse effect on our reputation, business, prospects, financial condition and results of operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. To the extent that our activities or the activities of third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. There can be no assurance that our security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on our business, prospects, financial condition and results of operations.



CONTINUING GROWTH WILL PLACE A STRAIN ON OUR ADMINISTRATIVE AND OPERATIONAL INFRASTRUCTURE WHICH MAY REDUCE THE QUALITY OF OUR PRODUCTS, OUR ABILITY TO RETAIN QUALIFIED PERSONNEL AND OUR RESULTS OF OPERATIONS.



     We have experienced a period of substantial growth that has placed and, if such growth continues, will continue to place a strain on our administrative and operational infrastructure. We increased the number of our employees from 114 on June 30, 1999, to 156 on June 30, 2000, and to 173 on September 30, 2000. Our revenues increased from $10.3 million in 1999 to $14.1 million in 2000, and from $2.4 million for the three months ended September 30, 1999 to $6.1 million for the three months ended

September 30, 2000. There can be no assurance that we will be able to sustain an integrated, effective management team for a growing, operating enterprise. Our prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the management of a business, the development of products utilizing computers and Internet technologies and the competitive environment in which we operate. As we continue operations, our success will depend on our ability to manage continued growth, including integration of our executive officers, directors, employees, and consultants into an effective management and technical team. If our management is unable to integrate these resources and manage growth effectively, the quality of our products, our ability to retain key personnel, and the results of our operations will be harmed.



BECAUSE OUR PRODUCTS RELY ON THE SPEED AND RELIABILITY OF COMPUTER NETWORKS TO ACHIEVE ENTERPRISE EFFICIENCIES FOR OUR CUSTOMERS, THE LIMITED AVAILABILITY OF HIGH SPEED NETWORKS AND TRANSMISSION LINES TO OUR CUSTOMERS MAY MAKE OUR PRODUCTS LESS ATTRACTIVE.



     In order to deliver high quality products, we will need to overcome bandwidth limitations in the Internet delivery infrastructure, including limited availability of high-speed networks and transmission lines to our customers. Because our software platform is based on a web-based infrastructure with centrally supported applications, the speed and reliability of the network is an important factor to achieve reduced cost of system ownership. Where limited bandwidth cannot be overcome, the customer may be forced to install in-store servers, which increases the total cost of ownership and reduces the attractiveness of our products. There can be no assurance that future technologies will decrease or eliminate Internet bandwidth problems or reduce the costs associated with high-speed networks.



UNFORESEEN TECHNOLOGICAL ADVANCES IN SOFTWARE APPLICATIONS FOR THE RETAIL INDUSTRY BY OUR COMPETITORS COULD MAKE OUR PRODUCTS OBSOLETE OR UNMARKETABLE.



     The introduction of products employing new technologies that we do not foresee could render our existing products or services obsolete and unmarketable. In addition, if we are unable to develop new software solutions or enhancements to our existing products on a timely and cost-effective basis, or if new products or enhancements do not achieve market acceptance, our sales may decline. The life cycles of our products are difficult to predict because the market for our products is new and emerging and is characterized by rapid technological change and changing customer needs. In developing new products and services, we may:


     - fail to respond to technological changes in a timely or cost-effective manner;

     - encounter products, capabilities or technologies developed by others that render our products and services obsolete or noncompetitive or that shorten the life cycles of our existing products and services;

     - experience difficulties that could delay or prevent the successful development, introduction and marketing of these new products and services; or

     - fail to achieve market acceptance of our products and services.


INDIRECT SALES OF OUR PRODUCTS THROUGH THIRD PARTIES ACCOUNTED FOR 16% OF OUR REVENUE IN OUR LAST FISCAL YEAR. OUR FAILURE TO MAINTAIN STRONG RELATIONSHIPS WITH MARKETING PARTNERS THAT HELP SELL OUR PRODUCTS COULD REDUCE FUTURE REVENUES.



     A portion of our sales are influenced by the recommendation of our products by marketing partners, consulting firms and other third parties that help deploy our products for our customers. Indirect sales through third parties accounted for $2.2 million, or approximately 16%, of our total revenue in the year ended June 30, 2000 and $688,000, or approximately 11% of our total revenue, in the three months ended September 30, 2000. These third parties included Omron, Network Information Technologies Group, IBM, Health Business Systems, Integrated Store Systems, Fleming and Kyrus. Our inability to obtain the support of these third parties may limit our ability to penetrate our existing or potential markets. These third parties are under no obligation to recommend or support our products and could recommend or give higher priority to the products and services of other companies or to their own products. A decision by these companies to favor competing products could negatively affect our revenues.


     If we are unable to establish relationships with marketing partners, we will have to devote substantially more resources to the sales and marketing of our products. In many cases, these parties have extensive relationships with our existing and potential customers and influence the decisions of these customers. A number of our competitors have long and established relationships with these systems integrators, and as a result, these marketing partners may be more likely to recommend competitors' products and services.



OUR FAILURE TO DEVELOP AND MAINTAIN STRONG RELATIONSHIPS WITH SYSTEMS INTEGRATORS WHO HELP OUR CUSTOMERS IMPLEMENT OUR PRODUCTS WOULD FORCE US TO HIRE ADDITIONAL PERSONNEL TO INSTALL AND MAINTAIN OUR PRODUCTS AND CAUSE US TO DIVERT RESOURCES FROM OUR PRIMARY EFFORTS TO SELL OUR SOFTWARE PLATFORM.



     Systems integrators assist our customers with the installation and deployment of our products, in addition to those of our competitors, and perform custom integration of computer systems and software. In the future, we intend to increase our reliance on system integrators to help customers with the implementation of our products. If we are unable to develop and maintain relationships with systems integrators, we would be required to hire additional personnel to install and maintain our products, which would result in higher expenses.



                     RISKS RELATED TO THE SOFTWARE INDUSTRY



WE MAY LOSE MARKET SHARE AND BE FORCED TO REDUCE PRICES OF OUR PRODUCTS BECAUSE OF COMPETITION FROM TRADITIONAL RETAIL SOFTWARE COMPANIES AND E-COMMERCE SOFTWARE COMPANIES. MANY OF OUR COMPETITORS HAVE LONGER OPERATING HISTORIES, LARGER CUSTOMER BASES, GREATER BRAND RECOGNITION AND GREATER FINANCIAL, MARKETING AND OTHER RESOURCES THAN WE DO.



     We currently face competition from traditional retail software companies such as Retek Inc., JDA Software Group Inc., GERS, Inc. and Triversity Inc. as well as e-commerce software companies such as Broadvision, Inc., Vignette Corporation and Blue Martini Software, Inc. Some of our potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than us. Increased competition may result in reduced operating margins, loss of market share and a diminished brand acceptance. There can be no assurance that we will be able to compete successfully against future competitors, and competitive pressures faced by us may have a material adverse effect on our business, prospects, financial condition and results of operations. New technologies and the expansion of existing technologies may increase competitive pressures on us.



POTENTIAL IMPOSITION OF GOVERNMENTAL REGULATION ON ELECTRONIC COMMERCE COULD REDUCE THE GROWTH IN THE USE OF THE INTERNET AS A MEANS OF SELLING GOODS TO CONSUMERS WHICH COULD REDUCE DEMAND FOR MULTICHANNEL SOFTWARE APPLICATIONS.



     The adoption of new laws or the adoption of existing laws to the Internet may decrease the growth in the use of the Internet, which could in turn decrease the demand for our multichannel software solutions, increase our cost of doing business or otherwise harm our business. Few laws or regulations currently directly apply to commerce on the Internet. Federal, state, local and foreign governments are considering a number of legislative and regulatory proposals relating to Internet commerce. As a result, a number of laws or regulations may be adopted regarding Internet user privacy, pricing, quality of products and services and intellectual property ownership. How existing laws will be applied to the Internet in areas such as property ownership, copyright, trademark, and trade secrets is uncertain.

POTENTIAL IMPOSITION OF TAXATION ON ELECTRONIC COMMERCE COULD REDUCE THE GROWTH IN THE USE OF THE INTERNET AS A MEANS OF SELLING GOODS TO CONSUMERS WHICH COULD REDUCE DEMAND FOR MULTICHANNEL SOFTWARE APPLICATIONS.



     The recent growth of Internet commerce has been attributed by some to the lack of sales or value-added taxes on interstate sales of goods and services over the Internet. Numerous state and local authorities have expressed a desire to impose such taxes on sales by businesses in their jurisdictions. The Internet Tax Freedom Act of 1998 prevents imposition of such taxes through October 2001. If the federal moratorium on state and local taxes on Internet sales is not renewed, or if it is terminated before its expiration, sales of goods and services over the Internet could be subject to multiple overlapping tax schemes, which could substantially hinder the growth of Internet-based commerce, including the use of our software products.



OUR BUSINESS MAY SUFFER IF WE ARE NOT ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS WITH RESPECT TO OUR RETAIL SOFTWARE PLATFORM AND UNAUTHORIZED PARTIES COPY ASPECTS OF OUR PRODUCTS.


     Our success depends on our ability to develop and protect our proprietary technology and intellectual property rights. We seek to protect our software, documentation and other written materials primarily through a combination of trade secret, trademark and copyright laws, confidentiality procedures and contractual provisions. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so. Further, our competitors may independently develop or patent technologies that are substantially equivalent or superior to ours.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. To license certain of our products, we may rely in part on "shrink wrap" or "point and click" licenses that are not signed by the end-user and, therefore, may be unenforceable under the laws of certain jurisdictions. Policing unauthorized use of our products is difficult. While we are unable to determine the extent to which piracy of our software exists, software piracy can be expected to be a persistent problem, particularly in foreign countries where the laws may not protect proprietary rights as fully as in the United States. We can offer no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not reverse engineer or independently develop similar technology.


IF, IN THE FUTURE, THIRD PARTIES CLAIM THAT OUR SOFTWARE PRODUCTS INFRINGE ON THEIR INTELLECTUAL PROPERTY, WE MAY BE FORCED TO ENTER INTO TECHNOLOGY LICENSING AGREEMENTS OR DISCONTINUE PRODUCT LINES AND OUR BUSINESS RELATIONSHIPS WITH OUR PARTNERS, SUCH AS ORACLE, MAY SUFFER.


     There has been a substantial amount of litigation in the software industry and the Internet industry regarding intellectual property rights. It is possible that in the future, third parties may claim that we or our current or potential future products infringe their intellectual property. We expect that software product developers and providers of electronic commerce solutions will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business. In addition, should we be found to have infringed the intellectual property rights of a third party, Oracle would have the right to terminate our strategic alliance within 60 days.

                         RISKS RELATED TO THIS OFFERING


OUR DIRECTORS AND EXECUTIVE OFFICERS, WHO WILL BENEFICIALLY OWN 72.3% OF OUR COMMON STOCK AFTER THIS OFFERING, WILL RETAIN SIGNIFICANT CONTROL OVER US AFTER THE OFFERING, WHICH MAY LEAD TO CONFLICTS WITH OTHER STOCKHOLDERS OVER CORPORATE GOVERNANCE.



     Following the completion of this offering, our directors and executive officers will beneficially own approximately 72.3% of our outstanding common stock. Eric Olafson, our chairman, president and chief executive officer, will beneficially own approximately 28.7% of our common stock after this offering. These stockholders acting together or Eric Olafson acting individually will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and significant corporate transactions, such as mergers or other business combination transactions. This control may delay or prevent a third party from acquiring or merging with us.



OUR STOCK PRICE MAY BE VOLATILE BECAUSE OF CHANGES IN SECURITIES ANALYSTS' ESTIMATES, COMPETITIVE DEVELOPMENTS, CHANGES IN OUR RELATIONSHIP WITH OUR PARTNERS, SUCH AS ORACLE, AND OTHER FACTORS BEYOND OUR CONTROL, AND YOU MAY LOSE ALL OR A PART OF YOUR INVESTMENT.


     The market prices of stock for technology companies, particularly following an initial public offering, frequently reach levels that bear no relationship to the past or present operating performance of those companies. These market prices may not be sustainable and may be subject to wide variations. Our stock may be volatile because our shares have not been publicly traded. Following this offering, the market price for our common stock may experience a substantial decline. The market price of our common stock may fluctuate significantly in response to a number of factors, most of which are beyond our control, including:

     - changes in securities analysts' estimates of our financial performance;

     - fluctuations in stock market prices and volumes, particularly among securities of technology companies;

     - discussion of our company or stock price in online investor communities such as chat rooms;

     - changes in market valuations of similar companies;

     - announcements by us or our competitors of significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments;

     - variations in our quarterly operating results;

     - loss of a major customer or failure to complete significant commercial contracts;


     - loss of a relationship with a strategic partner such as Oracle or a major systems integrator; and


     - additions or departures of key personnel.

     An active public market for our common stock may not develop or be sustained after the offering. We negotiated and determined the initial public offering price with representatives of the underwriters and this price may not be indicative of prices that will prevail in the trading market. As a result, you may be unable to sell your shares of common stock at or above the offering price.


WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION BECAUSE WE ARE A TECHNOLOGY COMPANY AND WE EXPECT OUR STOCK PRICE TO BE VOLATILE.


     In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially acute for us because technology companies have experienced greater than average stock price volatility in recent years and, as a result, have been subject to, on average, a greater number of securities class action claims than companies in other industries. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, and could harm our business.

WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS, INCLUDING ESTABLISHING A CLASSIFIED BOARD OF DIRECTORS, AUTHORIZING "BLANK CHECK" PREFERRED STOCK AND PROHIBITING STOCKHOLDER ACTION BY WRITTEN CONSENT, WHICH COULD DISCOURAGE OR PREVENT A TAKEOVER, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.


     Provisions of our certificate of incorporation, bylaws and Delaware law, and the terms of our stock option agreements with our executive officers, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

     - establishing a classified board of directors requiring that not all members of the board may be elected at one time;

     - authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

     - prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

     - denying stockholders the ability to call special meetings of stockholders;


     - prohibiting stockholder actions by written consent and requiring all stockholder actions to be taken at a meeting of our stockholders;


     - establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings;


     - requiring the approval of at least 66 2/3% of our voting stock to amend the provisions of our certificate of incorporation establishing a classified board of directors and prohibiting stockholder action by written consent; and


     - a term in our stock option agreements with our executive officers providing automatic acceleration of vesting for options upon a change of control of Tomax.

     In addition, Section 203 of the Delaware General Corporations Law may discourage, delay or prevent a change in control of Tomax.


THERE MAY BE SALES OF UP TO 15,958,343 SHARES OF OUR COMMON STOCK AS SOON AS 180 DAYS AFTER THIS OFFERING BY OUR STOCKHOLDERS, INCLUDING OUR EXECUTIVE OFFICERS AND DIRECTORS, AND THESE SALES COULD CAUSE OUR STOCK PRICE TO FALL.



     Our current stockholders hold a substantial number of shares which they will be able to sell to the public in the near future.



     As of September 30, 2000, our executive officers, directors and substantially all of our stockholders, who held an aggregate of 16,881,767 shares of our common stock, or over 97.4% of our total outstanding shares, had executed lock-up agreements that prevent them from selling or otherwise disposing of our common stock for a period of 180 days from the date of this prospectus. Assuming that this prospectus will be dated December 1, 2000, these lock-up agreements will expire on May 30, 2001, and an aggregate of 15,958,343 shares will be eligible for sale, in some cases subject only to the volume, manner of sale and notice requirements of Rule 144 under the Securities Act.



     Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.



WE HAVE BROAD DISCRETION TO USE $38.9 MILLION OF THE ANTICIPATED OFFERING PROCEEDS AND HOW WE USE THESE PROCEEDS MAY NOT YIELD A FAVORABLE RETURN.



     Our management may spend most of the proceeds from this offering in ways with which some stockholders may not agree. The majority of the net proceeds of this offering are not allocated for specific uses other than working capital and general corporate purposes. We can not assure you that the proceeds will be invested to yield a favorable return.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus contains forward-looking statements in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expect," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks described under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for accuracy and completeness of these statements. Except as may be required by law, we are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to future results.

                                USE OF PROCEEDS


     We estimate that our net proceeds from the sale of the 4,500,000 shares of common stock we are offering will be approximately $44.3 million at an assumed initial public offering price of $11.00 per share after deducting estimated underwriting discount and estimated offering costs. If the underwriters fully exercise their over-allotment option, we estimate that the net proceeds will be approximately $51.2 million.



     We will use approximately $3.7 million of the net proceeds of this offering to pay a dividend on our series A preferred stock to Oracle Corporation. We intend to use approximately $1.7 million of the net proceeds of this offering to redeem our series B preferred stock from Keith Low, one of our executive officers.



     We estimate that we will use the remainder of the net proceeds for general corporate purposes, including:



     - $3 - 6 million for expansion of our direct sales and marketing efforts;



     - $2 - 5 million for product development; and



     - $25 - 30 million for working capital.



     The amounts that we actually spend for these purposes may vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations.



     As a result, we will have broad discretion in the allocation of the net proceeds of this offering. A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies, product lines, or products. However, we have no current plans, agreements, or commitments with respect to any such acquisitions or investments, and we are not currently engaged in any negotiations with respect to any such transactions. Pending such uses, the net proceeds of this offering will be invested in short term, interest-bearing, investment grade securities.


                                DIVIDEND POLICY


     Other than the dividend of $3.7 million that we will pay to Oracle as the holder of the series A preferred stock in connection with the closing of this offering, we have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings to finance the growth and development of our operations; therefore, we do not anticipate declaring or paying cash dividends on our common stock for the foreseeable future. Any future determination to declare or pay dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as our board of directors deems relevant.


                             CORPORATE INFORMATION

     We were incorporated in the State of Utah as Tomax Software Inc. in December 1981 and changed our name to Tomax technologies inc. in March 1988. We will reincorporate in Delaware as Tomax Corporation prior to the completion of this offering. Our principal executive offices are located at 205 North 400 West, Salt Lake City, Utah 84103 and our telephone number is 801-990-0909. Our web site address is www.tomax.com and we do not intend for information contained on our web site to be considered a part of this prospectus. RETAIL.net is one of our registered trademarks, and all other trademarks and tradenames in this prospectus are the property of their respective owners. Unless otherwise indicated, all information in this prospectus assumes our reincorporation in the State of Delaware.

                                 CAPITALIZATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


     The following table sets forth the following information as of September 30, 2000:


     - our actual capitalization;


     - our pro forma capitalization, which gives effect to the conversion of all outstanding shares of series A preferred stock into shares of common stock upon the closing of this offering; and



     - our pro forma as adjusted capitalization, which gives effect to:



        - the required payment of a cash dividend of approximately $3.7 million on our series A preferred stock,



        - the redemption of all outstanding shares of our series B preferred stock for approximately $1.7 million, and



        - the sale of 4,500,000 shares of common stock in this offering, at an assumed initial public offering price of $11.00 per share after deducting estimated underwriting discounts and estimated offering costs.



                                                              AS OF SEPTEMBER 30, 2000 (UNAUDITED)
                                                             --------------------------------------
                                                                                        PRO FORMA
                                                              ACTUAL     PRO FORMA     AS ADJUSTED
                                                             --------    ----------    ------------
Long term debt, net of current portion.....................  $   166      $   166        $   166
                                                             -------      -------        -------
Series A preferred stock, $0.001 par value; 716,695 shares
  designated, 716,695 shares issued and outstanding,
  actual; no shares outstanding, pro forma and pro forma as
  adjusted.................................................    5,000           --             --
                                                             -------      -------        -------
Stockholder's equity:
  Series B preferred stock, $0.001 par value; 1,845,714
     shares designated, issued and outstanding, actual and
     pro forma; no shares outstanding pro forma as
     adjusted..............................................    1,686        1,686             --
  Preferred stock, $0.001 par value, no authorized, issued
     and outstanding actual and pro forma; 5,000,000 shares
     authorized, no shares issued and outstanding, pro
     forma as adjusted.....................................       --           --             --
  Common stock, $0.001 par value; 50,000,000 shares
     authorized, 16,611,442 shares issued and outstanding,
     actual; 50,000,000 shares authorized, 17,328,137
     shares issued and outstanding, pro forma; 100,000,000
     shares authorized, 21,828,137 shares issued and
     outstanding, pro forma as adjusted....................       17           17             22
  Additional paid-in capital...............................    1,795        6,795         47,403
  Deferred compensation....................................     (210)        (210)          (210)
  Retained earnings........................................    5,022        5,022          5,022
                                                             -------      -------        -------
  Total stockholders' equity...............................    8,310       13,310         52,237
                                                             -------      -------        -------
     Total capitalization..................................  $13,476      $13,476        $52,403
                                                             =======      =======        =======


     This table excludes the following shares:


     - 1,594,338 shares of our common stock issuable upon exercise of outstanding options under our stock plans as of September 30, 2000 at an exercise price of $5.88 per share.

                                    DILUTION


     Our pro forma net tangible book value as of September 30, 2000 was approximately $11.2 million or $0.64 per share. Pro forma net tangible book value per share is equal to the amount of our pro forma total tangible assets less our total liabilities, divided by the number of outstanding shares of our common stock, assuming the conversion of all outstanding shares of the series A preferred stock into shares of common stock.



     New investors who purchase shares in this offering will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the issuance and sale of 4,500,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share, after deducting the estimated underwriting discounts and estimated offering costs, our pro forma net tangible book value at September 30, 2000 would have been approximately $50.1 million or $2.30 per share. This represents an immediate increase of pro forma net tangible book value of $1.66 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $8.70 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............          $11.00
  Pro forma net tangible book value per share as of
     September 30, 2000.....................................  $0.64
  Increase in pro forma net tangible book value per share
     attributable to new investors..........................   1.66
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................            2.30
                                                                      ------
Dilution per share to new investors.........................          $ 8.70
                                                                      ======



     The following table sets forth, on a pro forma basis as of September 30, 2000, the differences between the existing stockholders and new investors who purchase shares of common stock in this offering with respect to the (1) number of shares of common stock purchased from us, (2) total consideration paid, and
(3) average price paid per share.



                                           SHARES PURCHASED       TOTAL CONSIDERATION
                                         --------------------    ---------------------    AVERAGE PRICE
                                           NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                         ----------   -------    -----------   -------    -------------
Existing stockholders..................  17,328,137     79.4%    $ 8,151,425     14.1%       $ 0.47
New investors..........................   4,500,000     20.6      49,500,000     85.9         11.00
                                         ----------    -----     -----------    -----
  Total................................  21,828,137    100.0%    $57,651,425    100.0%       $ 2.64
                                         ==========    =====     ===========    =====


     This table excludes the following shares:


     - 1,594,338 shares of common stock issuable upon exercise of outstanding options under our stock plans as of September 30, 2000 at an exercise price of $5.88 per share.


     To the extent outstanding options are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The following selected financial data should be read in conjunction with our consolidated financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for the years ended June 30, 1998, 1999 and 2000 and the consolidated balance sheet data as of June 30, 1999 and 2000 are derived from our audited financial statements included elsewhere in the prospectus. The consolidated statement of operations data for the years ended June 30, 1996 and 1997 and the consolidated balance sheet data as of June 30, 1996 and 1997 are derived from our unaudited financial statements. The consolidated balance sheet data as of June 30, 1998 is derived from our audited financial statements not included herein. The consolidated statement of operations data for the three months ended September 30, 1999 and 2000 and the consolidated balance sheet data as of September 30, 2000 are derived from our unaudited financial statements.



                                                                                         THREE MONTHS ENDED
                                                      YEAR ENDED JUNE 30,                   SEPTEMBER 30,
                                         ---------------------------------------------   -------------------
                                          1996      1997     1998     1999      2000       1999       2000
                                         -------   ------   ------   -------   -------   --------   --------
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
  Revenues:
     License...........................  $ 2,486   $1,877   $4,230   $ 6,150   $ 8,973   $ 1,052    $ 4,327
     Service...........................      807    1,703    3,115     4,183     5,111     1,344      1,723
                                         -------   ------   ------   -------   -------   -------    -------
       Total revenues..................    3,293    3,580    7,345    10,333    14,084     2,396      6,050
                                         -------   ------   ------   -------   -------   -------    -------
  Cost of revenues:
     License...........................       35       42       57        98       147        34         42
     Service...........................      375      696    1,423     1,796     2,998       573      1,284
                                         -------   ------   ------   -------   -------   -------    -------
       Total cost of revenues..........      410      738    1,480     1,894     3,145       607      1,326
                                         -------   ------   ------   -------   -------   -------    -------
  Gross profit.........................    2,883    2,842    5,865     8,439    10,939     1,789      4,724
                                         -------   ------   ------   -------   -------   -------    -------
  Operating expenses:
     Sales and marketing...............      485      441      324     1,250     1,865       397        946
     Product development...............    1,322    1,744    2,319     3,170     5,041     1,125      1,576
     General and administrative........      679    1,020    1,158     1,656     2,704       773        843
     Amortization of deferred
       compensation....................       --       --       --        --        --        --        137
     Amortization of goodwill..........       --       --       --       167       614       153        154
                                         -------   ------   ------   -------   -------   -------    -------
       Total operating expenses........    2,486    3,205    3,801     6,243    10,224     2,448      3,656
                                         -------   ------   ------   -------   -------   -------    -------
  Income (loss) from operations........      397     (363)   2,064     2,196       715      (659)     1,068
  Interest income, net.................       66       63       66        96        78        26         74
                                         -------   ------   ------   -------   -------   -------    -------
  Income (loss) before income taxes....      463     (300)   2,130     2,292       793      (633)     1,142
  Provision (benefit) for income
     taxes.............................      177     (107)     803       925       581      (463)       606
                                         -------   ------   ------   -------   -------   -------    -------
  Net income (loss)....................  $   286   $ (193)  $1,327   $ 1,367   $   212   $  (170)   $   536
                                         =======   ======   ======   =======   =======   =======    =======
  NET INCOME (LOSS) PER SHARE:
     Basic and diluted.................  $  0.02   $(0.01)  $ 0.08   $  0.08   $  0.01   $ (0.01)   $  0.03
                                         =======   ======   ======   =======   =======   =======    =======
  SHARES USED IN PER SHARE CALCULATION:
     Basic.............................   16,693   16,974   17,000    17,356    18,351    18,311     17,996
     Diluted...........................   16,693   16,974   17,000    17,395    18,457    18,311     18,916



                                                              AS OF JUNE 30,                      AS OF
                                               --------------------------------------------   SEPTEMBER 30,
                                                1996     1997     1998     1999      2000          2000
                                               ------   ------   ------   -------   -------   -------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents..................  $1,202   $1,361   $1,595   $ 2,944   $   788      $ 6,352
  Working capital............................   1,770    1,547    2,685     3,565     4,439       10,188
  Total assets...............................   2,419    3,231    4,990    10,528    11,911       17,865
  Total stockholders' equity.................   1,774    1,731    3,058     7,425     7,637        8,310

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We provide a web-based software platform called RETAIL.net that enables retail and e-commerce companies to increase enterprise operating efficiencies and rapidly execute a fully integrated multichannel strategy. A majority of our revenues is derived from licenses related to our RETAIL.net software solution. Prior to 1998, license revenues were derived from our predecessor solution, CHAINware, which we continue to license. Revenues subsequent to March 1999 include the Portal/Workflow software component, developed internally and introduced at that time, and revenues subsequent to March 1999 include the Workforce Management component acquired in connection with the purchase of HeurisTec Corporation. Service revenue, which is also a significant portion of our revenues, is derived from project management, system planning, design, custom modifications, training and support services.


     In March 1999, we acquired HeurisTec Corporation. Prior to the acquisition, HeurisTec developed and marketed labor-scheduling systems for the retail industry. HeurisTec's Workforce Management software complemented the Company's integrated software platform by providing a labor optimization component, which addresses a major cost of the retail industry, labor. Pursuant to the agreement, we paid $3.4 million which consisted of 1,457,156 shares of our common stock and $407,000 of cash. The excess of the purchase price over the estimated fair market value of the net assets acquired was $3.1 million and was capitalized as goodwill to be amortized over a period of five years. The acquisition was recorded using the purchase method of accounting. The operations of HeurisTec included in our results of operations from March 1999.


     We derive our revenues from two sources: licenses and services.


     License. License revenues are derived from the sale of our software products and subsequent upgrades to our customers. We price our software based on the number of components licensed and the number of locations at which our software is deployed. We recognize license revenues when a license agreement has been signed, the software has been delivered, there are no uncertainties surrounding product acceptance, the fees are considered fixed or determinable and collection is considered probable. License revenues are derived from one-time sales of our product. Because the timing of entering into a license agreement and the amount received pursuant to an agreement may vary significantly, license revenues may vary significantly from quarter to quarter. Most customers who license our software enter into annual upgrade agreements. The pricing of these agreements varies in proportion to the related license fee. Upgrades are billed annually, quarterly or monthly as specified in the customer's contract. We recognize upgrade revenues ratably over the term of the agreement.



     Service. Service revenues are derived from project management, system planning, design, custom modifications, training and support services. We generally bill services on a time-and-materials basis, where we recognize revenue as the work is performed, or a fixed fee basis, where we recognize revenue based on percentage of work completed, provided that collection is deemed probable.



     We market our software and related services through our direct sales force located in Salt Lake City, Utah. We also market indirectly through alliances with third parties including Oracle, with which we entered into an alliance agreement in July 2000. Indirect sales accounted for approximately $1.5 million, $2.0 million, and $2.2 million in 1998, 1999 and 2000 and $688,000 during the three months ended September 30, 2000. We derived more than 10% of our revenues from two large customers during 2000.

Gateway accounted for 15% of total revenues and Gerald Stevens Inc. accounted for 14% of total revenues. To date, revenues have been derived primarily from customers in the United States. However, we are currently working with potential customers in Europe and Japan and believe that international revenues will increase as a percentage of our total revenues in the future. Revenues from customers located outside of the United States were $1.1 million, $457,000 and $980,000 in 1998, 1999 and 2000, respectively and $464,000 in the three months ended September 30, 2000. All of our revenues are billed and collected in U.S. dollars.



     We have grown significantly in the past and expect this growth to continue. We anticipate that the need to obtain the necessary human capital to meet this growth will be difficult. We also believe we will require the addition of key management personnel to provide direction and to manage our growth. We expect to experience a continued increase in our sales and marketing, product development and general and administrative expenses.



     In connection with the grant of stock options to employees during the three months ended September 30, 2000, we recorded deferred compensation of $347,000 representing the difference between the deemed fair market value of the common stock and the exercise price of these options as of the date of grant. Deferred compensation is presented as a reduction of shareholders' equity and is amortized over the vesting period of the applicable options. We expensed $137,000 of deferred compensation during the three months ended September 30, 2000. For the remainder of fiscal year 2001, we expect to expense $90,000 of deferred compensation. We expect to expense deferred compensation of $80,000 in fiscal year 2002, $31,000 in fiscal year 2003 and $3,000 in fiscal year 2004.



     Cost of license revenue consists of personnel and related expenses necessary to deliver our software products to our customers.



     Cost of service revenue consists of salaries and other personnel related expenses, facility expenses, technical support, travel and related expenses and training of service personnel necessary to provide consulting, systems integration and training to our customers.



     Sales and marketing expenses consist of sales and marketing personnel and related expenses, commissions, travel, entertainment, trade shows, advertisements, promotional activities and media events.



     Product development expenses consist of personnel and related expenses, employee benefits, technical writers, quality assurance and outside contractors as well as facility, equipment and software to develop and test our products.



     General and administrative expenses consist of personnel and related expenses for finance, accounting, human resources, legal, information systems, other administrative functions and the cost to operate and maintain our facilities.



     We plan to significantly increase our expenditures for sales and marketing, product development and general and administrative purposes in the future as we expand our operations.

RESULTS OF OPERATIONS

     The following table presents selected consolidated financial data for the periods indicated as a percentage of our total revenue. Our historical operating results are not necessarily indicative of the results to be expected for any future period.


                                                                                 THREE MONTHS
                                                                                    ENDED
                                                       YEAR ENDED JUNE 30,      SEPTEMBER 30,
                                                     -----------------------    --------------
                                                     1998     1999     2000     1999     2000
                                                     -----    -----    -----    -----    -----
                                                                                 (UNAUDITED)
Revenues:
  License..........................................   57.6%    59.5%    63.7%    43.9%    71.5%
  Service..........................................   42.4     40.5     36.3     56.1     28.5
                                                     -----    -----    -----    -----    -----
     Total revenues................................  100.0    100.0    100.0    100.0    100.0
                                                     -----    -----    -----    -----    -----
Cost of revenues:
  License..........................................    0.8      0.9      1.0      1.4      0.7
  Service..........................................   19.3     17.4     21.3     23.9     21.2
                                                     -----    -----    -----    -----    -----
     Total cost of revenues........................   20.1     18.3     22.3     25.3     21.9
                                                     -----    -----    -----    -----    -----
Gross profit.......................................   79.9     81.7     77.7     74.7     78.1
                                                     -----    -----    -----    -----    -----
Operating expenses:
  Sales and marketing..............................    4.4     12.1     13.2     16.6     15.6
  Product development..............................   31.6     30.7     35.8     47.0     26.1
  General and administrative.......................   15.8     16.0     19.2     32.2     13.9
  Amortization of deferred compensation............     --       --       --       --      2.3
  Amortization of goodwill.........................     --      1.6      4.4      6.4      2.5
                                                     -----    -----    -----    -----    -----
     Total operating expenses......................   51.8     60.4     72.6    102.2     60.4
                                                     -----    -----    -----    -----    -----
Income (loss) from operations......................   28.1     21.3      5.1    (27.5)    17.7
Interest income, net...............................    0.9      0.9      0.5      1.1      1.2
                                                     -----    -----    -----    -----    -----
Income (loss) before income taxes..................   29.0     22.2      5.6    (26.4)    18.9
Provision (benefit) for income taxes...............   10.9      9.0      4.1    (19.3)    10.0
                                                     -----    -----    -----    -----    -----
Net income (loss)..................................   18.1%    13.2%     1.5%    (7.1)%    8.9%
                                                     =====    =====    =====    =====    =====



THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000



REVENUE



     Total Revenues. Total revenues increased 154% from $2.4 million for the three months ended September 30, 1999 to $6.1 million for the three months ended September 30, 2000.



     License. License revenues increased 291% from $1.1 million for the three months ended September 30, 1999 to $4.3 million for the three months ended September 30, 2000. The increase in license revenue is a result of the continued acceptance of RETAIL.net and an increase in upgrade revenue from licensed customers. License revenues increased by $2.8 million and upgrade revenue increased $400,000. RETAIL.net licenses accounted for 35.9% and 64.2% of total license revenues for the three months ended September 30, 1999 and 2000. Upgrade revenues accounted for 47.6% and 21.1% of total license revenues for the three months ended September 30, 1999 and 2000. Additionally, the increase in license revenue from September 30, 1999 to 2000 was due in part to the increase in sales of Workforce Management, a component of RETAIL.net, which we obtained in the acquisition of HeurisTec in March 1999. License revenue from the Workforce Management component of RETAIL.net increased by $369,000 from September 30, 1999 to 2000.



     Service. Service revenues increased 31% from $1.3 million for the three months ended September 30, 1999 to $1.7 million for the three months ended September 30, 2000. The increase in service revenue is a result of continued expansion of our consulting services, technical support and training services to an increasing customer base.



COST OF REVENUE



     License. Cost of license revenues increased 24% from $34,000 for the three months ended September 30, 1999 to $42,000 for the three months ended September 30, 2000. Cost of license revenues represent approximately 1% of revenue. These costs consist of personnel related costs and an increase in the number of the licenses sold.



     Service. Cost of service revenues increased 127% from $573,000 for the three months ended September 30, 1999 to $1.3 million for the three months ended September 30, 2000. These amounts represented 42.6% and 74.5% of service revenues for 1999 and 2000 periods. The increase in cost of services resulted from the expansion of our consulting services, technical support and training organizations. As a percentage of revenue, the increase in cost of services represented bench time for new employee training, training on RETAIL.net software and other non billable time. We expect cost of service revenues, as a percentage of service revenues, to decrease in future quarters but increase in absolute dollars.



OPERATING EXPENSES



     Sales and Marketing. Sales and marketing expenses were $397,000 and $946,000 for the three months ended September 30, 1999 and 2000. The increase in sales and marketing expenses was due to an increase in salaries, commissions and related expenses of $252,000, $94,000 in advertising, and $127,000 in travel and related expenses and $25,000 in sales expenses. We plan to continue to increase our investment in our sales force and to expand marketing programs that build brand awareness. Accordingly, we believe sales and marketing expenses in absolute dollars will continue to increase in the future. Sales and marketing expenses represented 16.6% and 15.6% of total revenues in 1999 and 2000.



     Product Development. Product development expenses were $1.1 million and $1.6 million for the three months ended September 30, 1999 and 2000. The increase in product development expenses was primarily due to an increase in the number of employees and their related expenses. Salaries and related expenses increased $428,000. Product development expenses represented 47.0% and 26.0% of total revenues in 1999 and 2000.



     General and Administrative. General and administrative were $773,000 and $843,000 for the three months ended September 30, 1999 and 2000. The increase in general and administrative expenses was due to an increase in salaries and related costs of $274,000, offset by a decrease of $93,000 in travel and related expenses and a decrease of $111,000 in other office related expenses. General and administrative expenses represented 32.2% and 13.9% of total revenues in 1999 and 2000.



YEARS ENDED JUNE 30, 1998, 1999 AND 2000


REVENUES

     Total Revenues. Total revenues were $7.3 million, $10.3 million and $14.1 million in 1998, 1999 and 2000, representing increases of 41.1% from 1998 to 1999 and 36.9% from 1999 to 2000.


     License. License revenues were $4.2 million, $6.2 million and $9.0 million in 1998, 1999 and 2000, representing increases of $2.0 million, or 47.6%, from 1998 to 1999 and $2.8 million, or 45.2%, from 1999 to 2000. The increases in license revenue from 1998 and 1999 and from 1999 to 2000 were due primarily to the launch and increased acceptance of RETAIL.net, which was introduced in 1998, and increased upgrade revenue from our installed customers. RETAIL.net licenses accounted for 34.7%, 36.0% and 60.9% of total license revenues in 1998, 1999 and 2000. Upgrade revenues accounted for 14.4%, 22.1% and 23.6% of total license revenues in 1998, 1999 and 2000. Additionally, the increase in license revenue from 1999 to 2000 was due in part to the increase in sales of Workforce Management, a component of

RETAIL.net, which we obtained in the acquisition of HeurisTec in March 1999. License revenue from the Workforce Management component of RETAIL.net increased 38.9% from 1999 to 2000.



     Service. Service revenues were $3.1 million, $4.2 million and $5.1 million in 1998, 1999 and 2000, representing increases of $1.1 million, or 35.5% from 1998 to 1999 and $900,000, or 21.4% from 1999 to 2000. The increases from 1998 to 1999 and from 1999 to 2000 were due to an increase in the number and size of new consulting service contracts related to our customer base. We intend to continue to expand our services group to meet the demands of our customers and third-party systems integrators, consultants and ASP partners.


COST OF REVENUES


     License. Cost of license revenues consists of personnel related expenses. Cost of license revenues was $57,000, $98,000 and $147,000 for 1998, 1999 and 2000 and represent less than 2% of sales. Increases in cost of license revenues were due to an increase in the number of licenses sold and personnel-related costs to support the customer base.



     Service. Cost of service revenues consists of salaries and other personnel-related expenses, facility expenses, technical support, training and non-billable travel and related expenses of service personnel. Cost of service revenues was $1.4 million, $1.8 million and $3.0 million in 1998, 1999 and 2000, representing increases of $400,000, or 28.6% from 1998 to 1999 and $1.2 million, or 66.7% from 1999 to 2000. These amounts represented 45.7%, 42.9% and 58.7% of service revenues for 1998, 1999 and 2000. These increases in 1999 and 2000 resulted from the expansion of our consulting services, technical support and training organizations to support the growth in our customer base. We expect cost of service revenues to increase in absolute dollars in the future as we continue to expand these organizations.


OPERATING EXPENSES


     Sales and Marketing. Sales and marketing expenses consist of costs of our direct sales and marketing personnel, commissions, trade shows, advertisements, promotional activities, media events and travel and related expenses. Sales and marketing expenses were $324,000, $1.3 million and $1.9 million in 1998, 1999 and 2000, representing increases of $1.0 million, or 309% from 1998 to 1999 and $600,000, or 46.2% from 1999 to 2000. The increase in sales and marketing expenses from 1998 to 1999 was primarily due to increases of $763,000 in salaries, commissions and related expenses and $130,000 in marketing, advertising and trade shows. The increase in sales and marketing expense from 1999 to 2000 was primarily due to increases of $194,000 in salaries, commissions and related expenses and $332,000 in advertising and trade shows. Sales and marketing expenses represented 4.4%, 12.1% and 13.2% of total revenue in 1998, 1999 and 2000. We plan to invest substantial resources to increase our sales force and to execute marketing programs that build brand awareness. As a result, we expect sales and marketing expenses to increase in future periods.



     Product Development. Product development expenses consist of personnel and related expenses, including payroll, employee benefits, facility and equipment and software to develop and test our products. Product development expenses were $2.3 million, $3.2 million and $5.0 million in 1998, 1999 and 2000, representing increases of $900,000, or 39.1% from 1998 to 1999 and $1.8 million, or 56.3%
from 1999 to 2000. The increase in product development expenses was primarily due to an increase in the number of employees hired and their related expenses. Salaries and related expenses increased $816,000 from 1998 to 1999 and $1.8 million from 1999 to 2000. Product development expenses represented 31.6%, 30.7% and 35.8% of total revenue in 1998, 1999 and 2000. We have expensed all software development costs as incurred. We expect product development expenses to increase in absolute dollars in the future as we continue to develop new solutions and enhance existing products.



     General and Administrative. General and administrative expenses consist of personnel and related expenses, costs associated with our finance, human resources, legal and other administrative functions and the cost to operate and maintain our facilities. General and administrative expenses were $1.2 million, $1.7 million and $2.7 million in 1998, 1999 and 2000, representing increases of $500,000, or 41.7% from

1998 to 1999 and $1.0 million, or 58.8% from 1999 to 2000. The increase in general and administrative expenses from 1998 to 1999 was primarily due to an increase in salaries and related costs of $228,000 and administrative support costs of $111,000. The increase in general and administrative expenses from 1999 to 2000 was primarily due to an increase in salaries and related costs of $538,000, facilities related costs of $208,000 and administrative support costs of $296,000. General and administrative expenses represented 15.8%, 16.0% and 19.2% of total revenue in 1998, 1999 and 2000. We expect total general and administrative expenses to increase in absolute dollars in the future as we continue to expand our administrative staff and facilities to support larger operations.

     Amortization of Goodwill. In March 1999, we acquired HeurisTec in a transaction accounted for as a purchase. Total goodwill associated with the purchase was $3.1 million. The goodwill is being amortized over a five year period that began in March 1999. Amortization of goodwill was $167,000 and $614,000 in 1999 and 2000.

     Interest Income, Net. Interest income, net, was $66,000, $96,000, and $78,000 in 1998, 1999 and 2000. Interest income, net, is derived from average cash balances in bank accounts.

     Provision for Income Taxes. Provision for income taxes was $803,000, $925,000 and $581,000 in 1998, 1999 and 2000. The effective income tax rate was 37.7%, 40.4% and 73.3% in 1998, 1999 and 2000. The increase in the effective tax rate from 1998 to 1999 and from 1999 to 2000 is due to non-deductible goodwill amortization related to our acquisition of HeurisTec. We expect to incur non-deductible amortization expense associated with the HeurisTec transaction of approximately $614,000 annually through 2004.

QUARTERLY RESULTS OF OPERATIONS


     The following table sets forth the unaudited statement of operations data for the five quarters ended September 30, 2000, as well as such data expressed as a percentage of total revenues for the periods indicated. This data has been derived from our unaudited financial statements that have been prepared on the same basis as the audited financial statements included elsewhere in this prospectus, and, in the opinion of our management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information when read in conjunction with the financial statements and the related notes included elsewhere in this prospectus. Our quarterly operating results have varied substantially in the past and may vary substantially in the future. You should not draw any conclusions about our future results for any period from the results of operations for any particular quarter.



                                                                QUARTER ENDED
                                    ----------------------------------------------------------------------
                                    SEPTEMBER 30,    DECEMBER 31,    MARCH 31,    JUNE 30,   SEPTEMBER 30,
                                        1999             1999          2000         2000         2000
                                    -------------    ------------    ---------    --------   -------------
                                                         (IN THOUSANDS AND UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues:
     License......................     $1,052           $1,668        $2,883       $3,370       $4,327
     Service......................      1,344            1,241           828        1,698        1,723
                                       ------           ------        ------       ------       ------
       Total revenues.............      2,396            2,909         3,711        5,068        6,050
                                       ------           ------        ------       ------       ------
  Cost of revenues:
     License......................         34               36            38           39           42
     Service......................        573              714           692        1,019        1,284
                                       ------           ------        ------       ------       ------
       Total cost of revenues.....        607              750           730        1,058        1,326
                                       ------           ------        ------       ------       ------
  Gross profit....................      1,789            2,159         2,981        4,010        4,724
                                       ------           ------        ------       ------       ------
  Operating expenses:
     Sales and marketing..........        397              456           464          548          946
     Product development..........      1,125            1,337         1,341        1,238        1,576
     General and administrative...        773              616           647          668          843
     Amortization of deferred
       compensation...............         --               --            --           --          137
     Amortization of goodwill.....        153              154           154          153          154
                                       ------           ------        ------       ------       ------
       Total operating expenses...      2,448            2,563         2,606        2,607        3,656
                                       ------           ------        ------       ------       ------
  Income (loss) from operations...       (659)            (404)          375        1,403        1,068
  Interest income, net............         26               26            17            9           74
                                       ------           ------        ------       ------       ------
  Income (loss) before income
     taxes........................       (633)            (378)          392        1,412        1,142
  Provision (benefit) for income
     taxes........................       (463)            (277)          288        1,033          606
                                       ------           ------        ------       ------       ------
  Net income (loss)...............     $ (170)          $ (101)       $  104       $  379       $  536
                                       ======           ======        ======       ======       ======

     The following table sets forth the unaudited consolidated statement of operations data for the periods indicated as a percentage of our total revenues:


                                                               QUARTER ENDED
                                  -----------------------------------------------------------------------
                                  SEPTEMBER 30,    DECEMBER 31,    MARCH 31,    JUNE 30,    SEPTEMBER 30,
                                      1999             1999          2000         2000          2000
                                  -------------    ------------    ---------    --------    -------------
Revenues:
  License.......................       43.9%           57.3%          77.7%       66.5%          71.5%
  Service.......................       56.1            42.7           22.3        33.5           28.5
                                      -----           -----          -----       -----          -----
     Total revenues.............      100.0           100.0          100.0       100.0          100.0
                                      -----           -----          -----       -----          -----
Cost of revenues:
  License.......................        1.4             1.2            1.0         0.8            0.7
  Service.......................       23.9            24.6           18.7        20.1           21.2
                                      -----           -----          -----       -----          -----
     Total cost of revenues.....       25.3            25.8           19.7        20.9           21.9
                                      -----           -----          -----       -----          -----
Gross profit....................       74.7            74.2           80.3        79.1           78.1
                                      -----           -----          -----       -----          -----
Operating expenses:
  Sales and marketing...........       16.6            15.6           12.5        10.8           15.6
  Product development...........       47.0            46.0           36.1        24.4           26.1
  General and administrative....       32.2            21.2           17.4        13.2           13.9
  Amortization of deferred
     compensation...............         --              --             --          --            2.3
  Amortization of goodwill......        6.4             5.3            4.2         3.0            2.5
                                      -----           -----          -----       -----          -----
     Total operating expenses...      102.2            88.1           70.2        51.4           60.4
                                      -----           -----          -----       -----          -----
Income (loss) from operations...      (27.5)          (13.9)          10.1        27.7           17.7
Interest income, net............        1.1             0.9            0.5         0.2            1.2
                                      -----           -----          -----       -----          -----
Income (loss) before income
  taxes.........................      (26.4)          (13.0)          10.6        27.9           18.9
Provision (benefit) for income
  taxes.........................      (19.3)           (9.5)           7.8        20.4           10.0
                                      -----           -----          -----       -----          -----
Net income (loss)...............       (7.1)%          (3.5)%          2.8%        7.5%           8.9%
                                      =====           =====          =====       =====          =====



     Our total revenues have increased in each period presented. The increase in license revenue for the last five quarterly periods was primarily due to increased market acceptance of our RETAIL.net solution. The fluctuation in services revenue in the quarters ended December 31, 1999, March 31, 2000 and June 30, 2000, relates to the effects of Year 2000 concerns, which caused customers to postpone consulting and other services. Total operating expenses have remained relatively consistent over the past five quarters, but increased in the quarter ended September 30, 2000 as a result of efforts to expand operations. We expect operating expenses to increase in absolute dollars to support our expanding operations, including expanding our sales force, product development and general and administrative expenses through increased personnel and related expenses.


LIQUIDITY AND CAPITAL RESOURCES


     We have funded our business primarily from cash generated from our operations. As of September 30, 2000, we had cash of $6.4 million.



     Net cash provided by (used in) operating activities was $496,000, $1.9 million and ($1.8 million) in 1998, 1999 and 2000. The increases in 1998 and 1999 resulted primarily from net income generated in those years. The decrease of cash during 2000 was principally from an increase in accounts receivable resulting from increased sales and timing of these sales. We generated cash from operating activities of $716,000 for the three months ended September 30, 2000. The positive cash flow was a result of a decrease in accounts receivable and an increase in accounts payable.


     Net cash used in investing activities was $314,000, $482,000 and $391,000 in 1998, 1999 and 2000. Cash used during these years, except for the $366,000 used for the acquisition of HeurisTec Corporation in

1999, was attributable to the purchase of capital assets, primarily computer and office equipment. We used $142,000 for the purchase of property and equipment for the three months ended September 30, 2000.



     Net cash provided by (used in) financing activities was $52,000, $(35,000) and $78,000 in 1998, 1999 and 2000. In July 2000, we issued 716,695 shares of our series A redeemable convertible preferred stock for $5.0 million. We agreed to escrow $500,000 of this amount until July 2001 to be available to cover any indemnification obligations with respect to breaches of representations and warranties in the stock purchase agreement. No claims have been made on this escrow amount.



     As of September 30, 2000, net accounts receivable was $5.9 million, representing 88 days' sales compared to net accounts receivable of $6.7 million representing 174 days' sales outstanding as of June 30, 2000. As of June 30, 1999, net accounts receivable was $2.4 million or 84 days' sales outstanding. The fluctuation in days' sales outstanding and net accounts receivable is primarily due to the timing of payments received on new software licensing contracts recorded in the third and fourth quarters of fiscal year 2000. We anticipate that our days' sales outstanding will continue to fluctuate in the future due to the timing of payments received on new software licensing contracts and the timing of revenue recognition.


     We expect to experience significant growth in our operating expenses for the foreseeable future in order to execute our business plan. As a result, we expect that operating expenses and planned capital expenditures will constitute a significant use of our cash. In addition, we may use cash to fund acquisitions or invest in other businesses, technologies or product lines. We currently anticipate that the net proceeds from this offering, together with our available cash balances will be sufficient to meet our presently anticipated working capital, capital expenditure and business expansion requirements for the next twelve months.

RECENT ACCOUNTING PRONOUNCEMENTS


     Statement of Financial Accounting Standards, or SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998. The statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the fair value be recognized currently in earnings unless specific criteria are met. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. The Company has adopted the provisions of SFAS No. 133, which adoption did not have a material impact on our financial position, results of operations or liquidity.



     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 "Accounting for Certain Transactions involving Stock Compensation, an interpretation of Accounting Principles Board Opinion No. 25 ("APB No. 25")". This interpretation clarifies the definition of employee for purposes of applying APB No. 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence for various modifications to the terms of a previously fixed stock option plan or award and the accounting for an exchange of stock compensation in a business combination. This interpretation is effective July 1, 2000, but certain conclusions in this interpretation cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent that this interpretation covers events occurring during the period after December 15, 1998 or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this interpretation are recognized on a prospective basis from July 1, 2000. The Company has adopted the provisions of the interpretation, which adoption did not have a material impact on our financial position, results of operations or liquidity.


QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     We provide our services to clients located primarily in the United States. As a result, it is unlikely that our financial results could be directly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. All of our sales are currently denominated in U.S. dollars. Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our investment portfolio and on the increase or decrease in the amount of interest expense we must pay with respect to our outstanding debt instruments. The risk associated with fluctuating interest expense is limited; however, to the exposure related to those debt instruments and credit facilities, which are tied to market rates. We currently do not plan to use derivative financial instruments in our investment portfolio. We plan to ensure the safety and preservation of our invested principal funds by limiting default risk, market risk and reinvestment risk. We plan to mitigate default risk by investing in high-credit quality securities.

                                    BUSINESS

OVERVIEW


     Tomax provides a web-based software platform called RETAIL.net which is designed to enable retail and e-commerce companies to increase enterprise operating efficiencies and support an integrated customer experience across various points-of-sale, or channels, such as in-store, kiosk, call center and the Internet. RETAIL.net is designed to help retailers implement this multichannel strategy, improve business processes, optimize workforce resources and simplify their IT infrastructures. Our software gives the retailer a comprehensive view of each customer and offers the customer the benefits of a highly personalized online shopping experience and the conveniences of traditional store-based retail


     We license our solutions to retail organizations across a variety of retail segments including general merchandise, specialty, drug, supermarket and mass merchandise. Our five largest customers in 2000 were Gateway, Gerald Stevens, WH Smith, The Nutrition Club and 24 Hour Fitness. In addition, we have licensed our solution to Franklin Covey, Kroger, Safeway, The Hair Cuttery and T.J. Maxx/Marshalls, which represent a cross-section of our customers that have purchased at least $200,000 of our software solutions. These customers should not be considered to be actively endorsing or promoting our solutions.

INDUSTRY OVERVIEW


THE TRANSFORMATION OF GLOBAL RETAIL--MULTICHANNEL AND E-BUSINESS



     The flexibility and scalability of the Internet are transforming the retail industry. According to Forrester Research, total U.S. retail sales are expected to grow to $2.6 trillion by 2004 and online sales are expected to account for approximately seven percent of this total, or $184 billion by that year. Despite representing a modest share of total retail sales, online commerce is a major reason for the transformation occurring in the retail industry. Although most retailers initially regarded online commerce as a threat to traditional retailing, many retailers now consider it as a complementary strategy for adding customer value, building brand equity, and increasing sales. According to a report from the Boston Consulting Group, traditional retailers and catalog companies already account for 62% of online sales. These retailers are adopting a multichannel strategy that enables them to offer their customers a highly personalized online experience combined with the familiarity and convenience of traditional retail.



     The transformation occurring in retail is also being driven by the opportunity to use web-based technology to achieve new levels of operational efficiency throughout the retail enterprise. Retailers are adopting e-business strategies that exploit browser-based web infrastructures connected over increasingly more affordable communication networks. Businesses that use web-based technology to increase efficiency and decrease the cost of internal operations, as well as interact electronically with customers and suppliers, are referred to as e-businesses. These e-business capabilities result in processes that we believe are faster to deploy, easier to learn and more flexible, and which improve productivity for retailers.



     Once an e-business platform is established, retailers have the infrastructure in place to provide a comprehensive view of the customer both online and in the store. According to a survey by Forrester, 83% of retailers believe multichannel strategies resulted in an overall increase in sales. In addition, the retailer can offer new and innovative services to their customers making online and in-store shopping more convenient and enjoyable. For example, a retailer equipped with a multichannel, e-business infrastructure can allow customers to purchase goods online and return undesired items to a physical store for refund or exchange. In addition, customers can have immediate, online access to the prices and availability of desired merchandise. They can use in-store kiosks that help locate goods in the store or available for delivery or identify specials or items of particular interest.



CHALLENGES OF DEPLOYING A MULTICHANNEL E-BUSINESS PLATFORM



     Deploying an effective multichannel e-business platform is challenging. It requires a sophisticated IT infrastructure that offers a real-time view of inventory, pricing and customer information across a retailer's warehouses, stores and Internet sales sites. Forrester indicates that only 13% of retailers have real-time inventory information today. Existing e-commerce solutions designed for Internet-only retailers only partially meet the needs of multichannel retailers because they lack the capability to synchronize with in-store merchandise, promotions and inventory levels. Correspondingly, traditional retail solutions are often based on proprietary or client/server architectures which are not easily adapted to support web-based retail operations or online sales. Retailers adopting the integrated multichannel business model require a new retail e-business platform that can manage current infrastructure complexities and support online sales requirements.



     Many traditional retailers have complex IT infrastructures because over time they have assembled an enterprise-wide system from a collection of individual software solutions and technologies. These organizations typically have to support disparate computing environments at each level of the enterprise: headquarters, in-store, point-of-sale and distribution facilities. For example, a significant number of retailers are still using proprietary point-of-sale hardware and portable data collection systems that are relatively difficult to integrate with other systems. These point solution infrastructures become increasingly complex and inflexible as the retailer grows or initiates new business practices, such as deploying an online strategy. This complexity significantly detracts from the retailer's ability to react quickly to changing market demands and competitive pressures.



     E-commerce applications have only added to the complexity of the traditional retailers' software environment. Most e-commerce applications were not developed with the requirements of the multichannel retailer in mind, but were predominantly targeted at Internet-only retail. Internet-only retailers manage only one virtual store for all their products and prices, have no in-store personnel scheduling issues, do not have physical store management issues and use Internet websites almost exclusively as their point-of-sale medium. Multichannel retailers, on the other hand, manage numerous locations with varying products and specialized pricing and promotional techniques that might vary by store, in some cases at the discretion of in-store staff. First generation e-commerce solutions, based purely on online shopping models, are inadequate to manage the intricacies and complexities of physical retail operations and multi-store environments.



REQUIREMENTS OF A NEW RETAIL E-BUSINESS PLATFORM



     We believe a significant market opportunity exists for a new e-business platform that provides the sophisticated infrastructure necessary to integrate operations across the retail enterprise and deploy a multichannel strategy. The new platform must help retailers improve operations, increase efficiencies and support interaction with customers both online and in the store. The following attributes are required for a new retail e-business software platform:



        Retail Operating Efficiency. A comprehensive and scalable platform should facilitate operational management of widely distributed retail environments with large numbers of staff and many procedural requirements. Such a platform requires application capabilities associated with managing physical and virtual stores such as ordering, receiving, inventory management, labor scheduling, point-of-sale, kiosk and online shopping.



        Sophisticated Multichannel Services. A next generation platform should support multichannel capabilities designed to make customer shopping more feature-rich, convenient and entertaining. For example, online and at the store, retailers should be able to offer customers access to real-time information on items in the store or anywhere in the retail chain. In addition, the new platform should support the diversity of personalized promotions and pricing strategies that exist in both the online and in-store shopping environments and should be able to introduce new items, prices and promotions with speed and ease in both environments.


        Comprehensive Enterprise Integration. The new solution should serve as a core platform for integration with corporate applications and legacy systems deployed by retailers. These enterprise level applications and specialized tools include support for financial and logistics management, planning, customer analysis and marketing, and purchasing systems.

THE TOMAX SOLUTION


     Our solution, called RETAIL.net, is designed to improve retail business processes, optimize workflow resources, enhance the retailer's customer experience and reduce and simplify IT infrastructure by employing web-based technology across the enterprise. We believe that RETAIL.net's flexible architecture enables our customers to integrate with existing legacy systems and adapt to the changing requirements of the retailing environment. We also support an Application Services Provider, or ASP, hosted version of our solution that promotes quicker time-to-benefit for our customers by reducing implementation timeframes and internal IT staff, and eliminates the need for the retailer to maintain and update software. We believe our comprehensive e-business software platform enables retailers to execute a fully integrated multichannel strategy, transcending the stand-alone virtual and physical store models that exist today.


     Our software solution is designed to provide the following business benefits to our customers:

     Improved, Simplified Business Processes. Our e-business software platform is designed to improve efficiencies across the enterprise by supporting and integrating business processes in the store with those at headquarters. These processes include functions such as inventory control, pricing, purchasing, receiving, transfers, workflow and staffing. In addition, our browser-based interface is easy to use and reduces training requirements, which we believe increases productivity and decreases the costs associated with high employee turnover. By improving these processes, we believe our solution increases operating efficiencies and reduces operating costs.


     Enhanced Customer Experience. Our platform is designed to allow retailers to support a single, integrated customer experience. Retailers can use our software platform to give customers access to the retailer through kiosks, call centers and online shopping that extend the physical store and provides them with purchasing, account status and other information in the store and at home. In addition, by implementing our software platform, retailers can allow their customers to purchase goods at a web-site and return or exchange the goods at a physical store. This platform not only improves the customer experience, but also allows retailers to achieve a comprehensive view of their customers. Retailers who use our software can collect valuable in-store and online customer information and carefully monitor purchasing preferences such as order size, merchandise selection, shopping habits and location. Retailers can use this information for personalized, targeted marketing campaigns, which we believe will enhance customer relationships.



     Reduced IT Infrastructure Costs. Our e-business platform is designed to reduce the cost of ownership for our customers by streamlining the IT infrastructure required to run traditional and multichannel retail operations. Our web-based architecture allows retailers to centrally host applications that have traditionally been supported in each store, reducing cost and complexity. In addition, we offer our solution in an ASP-hosted environment that we believe significantly reduces our customers' up-front implementation expense and reduces their exposure to technology risks. In an ASP hosted environment, a third-party provides the network and hardware infrastructure at a central, off-site location, and our software solution is accessed remotely through web browsers. Our software is designed to enable companies to deploy basic e-business capabilities in as little as eight weeks.


GROWTH STRATEGY

     Our objective is to become the leading provider of retail e-business and multichannel software solutions. In order to achieve this objective, we will pursue the following strategies.

     Increase Direct Sales and Brand Awareness. By increasing the size of our direct sales force, we can target a broader base of potential customers and further develop relationships within our existing customer base. To achieve this strategy, we plan to substantially increase the number of salespersons and sales support staff. We will seek to hire experienced personnel with established customer relationships, and with backgrounds in enterprise software sales and consulting within the retail industry. In addition, we are increasing market awareness of our products through a variety of marketing and promotional techniques, including advertising in various media, including trade journals and magazines, and conducting ongoing public relations campaigns.

     Expand Our Strategic Relationships. We are focusing on extending our sales, distribution and implementation capabilities by pursuing relationships with software and hardware vendors, systems integrators, consultants and hosting partners. By entering into these relationships, we intend to not only take advantage of the expertise of our partners, but also to market our software solution to their customer base. For example, our strategic alliance with Oracle, a leading supplier of database management and application software solutions, provides an opportunity to cross-sell our multichannel software solution through Oracle's established sales force. We believe that the recognized expertise of Oracle in e-business applications provides us with sales and marketing advantages in our market.

     Focus on the Growing Demand for ASP-Hosted Applications. We believe a substantial portion of our customers will use our solution in a hosted environment because it can be rapidly deployed, reduces IT costs and eliminates the need for customers to maintain and update software. We believe the hosted model provides benefits for organizations of all sizes and can increase our customer penetration across industries. To more specifically target small- and medium-sized retailers who cannot afford centralized infrastructures or large IT departments, we are introducing a new program called RETAIL.net Quick Start. This new initiative focuses on bringing a hosted web-based, multichannel platform to retailers in a pre-configured application that can be rapidly deployed and implemented.

     Enhance Our Technological Leadership. We intend to enhance our position as a technological leader in e-business solutions for the retail industry by continuing to invest in research and development to enhance our software platform. We intend to increase the robustness of our existing applications and improve integration capabilities with other applications. Among our other technology objectives, we intend to more closely integrate our retail e-business platform with business-to-business exchanges, enterprise resource planning, logistics, and e-commerce companies.

     Leverage Our Existing Customer Base. We intend to expand the use of our RETAIL.net solution within our existing customer accounts. We have licensed our software solutions to more than 75 retailers, across a range of retail sectors from supermarkets to computer manufacturers. To date, most customers have licensed components of our solution. Our typical deployment approach begins by implementing one or more of our components that address a customer's immediate needs. Once the benefits of our solution are realized, we begin cross-selling to further penetrate these accounts.

     Establish an International Presence. To take advantage of the growing penetration of the Internet and meet the demands of retailers worldwide, we intend to target specific business opportunities in Europe, Asia and Latin America. Our efforts will be principally focused on building distribution channels by entering into strategic relationships with systems integrators, business consultants and resellers for our software solution in these markets. We believe the expertise and industry knowledge of these strategic partners shortens the implementation time of our software solution and helps us secure additional business in international markets. Ultimately, our plan is to establish sales and marketing operations in each of these markets to further our international expansion and provide a local presence.

OUR PRODUCTS

     RETAIL.net is a web-based e-business platform for traditional and Internet-based retailers. It is a software solution that helps retailers support operations across the enterprise and serves as a foundation for multichannel retailing. The RETAIL.net platform is comprised of three comprehensive components: Customer/Transaction Management, Portal/Workflow and Workforce Management.

     The following chart depicts the functional capabilities of RETAIL.net. It shows the relationship between the employee-facing applications needed to run the retail enterprise at corporate headquarters and in the store. The functions supported include buying, ordering and receiving and reporting. The chart also shows the workforce management functions that help retailers optimize their investments in staff. The chart shows the customer-facing applications that help retailers service customers in the store and at home--including point-of-sale, in-store kiosk and web site. In addition, this chart shows the Portal/Workflow component available at corporate and in the store.

     [Centered on the page appears a bulls-eye of 6 concentric circles. Four graphical icons lie outside the bulls-eye at compass points. At the north pole sits an icon of an office building with the caption "Corporate." At the south pole, an icon of a male and a female face is labeled "Employees." On the west, an icon of a store is labeled "Stores." To the east is an icon of a cash register labeled "Customers." The center of the bulls-eye contains the words "Items & Customers." The left half of circle 2 contains the curved word "Vendors" with the word "Employees" mirrored on the right. The left half of circle 3 contains the words "Pricing & Promotions" with the word "Orders" mirrored on the right. From top to bottom, the planks on the left read "Buying," "Ordering," "Receiving" and "Reporting." From top to bottom, the planks on the right read "POS," "Kiosk," "Web" and "Call Center." Outside the band, the top portions of circles 4, 5 and 6 contain the words "Portal/Workflow," "Operations Management" and "Integration & Extensibility," respectively. Below the band, the bottom portions of circles 4 and 5 contain the words "Portal/Workflow" and "Workforce Management."]

     Customer/Transaction Management. Customer/Transaction Management is the core infrastructure component of RETAIL.net.

          Multichannel Customer Management. Our Customer Management component is an integrated solution for managing the channels through which the retailer and its customers interact. These multichannel customer demand points include web-based point-of-sale and point-of-service, in-store kiosk, call center, and web site. This component is highly scalable and customizable, supporting each retailers' distinctive branding regardless of sales channel. It can also integrate with other specialized software solutions for online shopping and customer relationship management. This component provides visibility to all customer information across demand points, supporting the customer service requirements of a multichannel operation.


          Enterprise Operations Infrastructure. Our Transaction Management component is used to support the diversity of retail operations and processes that are required by multichannel and traditional retailers across the enterprise. At headquarters, our application helps manage merchandising mix, pricing and promotional strategies, and relationships with suppliers and trading partners. In the store, our application helps manage staff, inventory and cash. This component provides real-time operational information, supporting effective and timely business decisions.


     Portal/Workflow. Our Portal/Workflow component provides a process management, enterprise application and information portal that can be highly customized based on user and job requirements. This component supports messaging, forms management, electronic documents, policy and procedures, training and evaluation, help desk support and electronic reports distribution. Our Portal/Workflow component allows retailers to create and rapidly deploy tailored business functions and workflow applications in response to the specific needs of each user. Further, our browser-based interface allows our customers to create applications that require minimal training to use. This feature is also important in quickly creating customer-facing applications, like in-store kiosks, as well as internal applications that seek to improve consistency in the delivery of the often repetitive tasks inherent in retail.

     Workforce Management. Our Workforce Management component is designed to optimize labor and workforce requirements across the retail enterprise. Workforce Management creates a forecast of business volumes from which to determine the appropriate levels of staffing. In determining the optimal staffing schedule, Workforce Management analyzes staff availability, labor rules and restrictions, and scheduling preferences to create an optimized schedule for each store in the enterprise.

OUR TECHNOLOGY

     RETAIL.net is based on a web architecture that adheres to open industry standards. Our development strategy is focused on bringing the benefits of web-based computing to our customers, using browsers running on personal computers or network computers to perform business functions. We believe this results in a less complex and less costly environment than traditional retail systems, which are based on client/server architectures or proprietary technologies.

     Software Architecture and Tools. The primary components of RETAIL.net are based on Oracle's web architecture, including the Oracle server 8i database and Developer Server 6i. Business logic is provided through Oracle's PL/SQL and Sun Microsystems Java programming language, adhering to the Enterprise Java Beans standard. This architecture is three-tiered, providing separation between database, business logic and user interface.

     RETAIL.net Data Model. Our data model is a scalable and comprehensive information repository specially adapted to the requirements of multichannel retail. This single source repository supports all of the application modules in the RETAIL.net Customer/Transaction Management system and provides a comprehensive view of operations, merchandise and customer relationship attributes across a retailer's virtual and physical channels. These attributes include inventory characteristics, pricing strategies, vendor and customer, and rules related to operations in the store, at the point-of-sale, and online. Our data model is capable of handling the complex pricing and customer promotional programs that occur both online and in the store. In addition, the RETAIL.net data model can capture detailed, line-item transaction history for each customer regardless of the sales channel.

     Resiliency and Performance Technology. Based on customer requirements for failover, resiliency and performance, our distributed database model together with our replication technology provides our customers with a flexible means of ensuring continuous and secure operations, even over wide area networks. This technology is capable of providing customers with the option to deploy data and application redundancy at the central hosting center, regional server centers, in-store processors, and point-of-sale/ point-of-service devices as required. This supports the need to create a scalable retail and commerce infrastructure based on each retailer's specific operating requirements.

     Optimization and Forecasting Algorithms. Our Workforce Management system employs proprietary algorithms for predictive forecasting and optimization that we believe are superior in the industry. These algorithms are designed to improve the accuracy of forecasts and labor scheduling capabilities of our Workforce Management component. In addition, these algorithms have been recently combined with advances in neural network forecasting to create a general purpose forecasting and optimization engine, that can be applied to a number of retail and commerce business functions.

OUR SERVICES


     We offer comprehensive services that support the selection, requirements definition, implementation, and ongoing management life cycle of our solutions. These services are offered by our relationship management, business requirements, development and delivery organizations. Each of our service offerings is designed such that it can be performed by us, by our customers or by one of our implementation partners.



     Pre-Sales Consulting. During the sales process, our relationship management group engages our business requirements team to assist in the evaluation of a customer's requirements and prepares estimates of the services required to support the project. This consulting can also include an analysis of return on investment based on the retailer's specific processes and anticipated benefits.


     Implementation Services. We assist our customers with the implementation of our software platform, providing services that include project management, training, configuration and development, testing, and systems integration. We offer services designed to train customers and systems integrators in the implementation and use of our software platform. We offer these training services at our headquarters and at customer sites. In addition to serving our customers' needs, we believe that our training services are effective as a marketing tool to raise industry awareness of the capabilities of our product offerings.

     ASP Services. For ASP customers, we can provide hosting and network services from our incubation hosting lab for initial testing and pilot implementation. Once our customer is ready for rollout to a larger number of locations and transactions, we can make arrangements with one of our hosting partners for migration to a secure, hardened data center. Presently, our ASP partners include Qwest and IBM. In addition to data center services, these partners provide access to high speed bandwidth and wide-area networking to effect communications between the hosting center, stores, online customers and trading partners according to our customers' requirements. Our ongoing ASP services are primarily related to application support, essentially providing technology setup, testing, database administration, systems administration and ongoing applications monitoring and management functions.

     Rapid Implementation Services. We are introducing a new rapid implementation program called RETAIL.net Quick Start that allows new customers to implement pre-configured software designed to accommodate standardized functions and retail best practices in a hosted environment. The program has evolved from past implementations and our experience with the ASP offering, which allows us to deliver solutions to our customers much more rapidly than previously possible. At the conclusion of a RETAIL.net Quick Start implementation, additional services can be provided to help our customers.

OUR CUSTOMERS


     Our customers include a variety of retail organizations, including small, medium and large retailers across most retailing segments: general merchandise, specialty, drug, supermarket and mass merchandise. We have licensed our solutions to more than 75 retail companies. In the year ended June 30, 2000, Gateway accounted for approximately 15% of our total revenues and Gerald Stevens, Inc. accounted for approximately 14% of our total revenues. The following is a representative list of customers from which we received more than $200,000 in revenue during the last three years.


24 Hour Fitness                                     LA Weight Loss Centers
A&P                                                 The TJX Companies
Bill's Dollar Stores                                Minyard Food Stores
Cashway Building Centers                            Nash-Finch Companies
Fleming Companies                                   Omron Corporation
Franklin Covey                                      Papyrus Stores
Gateway                                             Party America
Gerald Stevens                                      Party City
Happy Harry's                                       Safeway
IBM                                                 State of Maine Liquor
Kroger                                              The Nutrition Club
Kyrus                                               WH Smith

CUSTOMER CASE STUDIES

     From our list of customers, we have selected the following case studies as representative of a diversity of retail environments in which our solutions are used as a foundation for e-business operations management and multichannel retailing.

  Harmons Supermarkets


          Harmons is a supermarket retailer, operating nine stores with over 1,800 staff. In March 2000, Harmons received RETAILTECH Magazine's "Stores of the Year" award in the supermarket category recognizing the best use of technology in the store environment.



          Harmons' existing technology infrastructure, like that of most supermarket retailers, was based on many disparate technologies, applications and databases. In-store systems and corporate systems had become difficult and costly to maintain, and extracting information required to support the business had become labor-intensive. Harmons selected RETAIL.net as the technology solution to support its objectives to integrate and simplify its in-store and corporate systems. They implemented our Portal/Workflow components and have subsequently deployed dozens of workflow processes specific to their requirements. In November 1999, Harmons implemented the Customer/Transaction Management components of RETAIL.net and deployed browser-based network computing devices at headquarters and in the stores. These applications support merchandising, pricing, retail operations and support for point-of-sale and other in-store functions. Harmons has indicated that they plan to implement our online shopping and in-store kiosk systems in the future.

  The Nutrition Club

          The Nutrition Club is a newly established retailer targeting the health and nutritional market with a multichannel strategy.

          As a newly established retailer, The Nutrition Club required an integrated multichannel environment implemented and maintained with minimal IT staff. The Nutrition Club implemented our RETAIL.net solution in April 2000 to provide a complete in-store solution for retail operations, integrated in-store kiosks and support for the customer experience at home. The implementation of the in-store portion of our solution was completed in eight weeks. In each store, personal computers equipped with browsers are responsible for all in-store processes, including point-of-sale and customer transaction management. The Nutrition Club is being operated in an ASP environment for which we are providing support and communications consulting services. This facilitates continued operations with limited IT staff.

  TJX -- T.J. Maxx/Marshalls

          With revenues in 1999 of $8.8 billion, TJX is a leading retailer of apparel and home fashions.

          TJX required a solution to improve employee productivity, increase operations efficiency and provide more timely access to enterprise information that could be deployed at headquarters and across its T.J. Maxx and Marshalls branded stores. TJX decided to implement our Portal/Workflow component of the RETAIL.net solution in 1998. Today the solution is used by Marshalls in over 500 stores by more than 3,000 employees, providing employee self service, collaboration and business intelligence through electronic forms, online policy and procedure manuals, flash report distribution and employee skills testing. The solution will also be implemented in T.J. Maxx stores by early 2001.

  Nash Finch

          With over $4 billion in revenues in 1999, Nash Finch is a large food distribution company based in Minneapolis. In addition to its wholesale business, it owns and operates over 100 supermarkets.

          Nash Finch wanted to improve its workforce scheduling to provide optimal staffing levels to achieve desired levels of customer service. To accomplish this, they required a solution that would optimize labor resources. Nash Finch contracted with us to provide our Workforce Management component of RETAIL.net. They began implementation of our solution in their corporate-owned stores in mid-2000. Nash Finch expects to experience significant labor savings and improved customer service through the use of our solution.

STRATEGIC ALLIANCES

     Strategic alliances will serve as a key component of our business development plan. We believe strategic alliances will enable us to leverage the effectiveness of our sales force and enhance the productivity of our installation and support services. We currently have strategic alliances with software and hardware vendors and hosting partners. We are pursuing additional strategic alliances with hardware and software vendors, systems integrators, consultants and hosting partners for the purpose of extending our sales, distribution and implementation capabilities.

     Oracle Corporation. We have a strategic alliance with Oracle to promote our solution as the preferred retail application for customer and employee facing functions in the retail store market. Oracle is compensating its representatives for the sale of our software solutions. We have agreed to pay Oracle a sales fee based on the sale of our products that operate using Oracle's database technology in return for which a marketing program is being implemented to support advertising, trade shows, and promotional events and materials. Our products work with Oracle's financial, online shopping and customer relationship management solutions.


SALES AND MARKETING

     We market and sell our products primarily through our direct sales force located at our headquarters in Salt Lake City. Our senior managers also take an active role in sales and marketing efforts, particularly because our sales efforts are typically directed to senior executives at our customers' organizations, including the chief executive officer and the chief information officer. We intend to increase our sales and marketing force domestically and internationally. We believe that by increasing the size of our sales force, we can target a broader base of potential customers and further develop relationships within our existing customer base.

     We are complementing our direct sales force through additional distribution channels. Our alliance partners, particularly Oracle, provide us with customer leads. We are increasing awareness of RETAIL.net through a variety of marketing and promotional techniques, including advertising in various media including trade journals and magazines, conducting ongoing public relations campaigns, and developing marketing alliances and partnerships.

     Although our current focus is on the U.S. market, we have initiated sales and marketing efforts in international markets, including Europe and Asia, where we believe there may be significant demand for our products. In Europe, we have initiated marketing campaigns with several leading retail organizations.

PRODUCT DEVELOPMENT

     Our product development efforts are focused primarily on enhancing our core technology and developing additional applications that enable our customers to rapidly achieve e-business efficiencies and support a multichannel operating environment. We have made and will continue to make substantial investments in research and development. We obtain product development input through customer feedback, by monitoring evolving user requirements and by evaluating competing products.

     We have a group that is focused on integration and applications extensibility. This group supports a Java framework that utilizes the latest technology and methods of integration and application extensibility, including messaging based architectures and XML. These applications allow our clients and partners to effect software integration between other applications and our RETAIL.net software platform without assistance from Tomax development staff. This enables our partners and customers to rapidly achieve functional and project-oriented objectives and to independently add new application capabilities.

COMPETITION


     The market for our products is highly competitive, dynamic and subject to rapidly changing technology. We currently face competition from traditional retail software companies that have focused on merchandising, point-of-sale or other point solutions such as Retek Inc., JDA Software Group Inc., GERS, Inc. and Triversity Inc. We believe these companies are not as well positioned to create web-based infrastructures to meet the requirements of both multichannel retail and enterprise operations requirements. We also face competition from e-commerce software companies such as Broadvision, Inc., Vignette Corporation and Blue Martini Software, Inc. These companies provide sophisticated e-commerce functions for online shopping and customer management. Our solutions are both competitive and complementary to the product offerings of many of our competitors.


     We believe that our ability to compete depends on a variety of factors, both within and outside of our control, including:

     - the ability of our products to offer a comprehensive solution to multichannel retailers that integrates the online channel with the physical store channel;

     - the ease of use, performance, features, price and reliability of our software platform compared to the offerings of our competitors;

     - the timing and market acceptance of new products and enhancements to existing products developed by us or our competitors;

     - the quality of our customer service; and

     - the effectiveness of our sales and marketing efforts.

     We believe we have an advantage over our competitors due to the following:

     - our software platform addresses multichannel retail requirements and can be hosted by the customer or through an ASP;

     - our early commitment to a web-based architecture has provided us with a greater understanding of the steps necessary to develop and implement our software platform; and

     - we believe our overall solution is more comprehensive and feature-rich than those offered by our competitors in the retail software solution market today.

     Although we believe that our solution competes favorably with respect to these factors, our market is relatively new and is developing rapidly. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, technical and other resources. We are aware that there are limited barriers to entry in this industry and that it is likely that the number of competitors will increase.

INTELLECTUAL PROPERTY

     Our success and ability to compete are dependent in part on our ability to develop and maintain the proprietary aspects of our technology. We rely on a combination of trademark, trade secret, and copyright law and contractual restrictions to protect the proprietary aspects of our technology. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. We license our software under signed licensing agreements, which impose restrictions on the licensee's ability to utilize the software. Finally, we seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code.

     We rely on technology that we license from third parties, including software integrated with our software and used in our line of products to perform key functions. For example, we license Oracle database products and Lotus Domino applications. If we are unable to continue to license any of this software, we will face delays in releases of our software until equivalent technology can be identified, licensed or developed, and integrated into our current products. These delays, if they occur, could seriously harm our business.

     There has been a substantial amount of litigation in the software and Internet industries regarding intellectual property rights. It is possible that in the future, third parties may claim that we or our current or future software solutions infringe on their intellectual property. We expect that software product developers and providers of e-commerce products will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business.

EMPLOYEES


     As of September 30, 2000, we had 173 employees. Of that total, 89 were primarily engaged in product development, 48 were primarily engaged in services, 20 were engaged in sales and marketing and 16 were engaged in operational, financial and administrative functions.


     None of our employees is represented by a labor union, and we have never experienced a work stoppage. We believe our relations with our employees are good. Our future performance depends on continued good relations with a substantial percentage of our employees. Our future growth and success will depend in part on our ability to attract highly qualified new employees and to maintain low turnover rates. Competition for qualified personnel is intense.

FACILITIES

     Currently, our headquarters are located in approximately 28,000 square feet of office space in Salt Lake City, Utah, occupied under an office lease which expires in March 2012. We have entered into a new office lease for approximately 60,000 square feet of office space in Salt Lake City near our current headquarters, under an office lease which commences in December 2000 and which expires in September 2010. We expect to move our headquarters to this new facility in December 2000. We also lease office space in Cary, Illinois and Boulder, Colorado.

LEGAL PROCEEDINGS

     We are and in the future may become involved in litigation relating to claims arising in the ordinary course of business. We are not currently a party to any legal proceedings which we believe will materially harm our financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The executive officers and directors of Tomax and their ages as of September 30, 2000 are as follows:



                  NAME                     AGE                        POSITION
                  ----                     ---                        --------
Eric Olafson(2)..........................  41     Chairman, President and Chief Executive Officer
Virgil Fernandez.........................  47     Chief Technology Officer and Director
Brad Stewart.............................  43     Senior Vice President and Chief Financial Officer
Steve Shubella...........................  40     Senior Vice President
Jaye Olafson.............................  49     Chief People Officer and Secretary
Steve Klingler...........................  32     Vice President of Relationship Management
Mark Kramer..............................  40     Vice President of Professional Services
Keith Jepsen.............................  52     Vice President of Research and Development
Keith Low................................  47     Vice President Special Projects
Carolyn Aver(1)(2).......................  41     Director
Matt Mosman(1)...........................  42     Director
John Porter(1)(2)........................  47     Director


---------------

(1) Member of audit committee.



(2) Member of compensation committee.



     Eric Olafson has been our chairman since September 2000 and our president and chief executive officer since September 1990. Prior to that, from March 1987 to September 1990, Mr. Olafson served as vice president of marketing at Tomax. From May 1986 to March 1987, Mr. Olafson served Tomax as a consultant. From March 1982 to April 1986, Mr. Olafson was co-founder and vice president of marketing at Greentree Technologies. From January 1981 to November 1982, Mr. Olafson served as vice president of marketing at New Frontiers Software. Mr. Olafson is married to Jaye Olafson, our chief people officer and secretary.



     Virgil Fernandez has been our chief technology officer since March 1993. Prior to that, from June 1992 to March 1993, Mr. Fernandez served as vice president of information technology at Colours & Scents. Mr. Fernandez also served as vice president of information technology at BW Trading, from July 1990 to June 1992. From February 1988 to July 1990, Mr. Fernandez was development manager at Yellow Front Stores, Inc. From September 1979 to February 1988, Mr. Fernandez served as data processing manager at Bonanza Stores.



     Brad Stewart has been senior vice president and chief financial officer at Tomax since July 2000. From December 1999 to July 2000, Mr. Stewart was the executive vice president and chief financial officer of SOS Staffing Services, Inc., a public staffing and information technology consulting company. He now serves as a member of the board of directors of SOS. As a consultant from October 1998 to December 1999, Mr. Stewart assisted the Murdock Group through its transition to a public company and worked on the formation of myjobsearch.com, an Internet-based employment service. From November 1995 to October 1998, Mr. Stewart was chief operating officer of Marker International, a provider of hard goods and soft goods to the winter sports industry, and from November 1991 to November 1995 he was the chief financial officer of Marker. Mr. Stewart began his career with Arthur Andersen LLP in 1984 in Atlanta, GA, and from 1986 to 1991 in Phoenix, AZ as a manager in their accounting and audit division.



     Steve Shubella has been a senior vice president at Tomax since November 1999. Prior to that, from November 1994 to October 1999, Mr. Shubella served as vice president of a business consulting & systems integration practice at American Management Systems, Inc. Prior to this, Mr. Shubella served at American Management Systems from June 1984 to May 1993 in various project and group management positions.

     Jaye Olafson has been our chief people officer since September 2000 and our secretary since August 1996. Ms. Olafson served as our chief operating officer, with responsibilities for both operations and customer relations, from September 1999 to September 2000. Ms. Olafson was senior vice president at Tomax from February 1995 to August 1999 and a vice president at Tomax from January 1990 to January 1995. From April 1980 to March 1989, Ms. Olafson served as a consultant at and served in operations management at American Management Systems. Ms. Olafson is married to Eric Olafson, our chairman, president and chief executive officer.



     Steve Klingler is the vice president of relationship management at Tomax. He joined the company in March 1998 as director of marketing & business development and was promoted to his current position in August 1999. From March 1997 to March 1998, Mr. Klingler was a freelance analyst and writer at McGraw-Hill. From December 1993 to March 1997, Mr. Klingler served as vice president and general manager of Clark Development Company, Inc. From June 1987 to December 1993, he was president of Programming Solutions, Inc. From January 1990 to December 1992, Mr. Klingler was also the vice president of software development at IMS Software Corporation, a joint venture formed by PSI and one of its customers. Mr. Klingler was also a field engineer and service manager for Digital Source, Inc. from November 1985 to June 1987. Additionally, Mr. Klingler was a founding board member of the US Internet Industry Association and served as vice chairman of the board from 1994 until 1998.



     Mark Kramer has been our vice president of professional services since April 2000 and was our director of professional services from April 1999 to March 2000. From September 1997 to April 1999, Mr. Kramer served as project manager of the business transformation and ERP implementation project at Franklin Covey. Prior to that, Mr. Kramer served from May 1995 to August 1997 as manager in the strategic services retail consumer products group for KPMG Peat Marwick. From May 1990 to May 1995, Mr. Kramer served as vice president of technology at Medicode, a medical information and services company. From June 1988 to April 1990, Mr. Kramer served as assistant controller/information systems for Mrs. Fields Cookies. From April 1987 to June 1988 Mr. Kramer served as senior consultant in retail at Price Waterhouse. Mr. Kramer served as a consultant for Andersen Consulting from June 1986 to April 1987.



     Keith Jepsen, one of our founders, has been our vice president of research and development since February 1982. From November 1979 to November 1982, Mr. Jepsen served as a software engineer for Praxis Computer Systems.



     Keith Low, one of our founders, has been our vice president of special projects since November 1982. From November 1979 to November 1982, Mr. Low served as a programmer for Praxis Computer Systems.



     Carolyn Aver has been a member of our board of directors since September 2000. Ms. Aver was an executive vice president, chief financial officer and secretary of USWeb Corporation from May 1998 through February 2000. From May 1997 to May 1998, Ms. Aver was vice president and chief financial officer of BackWeb Technologies, an Internet technology company. Prior to joining BackWeb Technologies, Ms. Aver acted as vice president and chief financial officer of ParcPlace-Digitalk from March 1993 to May 1997. Ms. Aver was also employed by AutoDesk, Inc. from October 1984 to March 1993 where she served in various capacities including controller, chief financial officer and vice president, finance.



     Matt Mosman has been a member of our board of directors since September 2000. Mr. Mosman is currently a senior vice president of corporate development of Oracle Corporation, where he has been an executive since 1996. At Oracle, he is responsible for corporate development, mergers and acquisitions, joint ventures, spin-offs, technology licensing and for the Oracle Venture Fund, an investment fund established in 1999. Prior to joining Oracle in 1996, Mr. Mosman held management positions in marketing and corporate development at Sequent Computer Systems, Central Point Software and Compaq Computer Corporation.



     John Porter has been a member of our board of directors since May 1998. Mr. Porter is a cofounder of Redbus Interhouse plc, a leading European provider of neutral co-location facilities, and has been its executive chairman since March 2000. He currently serves as chairman of Telos Group, a privately held enterprise integration company, a position he has held since 1992. Mr. Porter is a founder and a director of the Grand Vision Group, the largest superoptical retailer in Europe. He is also a director of Algol spa, the leading network equipment distributor in Italy. Mr. Porter was formerly chairman of Verifone Inc., the leading manufacturer of credit card verification equipment. He has served as a Barclay Fellow of Templeton College, Oxford and on the advisory counsel of the Graduate School of Business at Stanford University.


BOARD COMPOSITION

     Our board of directors is currently comprised of five individuals. Each director is currently elected for a period of one year at our annual meeting of stockholders and serves until the next annual meeting or until his or her successor is duly elected and qualified. However, upon the completion of this offering, our board will be reorganized into a classified board, whereby our directors will be divided into three classes with overlapping three-year terms as follows:

     - Class I directors will be Carolyn Aver and Matt Mosman, and their terms will expire at the first annual meeting of stockholders following this offering;

     - Class II directors will be Virgil Fernandez and John Porter, and their terms will expire at the second annual meeting of stockholders following this offering; and

     - the Class III director will be Eric Olafson, and his term will expire at the third annual meeting of stockholders following this offering.

     The classification of directors has the effect of making it more difficult to change the composition of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

BOARD COMMITTEES

     Our board of directors currently has two standing committees, an audit committee and a compensation committee.

     Audit Committee. The board established an audit committee in September 2000, which currently consists of John Porter, Matthew Mosman and Carolyn Aver. The audit committee has the following responsibilities:

     - make such examinations as are necessary to monitor our corporate financial reporting and the internal and external audits;

     - provide to the board the results of its examinations and recommendations derived from such examinations;

     - outline to the board improvements made, or to be made, in internal accounting controls;

     - nominate independent auditors; and

     - provide such additional information and materials as it may deem necessary to make the board aware of significant financial matters that require board attention.

     The rules of The Nasdaq Stock Market's National Market, on which we have applied to have our common stock listed, requires us to maintain an audit committee consisting of at least two directors who are not employees of Tomax.

     Compensation Committee. The board established a compensation committee in December 1999, which currently consists of Eric Olafson, John Porter, and Carolyn Aver. The compensation committee has the following responsibilities:

     - review our executive compensation policy;

     - administers our stock purchase and stock option plans; and

     - make recommendations to the board regarding such matters.

DIRECTOR COMPENSATION


     We will reimburse our directors for reasonable expenses incurred in connection with attendance of board or committee meetings. We intend to pay a non-employee director not affiliated with any other investor cash compensation of $3,000 per quarter. We have adopted a policy whereby each such non-employee director will receive a grant of a stock option to purchase 20,000 shares of our common stock on the date on which such person becomes a director. The options will vest over four years. Twenty-five percent of the shares subject to such options will vest on each anniversary of the date on which such person becomes a director.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Prior to establishing the compensation committee, all compensation decisions were made by the board of directors. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. Eric Olafson, our chairman, president and chief executive officer, Virgil Fernandez, our chief technology officer, and Jaye Olafson, our chief people officer and secretary, served on our compensation committee during the year ended June 30, 2000. We have entered into transactions with entities related to Eric Olafson and Jaye Olafson. See "Related Party Transactions."

EXECUTIVE COMPENSATION

     The following table sets forth information concerning total compensation paid by us for services rendered to us in all capacities by our chief executive officer and each of our four most highly compensated executive officers during the year ended June 30, 2000, whose salary and bonus was more than $100,000. We refer to these individuals as our "named executive officers."


                           SUMMARY COMPENSATION TABLE



                                                                  LONG-TERM
                                                                 COMPENSATION
                                                                    AWARDS
                                                 ANNUAL          ------------
                                            COMPENSATION($)       SECURITIES
                                           ------------------     UNDERLYING         ALL OTHER
     NAME AND PRINCIPAL POSITION(1)        SALARY      BONUS      OPTIONS(#)     COMPENSATION($)(2)
     ------------------------------        -------    -------    ------------    ------------------
Eric Olafson.............................  285,000     28,500           --             3,657
  Chairman, President and Chief Executive
  Officer
Virgil Fernandez.........................  200,000     20,000        6,800             4,125
  Chief Technology Officer
Steve Shubella(3)........................  120,000     18,000      388,620             1,350
  Senior Vice President
Steve Klingler...........................  120,000     45,361       80,587             4,600
  Vice President
Mark Kramer..............................  126,936     37,500       36,018             1,800
  Vice President


---------------

(1)This table does not include Brad Stewart who was hired in July 2000 as our chief financial officer. For the fiscal year ending June 30, 2001, Mr. Stewart received a signing bonus of $20,000, will be paid a salary of $175,000 and will receive a bonus of $30,000 conditional upon the closing of this offering. Mr. Stewart was also granted an option to purchase 170,000 shares in July 2000 at an exercise price of $5.88 per share which is scheduled to vest 25% upon grant and 25% on each annual anniversary date after its date of grant. We agreed to pay Mr. Stewart twelve months compensation if he is terminated by us without cause or if he resigns with good reason.


(2) Consists of contributions paid by us to each named executive officer's 401(k) plan account.


(3)Mr. Shubella joined us in November 1999. His annual salary for the fiscal year ended June 30, 2000, was $180,000. We agreed to pay Mr. Shubella three months compensation if he is terminated by us with or without cause.



              OPTIONS GRANTED DURING THE YEAR ENDED JUNE 30, 2000



     The following table sets forth information concerning stock options granted to the named executive officers during the year ended June 30, 2000. All options were granted under our 2000 Stock Option and Award Plan. These options have a term of five years.

     We granted options to purchase common stock equal to a total of 1,123,446 shares during our fiscal year ended June 30, 2000 at an exercise price of $5.88 per share. Potential realizable values are net of exercise price before taxes, and are based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the five-year term. These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth.



                                                INDIVIDUAL GRANTS
                               ---------------------------------------------------
                                             PERCENT OF                              POTENTIAL REALIZED VALUE AT
                               NUMBER OF    TOTAL OPTIONS                              ASSUMED ANNUAL RATES OF
                               SECURITIES    GRANTED TO                              STOCK PRICE APPRECIATION FOR
                               UNDERLYING     EMPLOYEES     EXERCISE                         OPTIONS TERM
                                OPTIONS      DURING THE     PRICE PER   EXPIRATION   ----------------------------
           NAME(1)              GRANTED        YEAR(%)      SHARE($)       DATE           5%             10%
           -------             ----------   -------------   ---------   ----------   ------------    ------------
Eric Olafson.................        --           --             --           --      $       --      $       --
Virgil Fernandez(2)..........     6,800          0.6           5.88       1/1/05          55,482          80,482
Steve Shubella(3)............   388,620         34.6           5.88       1/1/05       3,170,788       4,599,555
Steve Klingler(4)............    49,987          4.4           5.88       1/1/05         407,849         591,627
                                 30,600          2.7           5.88       4/1/05         249,668         362,170
Mark Kramer(5)...............     5,418          0.5           5.88       1/1/05          44,206          64,125
                                 30,600          2.7           5.88       4/1/05         249,668         362,170


---------------

(1) This table does not include Brad Stewart who was hired in July 2000 as our chief financial officer. Mr. Stewart was granted an option to purchase 170,000 shares in July 2000 at an exercise price of $5.88 per share which is scheduled to vest 25% upon grant, and 25% on each annual anniversary date after its date of grant.



(2) Excludes an additional option for 11,050 shares at an exercise price of $5.88 per share granted to Mr. Fernandez in July 2000.



(3) Excludes an additional option for 9,945 shares at an exercise price of $5.88 per share granted to Mr. Shubella in July 2000.



(4) Excludes an additional option for 6,630 shares granted on July 1, 2000, and an additional option for 170,000 shares granted in July 2000, to Mr. Klingler at an exercise price of $5.88 per share.



(5) Excludes an additional option for 6,630 shares at an exercise price of $5.88 per share granted to Mr. Kramer in July 2000.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth information for each of the named executive officers concerning option exercises for the year ended June 30, 2000, and exercisable and unexercisable options held at June 30, 2000. The named executive officers did not exercise any options during the year ended June 30, 2000.


     The value of unexercised in-the-money options at June 30, 2000 is based on a value of $11.00 per share of our common stock, which is the assumed initial public offering price, less the per share exercise price, multiplied by the number of shares issuable upon exercise of the option.



                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                    OPTIONS AT JUNE 30, 2000            JUNE 30, 2000
                                                   ---------------------------   ---------------------------
                                                   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                   -----------   -------------   -----------   -------------
Eric Olafson.....................................        --              --       $     --      $       --
  President, Chief Executive Officer
Virgil Fernandez.................................       850           5,950          4,352          30,464
  Chief Technology Officer
Steve Shubella...................................    96,390         292,230        493,517       1,496,218
  Senior Vice President
Steve Klingler...................................    13,900          66,687         71,168         341,453
  Vice President
Mark Kramer......................................     2,758          33,261         14,121         170,296
  Vice President


STOCK PLANS

2001 PUBLIC COMPANY STOCK OPTION PLAN


     Our board of directors adopted the 2001 Public Company Stock Option Plan in September 2000 and our stockholders approved the plan in October 2000. Our 2001 Public Company Stock Option Plan provides for the grant of incentive stock options to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants.



     Number of Shares of Common Stock Available under the 2001 Public Company Stock Option Plan. A total of 1,700,000 shares of our common stock is reserved for issuance pursuant to the 2001 Public Company Stock Option Plan. No options to acquire shares of our common stock have been issued under this plan. Our 2001 Public Company Stock Option Plan provides for annual increases in the number of shares available for issuance on the first day of each fiscal year, beginning with our 2002 fiscal year, equal to the lesser of 3% of our outstanding shares of common stock on that date, 1,020,000 shares or a lesser amount determined by our board.


     Administration of the 2001 Public Company Stock Option Plan. Our board of directors or a committee of our board administers the 2001 Public Company Stock Option Plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of Sections 162(m) of the Internal Revenue Code of 1986, as amended, the committee will consist of two or more "outside directors" within the meaning of Section 162(m). The administrator has the power to determine:

     - the terms of the options or stock purchase rights granted, including the exercise price;

     - the number of shares subject to each option or stock purchase right;

     - the exercisability of the options; and

     - the form of consideration payable upon exercise.

     Options. The administrator determines the exercise price of options granted under the 2001 Public Company Stock Option Plan. But with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the grant date. The term of an incentive stock option generally may not exceed ten years. However, with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five years and the exercise price must at least equal to 110% of the fair market value on the grant date. The administrator determines the term of all other options.


     No optionee may be granted an option to purchase more than 510,000 shares in any fiscal year, except that in connection with his or her initial service, an optionee may be granted an additional option to purchase up to 1,020,000 shares.


     After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

     Stock Purchase Rights. The administrator determines the exercise price of stock purchase rights granted under our 2001 Public Company Stock Option Plan. Unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason, including death or disability. The purchase price for shares we repurchase will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The administrator determines the rate a which our repurchase option will lapse.

     Transferability of Options and Stock Purchase Rights. Our 2001 Public Company Stock Option Plan generally does not allow for the transfer of options or stock purchase rights, and only the optionee may exercise an option or stock purchase right during his or her lifetime.

     Adjustments upon Merger or Asset Sale. Our 2001 Public Company Stock Option Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute an equivalent award for each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted for in connection with a merger or sale of assets, the administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period.

2000 STOCK OPTION AND AWARD PLAN


     Our 2000 Stock Option and Award Plan was adopted by our board of directors in December 1999 and was approved by our stockholders in October 2000. This plan provides for the grant of incentive stock options and stock appreciation rights to our employees and for the grant of nonstatutory stock options and bonus stock to employees, directors and certain non-employees. The purposes of the plan are to maintain and develop a management team, to attract qualified officers and employees and to reward individuals who have contributed to our success. At the request of the board of directors, the special compensation committee administers our stock plan and determines the optionees and the terms of options granted, including the exercise price, number of shares subject to and the exercisability of each option.


     The term of an option granted under the 2000 Stock Option and Award Plan is stated in the option agreement. However, the term of an incentive stock option may not exceed ten years. Options granted under the 2000 Stock Option and Award Plan vest and become exercisable as set forth in each option agreement. Incentive stock options granted under the 2000 Stock Option and Award Plan must generally be exercised within one month after the end of the optionee's status as an employee, within six months after the optionee's termination by death or within one year after termination by disability, but in no event later than the expiration of the option's term.

     Incentive stock options granted under the 2000 Stock Option and Award Plan are generally not transferable by the optionee, and each incentive stock option is exercisable during the lifetime of the optionee only by the optionee.

     The exercise price of any incentive stock option granted under the 2000 Stock Option and Award Plan must be at least equal to the fair market value of the common stock on the date of grant. With respect to any optionee who owns more than 10% of our outstanding stock, the exercise price of any stock option granted must be at least 110% of the fair market value on the date of grant.

     No incentive stock options may be granted to an optionee, which, when combined with all other incentive stock options becoming exercisable in any calendar year that are held by that person, would have an aggregate fair market value in excess of $100,000.


     Our stock option agreements with Virgil Fernandez, Steve Shubella, Mark Kramer, Brad Stewart, Jaye Olafson and Steve Klingler provide that upon a change of control of our company, vesting of all shares subject to the option held by such executive will be accelerated and exercisable as to all such shares.



     As of September 30, 2000, there were outstanding options to purchase 1,594,338 shares of common stock under this plan. As of the date of this prospectus, this plan has been terminated and we will not grant any additional stock options or bonus stock under the 2000 Stock Option and Award Plan.


2001 EMPLOYEE STOCK PURCHASE PLAN


     Concurrently with this offering, we intend to establish an employee stock purchase plan. A total of 510,000 shares of our common stock will be made available for sale, plus annual increases on the first day of each fiscal year beginning with 2002 equal to the lesser of 1% of our outstanding shares of common stock on that date, 1,020,000 shares or a lesser amount determined by our board.


     General. The purpose of our 2001 Employee Stock Purchase Plan is to provide employees with an opportunity to purchase our common stock through payroll deductions in a manner that qualifies for preferential tax treatment.

     Administration. Our board of directors or a committee appointed by our board of directors may administer the plan. All questions of interpretation or application of the plan are determined by the board or its appointed committee, and its decisions are final and binding upon all participants.

     Eligibility. All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the plan if such employee:

     - immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

     - has rights to purchase stock under all of our employee stock purchase plans and such rights accrue at a rate that exceeds $25,000 worth of stock for each calendar year.

     Offering Period. The plan will be implemented by having six-month offering periods with a new offering period commencing every six months, on or about May 1 and November 1 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or before April 30, 2001. To participate in the plan, each eligible employee must authorize payroll deductions pursuant to the plan which may not be less than 1% nor exceed 15% of a participant's compensation. Once an employee becomes a participant in the plan, common stock will automatically be purchased under the plan at the end of each offering period, unless the participant withdraws or terminates employment earlier. The employee will automatically participate in each successive offering period until such time as the employee withdraws from the plan or the employee's employment with us terminates.

     Our stockholders granted the board of directors the authority to amend our 2001 Employee Stock Purchase Plan to provide for a series of overlapping 24-month offering periods with each offering period consisting of four six-month purchase periods. The purchase price of our common stock under this amended plan would be 85 percent of the lesser of the fair market value per share on the start date of the offering period or at the end of the purchase period.



     In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.



     Purchase Price. The purchase price per share at which shares will be sold in an offering under the plan is 85% of the lower of the fair market value of a share of our common stock on the first day of an offering period or on the last day of an offering period. The fair market value of the common stock on a given date is generally the closing sale price of the common stock as reported on the Nasdaq National Market for such date.



     Payment of Purchase Price; Payroll Deductions. The purchase price of the shares is accumulated by payroll deductions throughout the offering period. The number of shares of common stock a participant may purchase in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that offering period by the purchase price. However, a participant may not purchase more than 4,250 shares during an offering period. During the offering period, a participant may discontinue participation in the plan, but may not decrease or increase the rate of payroll deductions in an offering period within limits set by the administrator of the plan.


     All payroll deductions made for a participant are credited to the participant's account under the plan, are withheld in whole percentages only, and are included with our general funds. Funds received by us pursuant to exercises under the plan are also used for general corporate purposes. A participant may not make any additional payments into the participant's account.

     Withdrawal. A participant may terminate participation in the plan at any time by giving us a written notice of withdrawal. In such event, the payroll deductions credited to the participant's account will be returned, without interest, to such participant. Payroll deductions will not resume unless a new subscription agreement is delivered in connection with a subsequent offering period.

     Termination of Employment. Termination of a participant's employment for any reason, including death, ends participation in the plan immediately. In such event, the payroll deductions credited to the participant's account will be returned without interest to such participant or the participant's estate.

     Adjustments Upon Changes in Capitalization. In the event of any changes in our capitalization effected without receipt of consideration by us, such as a stock split, stock dividend, combination or reclassification of our common stock, resulting in an increase or decrease in the number of shares of common stock, proportionate adjustments will be made by the board of directors in the shares subject to purchase and in the price per share under the plan. In the event of our liquidation or dissolution, the offering periods then in progress will terminate immediately prior to the consummation of such event unless otherwise provided by the board of directors. In the event of a sale of all or substantially all of our assets, or our merger with or into another corporation, each option under the plan shall be assumed or an equivalent option shall be substituted by such successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set.


     Amendment and Termination. The board of directors may at any time and for any reason amend or terminate the plan, except that generally no such termination shall affect options previously granted and no amendment shall make any change in an option granted prior to the amendment which adversely affects the rights of any participant. However, without regard to any adverse consequences to participants, the board of directors:

     - may terminate an offering period or the plan at any time, and

     - may shorten an offering period or adjust the purchase price paid for shares under the plan to the extent necessary or desirable to avoid a compensation expense for financial accounting purposes.

     Stockholder approval for amendments to the plan shall be obtained in such a manner and to such a degree as required to comply with all applicable laws or regulations. The plan will terminate in 2010, unless terminated earlier by the board of directors in accordance with the plan.


401(k) PLAN


     Our employee savings and retirement plan is qualified under Section 401 of the Internal Revenue Code. Our employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. We may make matching or additional contributions to the 401(k) plan in amounts to be determined by our board of directors. If we do make matching contributions to our employees, we must make equal contributions on a percentage of salary basis to all participants, up to six percent of an employee's compensation.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - any breach of the director's duty of loyalty to Tomax or to its stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which a director derives an improper personal benefit.

     The limitation of liability does not apply to liabilities arising under the federal securities law and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     In addition, as permitted by Delaware law, our bylaws provide for the following:

     - we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

     - we may indemnify our employees and agents to the fullest extent permitted by the Delaware General Corporation Law; and

     - we must advance all expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to limited exceptions.

     We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of an indemnified party. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in their capacity as an officer, director, employee or other agent, regardless of whether the bylaws would permit indemnification.

     We have also entered into separate indemnification agreements with each of our directors and executive officers. These agreements provide for the following:


     - we must indemnify the director or officer against expenses, including attorney's fees, judgments, fines and settlements paid by the individual in connection with any action, suit or proceeding arising out of the individual's status or service as a director or officer of Tomax, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest; and


     - we must advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which he or she may be entitled to indemnification by us.

     We believe that our certificate of incorporation and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

     The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

     We are not aware of any pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be sought, required or permitted. Furthermore, we are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

                           RELATED PARTY TRANSACTIONS

     The following is a description of transactions since January 1, 1999, to which we have been a party, in which the amount involved in the transaction exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest other than compensation arrangements which are otherwise required to be described under "Management."


     SERIES A PREFERRED STOCK. In July 2000, we sold 716,695 shares of series A preferred stock at a per share price of $6.98 to Oracle Corporation for an aggregate consideration of $5.0 million. We agreed to escrow $500,000 of the purchase price of the series A preferred stock until July 2001 to cover any indemnification obligations with respect to breaches of representations and warranties contained in the stock purchase agreement. Upon the closing of this offering, each share of series A preferred stock will automatically convert into one share of common stock and we will pay a cash dividend of approximately $3.7 million to Oracle Corporation. As a result, Oracle Corporation will receive 716,695 shares of common stock upon conversion of their shares of series A preferred stock at the completion of this offering.



     COMMON STOCK SALES TO ORACLE. In July and August 2000, some of our existing stockholders sold 1,078,680 shares of common stock at a per share price of $4.64 to Oracle Corporation for an aggregate consideration of $5.0 million. These stockholders agreed to escrow $500,000 of the purchase price to provide indemnification for breaches of representations and warranties contained in the stock purchase agreement. Of the 1,078,680 shares, an aggregate of 1,012,697 shares were sold by Eric Olafson, our chairman, president and chief executive officer, Virgil Fernandez, our chief technology officer, Keith Jepsen, an executive officer and a former director, and Keith Low, an executive officer and a former director, for an aggregate of approximately $4.7 million.



     SERIES B PREFERRED STOCK. In September 2000, we issued 1,845,714 shares of our series B preferred stock to Keith Low, an executive officer and a former director, in exchange for 1,845,714 shares of our common stock. We retired all of these shares of common stock upon receipt. Upon the closing of this offering, we intend to redeem all outstanding shares of series B preferred stock for approximately $1.7 million. This transaction was the result of discussions among our founders Keith Jepsen, Keith Low and Eric Olafson in which these individuals decided to reallocate the equity interests held by them based on their relative contributions to the management and development of our company.


     ORACLE ALLIANCE AGREEMENT. We entered into an alliance agreement with Oracle in July 2000. Under this agreement, we became a "preferred partner" of Oracle and obtained the right to promote Oracle's database technology and enterprise application programs to third parties and Oracle became our "preferred partner" and obtained the right to promote our retail application products to third parties. We and Oracle agreed to share customer leads with each other, at the discretion of the party with the lead. We agreed that if an Oracle representative learns that one of our salespeople is actively promoting a third party product to a customer that serves substantially the same function as an Oracle product, then Oracle will be given the opportunity to propose its product to the customer. Oracle agreed that if our representative learns that one of its salespeople is actively promoting a third-party's retail application product that is substantially similar to our product, we will be given the opportunity to propose our product to the customer. We also agreed to pay a sales fee to Oracle based on a percentage of the license fees we obtain from the sale of our products that operate using Oracle's database technology in return for which we receive sales and marketing support from Oracle. This fee can be adjusted up or down in January 2002, based on factors agreed to by Oracle and us which may include the level of impact that Oracle has had on sales of our products. To date, no definitive agreement has been reached between us and Oracle with respect to these factors.


     Our alliance with Oracle is not exclusive and each party may promote third party products if they meet customer requirements. Our alliance agreement with Oracle has a three-year term.

     We entered into an agreement with Oracle Corporation in connection with its purchase of series A preferred stock and common stock pursuant to which it will have registration rights with respect to its shares of common stock following the offering. For a description of these registration rights, see "Description of Capital Stock--Registration Rights of Stockholders" below.

     We also entered into an indemnification agreement with Oracle Corporation which requires us to indemnify Oracle to the fullest extent permitted by a Utah corporation.


     OFFICE LEASES WITH ENTITIES AFFILIATED WITH ERIC OLAFSON AND JAYE
OLAFSON. In December 1999, we entered into a lease agreement with Olafson II, LLC, an affiliate of Eric Olafson, our chairman, president, and chief executive officer and Jaye Olafson, our chief people officer and secretary, for approximately 60,000 square feet of office space located at the Sweets Candy Factory, 224 South 200 West, Salt Lake City, Utah. Eric Olafson and Jaye Olafson jointly hold and own a 70% ownership interest in and jointly control Olafson II, LLC. This lease will commence in December 2000, and will expire in September 2010. We have one five-year and two two-year consecutive options to renew the lease upon its expiration. For the first 24 months of the lease, we are obligated to pay rent in the amount of $84,543 each month. For the remainder of the term of the lease, we are obligated to pay rent in the amount of $107,648 each month and the amount of space we will occupy will increase to approximately 100,000 square feet. After the first five years and at the beginning of any renewal term, the rent is subject to adjustment based on changes to the Consumer Price Index published by the U.S. Department of Labor, Bureau of Labor Statistics. We have agreed to indemnify the landlord against any claims, damages or other liabilities resulting from any work done by us on the premises, our use or possession of the premises, any negligent or tortious act by us or any accident or injury to any person or property on or near the premises.



     In September 1996, we entered into a lease agreement with Olafson Group L.C., an affiliate of Eric Olafson, our chairman, president and chief executive officer, and Jaye Olafson, our chief people officer and secretary, for our current office space located at 205 North 400 West, Salt Lake City, Utah, consisting of approximately 28,000 square feet. Eric Olafson and Jaye Olafson jointly hold and own a 100% ownership interest in and jointly control Olafson Group L.C. This lease agreement will terminate upon our giving sixty days' written notice of termination to Olafson Group L.C., and we expect to terminate this lease in December 2000. During the years ended June 30, 1998, 1999 and 2000, we paid to Olafson Group L.C. $225,000, $260,000 and $308,000 in rent.


INDEMNIFICATION


     We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See "Management--Limitations of Liability and Indemnification Matters."


CONFLICT OF INTEREST POLICY

     We believe that all transactions with affiliates described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. Our policy is to require that a majority of independent and disinterested outside directors on our board of directors approve all future transactions between us and our officers, directors, principal stockholders and their affiliates. These transactions will continue to be on terms no less favorable to us than we could obtain from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information concerning the beneficial ownership of our common stock as of September 30, 2000, and as adjusted to reflect the sale of the shares of common stock to be sold in this offering, by the following persons and entities:


     - each person or entity who owns beneficially 5% or more of our outstanding common stock;

     - each of the members of our board of directors;

     - each of our executive officers included in the summary compensation table; and

     - all members of our board of directors and executive officers as a group.


     Under rules promulgated by the SEC, the number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes:



     - any shares as to which the individual or entity has voting power or investment power and



     - any shares which the individual or entity has the right to acquire within 60 days of September 30, 2000 through the exercise of any stock option, warrant, or other right.


     Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.


                                                                           PERCENT BENEFICIALLY OWNED(2)
                                                         SHARES          ---------------------------------
           NAME OF BENEFICIAL OWNER(1)             BENEFICIALLY OWNED    BEFORE OFFERING    AFTER OFFERING
           ---------------------------             ------------------    ---------------    --------------
FIVE PERCENT STOCKHOLDERS
Oracle Corporation...............................       1,795,377             10.4%                 8.2%
  500 Oracle Parkway
  Redwood Shores, CA 94065
I-spire Corporation Ltd..........................       1,785,621             10.3                  8.2
  Clarendon House, 2 Church Street
  Bermuda HM11
EXECUTIVE OFFICERS AND DIRECTORS
Eric Olafson(3)..................................       6,267,905             36.0                 28.7
Jaye Olafson(3)..................................       6,267,905             36.0                 28.7
Keith Jepsen.....................................       3,867,498             22.3                 17.7
Matt Mosman(4)...................................       1,795,377             10.4                  8.2
John Porter(5)...................................       1,785,621             10.3                  8.2
Virgil Fernandez(6)..............................       1,435,226              8.3                  6.6
Steve Shubella(7)................................          98,064                *                    *
Steve Klingler(8)................................          61,413                *                    *
Mark Kramer(9)...................................           7,340                *                    *
Carolyn Aver.....................................              --               --                   --
All executive officers and directors as a group
  (twelve persons)...............................      15,970,575             90.7                 72.3


---------------
 *  Less than 1% beneficially owned.

(1) Except as otherwise noted, the address of each person listed on the table is c/o Tomax Corporation, 205 North 400 West, Salt Lake City, Utah 84103.


(2) Number and percentage of shares beneficially owned is based on 17,328,137 shares outstanding as of September 30, 2000 assuming conversion of the series A preferred stock into shares of common stock and assumes no exercise of the underwriters' overallotment option. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2000 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage of such person or entity holding such securities but are not outstanding for the purpose of computing the percentage of any other person or entity. Except as indicated by footnotes to the table, and subject to the applicable community property laws, based on information provided by the persons shown in the table, such persons have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.



(3) Consists of 6,208,328 shares owned by Eric Olafson and 59,577 shares subject to options owned by Jaye Olafson, all of which are exercisable within 60 days of September 30, 2000. Eric Olafson and Jaye Olafson are husband and wife.



(4) All these shares are held by Oracle Corporation. Matt Mosman is a senior vice president of Oracle Corporation and is one of our directors. Mr. Mosman disclaims beneficial ownership of the shares held by this entity.



(5) All of these shares are held by I-spire Corporation Ltd. Mr. Porter is chairman of and owns a majority interest in I-spire Corporation Ltd. and is one of our directors. Mr. Porter disclaims beneficial ownership of the shares held by this entity, except to the extent of his proportional interest arising from his ownership interest in I-spire Corporation Ltd.



(6) Includes 2,711 shares subject to options, all of which are exercisable within 60 days of September 30, 2000.



(7) Consists of 98,064 shares subject to options, all of which are exercisable within 60 days of September 30, 2000.



(8) Consists of 61,413 shares subject to options, all of which are exercisable within 60 days of September 30, 2000.



(9) Consists of 7,340 shares subject to options, all of which are exercisable within 60 days of September 30, 2000.

                          DESCRIPTION OF CAPITAL STOCK


     Following the closing of the sale of the shares offered in this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.


COMMON STOCK


     As of September 30, 2000, there were 16,611,442 shares of common stock outstanding that were held of record by approximately 37 stockholders after giving effect to the conversion of our preferred stock into common stock and assuming no exercise of outstanding stock options after September 30, 2000. There will be 21,828,137 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise or conversion of outstanding convertible securities after September 30, 2000, after giving effect to the sale of the shares of common stock offered in this offering.


     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of Tomax, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

     Effective upon the closing of this offering, we will be authorized to issue 5,000,000 shares of undesignated preferred stock. The board of directors will have the authority to issue the undesignated preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock, and to fix the number of shares constituting any series and the designation of a series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Tomax without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any shares of preferred stock.

REGISTRATION RIGHTS OF STOCKHOLDERS


     Oracle Corporation, which will own 1,795,377 shares of our common stock following this offering, and its subsequent transferees, have the right to require us to register these shares under the Securities Act of 1933 under the terms of an investor rights agreement. These shares are called "registrable securities." The holders of a majority of the registrable securities may require, at any time after 180 days from the effective date of this offering, that we use our best efforts to register for public resale the registrable securities, provided that we shall not be obligated to effect any such registration after we have effected two prior registrations. Furthermore, the holders of the registrable securities may require us to file additional registration statements on Form S-3. If we register any of our securities, either for our own account or for the account of other stockholders exercising registration rights, the holders of registrable securities are entitled to notice of the registration and are entitled to include their shares of common stock in the registration. A holder's right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in such an offering.


     All fees, costs and expenses of these registrations must be borne by us, and all selling expenses, including underwriting discounts and selling commissions, relating to registrable securities must be borne by the holders of the securities being registered.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND CHARTER PROVISIONS

     The provisions of Delaware law, our amended and restated certificate of incorporation and our bylaws described below could make the following more difficult:

     - acquisition of us by means of a tender offer;

     - acquisition of us by means of a proxy contest or otherwise; or

     - removal of our incumbent officers and directors.

  Delaware Law

     We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations from engaging, under limited circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder," or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of stockholders, for three years following the date that the stockholder became an "interested stockholder" unless:

     - the transaction is approved by the board prior to the date the "interested stockholder" attained that status;

     - upon the closing of the transaction that resulted in the stockholder's becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

     - on or subsequent to the date the "business combination" is approved by the board, the combination is also authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

     A Delaware corporation may "opt out" of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholder's amendment approved by at least a majority of the outstanding voting shares. However, we have not "opted out" of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

  Charter and Bylaw Provisions


     Our amended and restated certificate of incorporation provides that, concurrently with the effectiveness of this registration statement, our board of directors will be reorganized into a classified board and our directors will be divided into three classes. The directors in each class will serve for a three-year term, with our stockholders electing one class each year. For more information on the classification of our board, please see "Management--Board Composition." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.


     Our amended and restated certificate of incorporation provides that our stockholders may not take any action by written consent instead of by a meeting. The provisions of our amended and restated certificate of incorporation establishing a classified board of directors and prohibiting stockholder action by written consent may not be amended without the approval of at least 66 2/3 of our voting stock. Our amended and restated certificate of incorporation also provides that our board of directors may issue preferred stock with voting or other rights without stockholder action.

     Our bylaws provide that special meetings of the stockholders may only be called by our board, the chairman of our board, our chief executive officer or our president. Our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or a special meeting of the stockholders may only be taken if it is properly brought before the meeting, including have provided required notice.

     Our bylaws provide that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in our management.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

     Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We intend to enter into separate indemnification agreements with our directors and executive officers that provide them with indemnification protection in the event the certificate of incorporation is subsequently amended.

     Our certificate of incorporation and bylaws provide that we will indemnify our directors and executive officers against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in the management.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Chase Mellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock.


     Upon completion of this offering, based on shares outstanding as of September 30, 2000 we will have 21,828,137 outstanding shares of common stock, assuming the issuance of shares of common stock in this offering, no exercise of the underwriters' over-allotment option, and no exercise of options after September 30, 2000 and after giving effect to an adjustment to reflect the automatic conversion of our series A preferred stock into common stock. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act. If shares are purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act, their sale of shares would be subject to the limitations and restrictions that are described below.



     As of September 30, 2000, the remaining 17,328,137 shares of common stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. Of these shares 16,881,767 shares will be subject to lock-up agreements, described below, on the date of this prospectus. On the date of this prospectus, shares not subject to lock-up agreements described below may be eligible for sale pursuant to Rules 144, 144(k) or 701. In addition, holders of stock options could exercise such options and sell certain of the shares issued upon exercise as described below.



                                       APPROXIMATE SHARES
                                          ELIGIBLE FOR
           RELEVANT DATES                 FUTURE SALE                          COMMENT
           --------------              ------------------                      -------
On the date of this prospectus.......       4,500,000        Freely tradable shares sold in this
                                                             offering.
90 days after the date of this
  prospectus.........................         213,280        All shares not subject to lock-up and
                                                             salable under Rule 701.
180 days after the date of this
  prospectus.........................      15,745,063        All shares subject to lock-up released;
                                                             shares salable under Rule 144, 144(k) and
                                                             701.

LOCK-UP AGREEMENTS



     Our directors and officers as well as most of our other stockholders and optionholders have entered into "lock-up agreements" with the underwriters. These lock-up agreements provide that, except under limited exceptions, the stockholder may not offer, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, our common stock for a period of 180 days after the effective date. Assuming the effective date is December 1, 2000, the date that the lock-up agreements will expire will be May 30, 2001.



STOCK OPTIONS



     As of September 30, 2000, there were a total of 1,594,338 shares of common stock subject to outstanding options, 432,382 of which were vested, and nearly all of which are subject to lock-up agreements. Immediately after the completion of the offering, we intend to file registration statements on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our 2000 Stock Option and Award Plan, our 2001 Public Company Stock Option Plan, and our 2001 Employee Stock Purchase Plan. On the date that the lock-up agreements will expire, a total of approximately 665,659 shares of our common stock subject to outstanding options will be vested. After the effective dates of the registration statements on Form S-8, shares purchased upon exercise of options granted pursuant to our 2000 Stock Option and Award Plan, our 2001 Public Company Stock Option Plan, and our 2001 Employee Stock Purchase Plan generally would be available for resale in the public market.


RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of any prior owner except an affiliate of us, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:


     - 1% of the number of shares of our common stock then outstanding, which will equal approximately 218,281 shares immediately after this offering; or


     - the average weekly trading volume of our common stock on The Nasdaq Stock Market's National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our "affiliates" at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, generally including the holding period of any prior owner other than an "affiliate," is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

RULE 701

     In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with public information, holding period and volume restrictions contained in Rule 144.

     The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options (including exercises after the date of this prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates," as defined in Rule 144, subject only to the manner of sale provisions of Rule 144. Securities issued in reliance on Rule 701 may be sold by "affiliates" under Rule 144 without compliance with its one year minimum holding period requirement.

                                  UNDERWRITING



UNDERWRITING AGREEMENT



     Subject to the terms and conditions of an underwriting agreement dated
       , 2000, each of the underwriters named below, through their representatives Bear, Stearns & Co. Inc., U.S. Bancorp Piper Jaffray Inc. and First Albany Corporation, has severally agreed to purchase from us the aggregate number of shares of common stock set forth opposite its name below:



                        UNDERWRITER                           NUMBER OF SHARES
                        -----------                           ----------------
Bear, Stearns & Co. Inc.....................................
U.S. Bancorp Piper Jaffray Inc. ............................
First Albany Corporation....................................

                                                                 ---------
  Total.....................................................     4,500,000
                                                                 =========



     The underwriting agreement provides that the obligations of the several underwriters are subject to approval of various legal matters by their counsel and to various other conditions, including delivery of legal opinions by our counsel, the delivery of a letter by our independent auditors and the accuracy of the representations and warranties made by us in the underwriting agreement. The underwriters are committed to purchase and pay for all of the above shares of our common stock if any are purchased.



PUBLIC OFFERING PRICE



     The underwriters propose to offer the shares of our common stock directly to the public at the offering price located on the cover page of this prospectus
and at that price less a concession not in excess of $     per share of common
stock to other dealers who are members of the National Association of Securities Dealers, Inc. The underwriters may allow and those dealers may reallow
concessions not in excess of $     per share of common stock to certain other
dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. Our common stock is offered subject to receipt and acceptance by the underwriters and subject to other conditions, including the right to reject orders in whole or in part. The underwriters have informed us that the underwriters do not expect to confirm sales of common stock to any accounts over which they exercise discretionary authority.



     We have granted a 30-day over-allotment option to the underwriters to purchase up to an aggregate of 675,000 additional shares of our common stock exercisable at the offering price less the underwriting discounts and commissions, each as set forth on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, then each of the underwriters will be obligated to purchase additional shares of common stock in proportion to their respective purchase commitments as shown in the table set forth above, subject to various conditions.



     The following table summarizes the per share and total public offering price of the shares of common stock in this offering, the underwriting compensation to be paid to the underwriters by us and the proceeds of the offering, before expenses, to us. The information presented assumes either no exercise or full exercise by the underwriters of their over-allotment option.



                                                                            TOTAL
                                                        ---------------------------------------------
                                                                        WITHOUT             WITH
                                                        PER SHARE    OVER-ALLOTMENT    OVER-ALLOTMENT
                                                        ---------    --------------    --------------
Initial public offering price.........................
Underwriting discounts and commissions payable by
  us..................................................
Proceeds, before expenses, to us......................



     The underwriting discount and commission per share is equal to the public offering price per share of our common stock less the amount paid by the underwriters to us per share of common stock. We estimate total expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $1,700,000.



INDEMNIFICATION AND CONTRIBUTION



     The underwriting agreement provides that we will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act and liabilities resulting from breaches of representations and warranties contained in the Underwriting Agreement or will contribute to payments that the underwriters may be required to make in respect of those liabilities.



LOCK-UP AGREEMENTS



     We, our officers and directors and substantially all of our stockholders have agreed, for a period of 180 days after the date of this prospectus, without the prior written consent of Bear, Stearns & Co. Inc., not to:



     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;



     - purchase any option or contract to sell any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;



     - grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or



     - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock or any securities convertible into or exercisable or exchangeable for common stock, regardless of whether any of the transactions described above is to be settled by the delivery of common stock, or such other securities, in cash or otherwise.



     In addition, during this 180-day period, we also have agreed not to file any registration statement for, and each of our executive officers, directors and stockholders has agreed not to make any demand for, or exercise any right for, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Bear, Stearns & Co. Inc.



     During this lock-up period, we may, however, issue and grant options to purchase shares of common stock under the 2001 Public Company Option Plan and the 2001 Employee Stock Purchase Plan.



NASDAQ NATIONAL MARKET QUOTATION



     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock was determined by negotiations between us and the representatives of the underwriters. Among the factors considered in those negotiations, the primary factors were our results of operations in recent periods, estimates of our prospects and the industry in which we compete, an assessment of our management, the general state of the securities markets at the time of this offering and the prices of similar securities of generally comparable companies. We will apply to have the common stock listed for quotation on The Nasdaq National Market, under the symbol "TOMX." We cannot assure you, however, that an active or orderly trading market will develop for the common stock or that the common stock will trade in the public market subsequent to this offering at or above the initial offering price.



STABILIZATION, SYNDICATE SHORT POSITION AND PENALTY BIDS



     In order to facilitate this offering, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than we have actually sold to them. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.



DIRECTED SHARE PROGRAM



     At our request, the underwriters have reserved for sale at the initial public offering price up to 225,000 shares of common stock to be sold in this offering for sale to our directors, officers, employees, business associates, vendors and related persons. Purchases of reserved shares are to be made through an account at Bear, Stearns & Co. Inc. in accordance with Bear, Stearns & Co. Inc.'s procedures for opening an account and transacting in securities. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not purchased by our directors, officers, employees, business associates, vendors and related persons will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.



ELECTRONIC PROSPECTUS



     A prospectus in electronic format is being made available on Internet sites maintained by one or more of the lead underwriters of this offering and may be made available on websites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter's website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

                                 LEGAL MATTERS


     The validity of the issuance of the shares of common stock offered in this offering will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins, San Francisco, California.

                                    EXPERTS


     The consolidated financial statements and schedule of Tomax Corporation (formerly Tomax technologies inc.) as of June 30, 1999 and 2000 and for each of the three years in the period ended June 30, 2000 and the financial statements of HeurisTec Corporation for the years ended 1997 and 1998 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein reliance upon the authority of said firm as experts in giving said reports.


                      WHERE YOU CAN FIND MORE INFORMATION


     We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock to be sold in this offering. Although this prospectus is part of the registration statement, it does not contain all of the information set forth in the registration statement and the related exhibits and schedules. For further information with respect to us and the common stock to be sold in this offering, we refer you to the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement, and the related exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the SEC in the following locations:


     - Room 1024, 450 Fifth Street, N. W., Washington, D.C. 20549;

     - Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and

     - Seven World Trade Center, 13th Floor, New York, New York 10048.

     Copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. The public may obtain information on the operations of the public reference facilities in Washington, D.C., by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The web site is located at www.sec.gov.

                               TOMAX CORPORATION


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
TOMAX CORPORATION
  Report of Independent Public Accountants..................   F-2
  Consolidated Balance Sheets...............................   F-3
  Consolidated Statements of Operations.....................   F-4
  Consolidated Statements of Stockholders' Equity...........   F-5
  Consolidated Statements of Cash Flows.....................   F-6
  Notes to Consolidated Financial Statements................   F-7

HEURISTEC CORPORATION
  Report of Independent Public Accountants..................  F-23
  Statements of Operations..................................  F-24
  Statements of Stockholders' Equity (Deficit)..............  F-25
  Statements of Cash Flows..................................  F-26
  Notes to Financial Statements.............................  F-27

     After the reincorporation, stock split and change in authorized capital discussed in Note 11 to the consolidated financial statements of Tomax Corporation are effected, we expect to be in a position to render the following audit report.



ARTHUR ANDERSEN LLP -- September 11, 2000


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Tomax Corporation:



     We have audited the accompanying consolidated balance sheets of Tomax Corporation (a Delaware corporation) (formerly Tomax technologies inc.) and subsidiary as of June 30, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tomax Corporation and subsidiary as of June 30, 1999 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2000 in conformity with accounting principles generally accepted in the United States.

                               TOMAX CORPORATION

                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                                      AS OF
                                                                                                  SEPTEMBER 30,
                                                                                                      2000
                                                               AS OF JUNE 30,         AS OF         PRO FORMA
                                                              -----------------   SEPTEMBER 30,   STOCKHOLDERS'
                                                               1999      2000         2000           EQUITY
                                                              -------   -------   -------------   -------------
                                                                                   (UNAUDITED)     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 2,944   $   788      $ 6,352
  Cash held in escrow.......................................       --        --          500
  Accounts receivable, less allowance for doubtful accounts
     of $166, $74 and $151, respectively....................    2,369     6,702        5,867
  Income taxes receivable...................................      497        --           --
  Deferred income taxes.....................................      649       927          873
  Prepaid expenses and other................................      106       119          985
                                                              -------   -------      -------
          Total current assets..............................    6,565     8,536       14,577
Property and equipment, net.................................      587       677          750
Deferred income taxes.......................................      471       408          401
Goodwill, net...............................................    2,905     2,290        2,137
                                                              -------   -------      -------
                                                              $10,528   $11,911      $17,865
                                                              =======   =======      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................  $    38   $    42      $    43
  Accounts payable..........................................      124       355          822
  Accrued liabilities.......................................       61       399          234
  Accrued compensation and related benefits.................      310       675          874
  Income taxes payable......................................       --        33          329
  Deferred revenue..........................................    2,467     2,593        2,087
                                                              -------   -------      -------
          Total current liabilities.........................    3,000     4,097        4,389
                                                              -------   -------      -------
Long-term debt, net of current portion......................      103       177          166
                                                              -------   -------      -------
Commitments and contingencies (Notes 9 and 11)

Series A redeemable convertible preferred stock, $0.001 par
  value; 716,695 shares designated, 716,695 shares issued
  and outstanding and no shares pro forma...................       --        --        5,000         $    --
Stockholders' equity:
  Series B redeemable preferred stock, $0.001 par value;
     1,845,714 shares designated, 1,845,714 shares issued
     and outstanding and no shares pro forma................       --        --        1,686           1,686
  Common stock, $0.001 par value; 100,000,000 shares
     authorized, 18,457,156, 18,457,156 and 16,611,442
     shares outstanding and 17,328,137 shares pro forma.....       19        19           17              17
  Additional paid-in capital................................    3,132     3,132        1,795           6,795
  Deferred compensation.....................................       --        --         (210)           (210)
  Retained earnings.........................................    4,274     4,486        5,022           5,022
                                                              -------   -------      -------         -------
          Total stockholders' equity........................    7,425     7,637        8,310         $13,310
                                                              -------   -------      -------         =======
                                                              $10,528   $11,911      $17,865
                                                              =======   =======      =======


See accompanying notes to consolidated financial statements.

                               TOMAX CORPORATION

                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                               THREE MONTHS ENDED
                                                            YEAR ENDED JUNE 30,                   SEPTEMBER 30,
                                                  ---------------------------------------   -------------------------
                                                     1998          1999          2000          1999          2000
                                                  -----------   -----------   -----------   -----------   -----------
                                                                                                   (UNAUDITED)
Revenues:
  License.......................................  $     4,230   $     6,150   $     8,973   $     1,052   $     4,327
  Service.......................................        3,115         4,183         5,111         1,344         1,723
                                                  -----------   -----------   -----------   -----------   -----------
                                                        7,345        10,333        14,084         2,396         6,050
                                                  -----------   -----------   -----------   -----------   -----------
Costs of revenues:
  License.......................................           57            98           147            34            42
  Service.......................................        1,423         1,796         2,998           573         1,284
                                                  -----------   -----------   -----------   -----------   -----------
                                                        1,480         1,894         3,145           607         1,326
                                                  -----------   -----------   -----------   -----------   -----------
Gross profit....................................        5,865         8,439        10,939         1,789         4,724
                                                  -----------   -----------   -----------   -----------   -----------
Operating expenses:
  Sales and marketing (exclusive of non-cash
    compensation of $60 in the three months
    ended September 30, 2000)...................          324         1,250         1,865           397           946
  Product development (exclusive of non-cash
    compensation of $14 in the three months
    ended September 30, 2000)...................        2,319         3,170         5,041         1,125         1,576
  General and administrative (exclusive of
    non-cash compensation of $63 in the three
    months ended September 30, 2000)............        1,158         1,656         2,704           773           843
  Amortization of deferred compensation.........           --            --            --            --           137
  Amortization of goodwill......................           --           167           614           153           154
                                                  -----------   -----------   -----------   -----------   -----------
                                                        3,801         6,243        10,224         2,448         3,656
                                                  -----------   -----------   -----------   -----------   -----------
Income (loss) from operations...................        2,064         2,196           715          (659)        1,068
                                                  -----------   -----------   -----------   -----------   -----------
Other income (expense):
  Interest income...............................           87           110            96            30            79
  Interest expense..............................          (11)          (14)          (18)           (4)           (5)
  Other, net....................................          (10)           --            --            --            --
                                                  -----------   -----------   -----------   -----------   -----------
                                                           66            96            78            26            74
                                                  -----------   -----------   -----------   -----------   -----------
Income (loss) before provision (benefit) for
  income taxes..................................        2,130         2,292           793          (633)        1,142
Provision (benefit) for income taxes............          803           925           581          (463)          606
                                                  -----------   -----------   -----------   -----------   -----------
Net income (loss)...............................  $     1,327   $     1,367   $       212   $      (170)  $       536
                                                  ===========   ===========   ===========   ===========   ===========
Basic and diluted net income (loss) per common
  share.........................................  $      0.08   $      0.08   $      0.01   $     (0.01)  $      0.03
                                                  ===========   ===========   ===========   ===========   ===========
Weighted average shares used in computing basic
  net income (loss) per common share............   17,000,000    17,355,702    18,350,843    18,311,417    17,995,719
                                                  ===========   ===========   ===========   ===========   ===========
Weighted average shares used in computing
  diluted net income (loss) per common share....   17,000,000    17,395,224    18,457,156    18,311,417    18,915,950
                                                  ===========   ===========   ===========   ===========   ===========
Basic and diluted pro forma net income per
  common share (unaudited)......................                                                          $      0.03
                                                                                                          ===========
Weighted average shares used in computing basic
  pro forma net income per common share
  (unaudited)...................................                                                           18,603,352
                                                                                                          ===========
Weighted average shares used in computing
  diluted pro forma net income per common share
  (unaudited)...................................                                                           18,915,950
                                                                                                          ===========


See accompanying notes to consolidated financial statements.

                               TOMAX CORPORATION

                                 AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)


                                  PREFERRED STOCK         COMMON STOCK       ADDITIONAL                                 TOTAL
                                 ------------------   --------------------    PAID-IN       DEFERRED     RETAINED   STOCKHOLDERS'
                                  SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL     COMPENSATION   EARNINGS      EQUITY
                                 ---------   ------   ----------   -------   ----------   ------------   --------   -------------
Balance, June 30, 1997.........         --   $  --    17,000,000   $    17    $   134        $  --        $1,580       $1,731
Net income.....................         --      --            --        --         --           --         1,327        1,327
                                 ---------   ------   ----------   -------    -------        -----        ------       ------
Balance, June 30, 1998.........         --      --    17,000,000        17        134           --         2,907        3,058
Issuance of common stock in
  connection with purchase of
  HeurisTec Corporation........         --      --     1,457,156         2      2,998           --            --        3,000
Net income.....................         --      --            --        --         --           --         1,367        1,367
                                 ---------   ------   ----------   -------    -------        -----        ------       ------
Balance, June 30, 1999.........         --      --    18,457,156        19      3,132           --         4,274        7,425
Net income.....................         --      --            --        --         --           --           212          212
                                 ---------   ------   ----------   -------    -------        -----        ------       ------
Balance, June 30, 2000.........         --      --    18,457,156        19      3,132           --         4,486        7,637
Conversion of common shares to
  Series B redeemable preferred
  shares (unaudited)...........  1,845,714   1,686    (1,845,714)       (2)    (1,684)          --            --           --
Deferred compensation related
  to stock option grants
  (unaudited)..................         --      --            --        --        347         (347)           --           --
Amortization of deferred
  compensation (unaudited).....         --      --            --        --         --          137            --          137
Net income (unaudited).........         --      --            --        --         --           --           536          536
                                 ---------   ------   ----------   -------    -------        -----        ------       ------
Balance, September 30, 2000
  (unaudited)..................  1,845,714   $1,686   16,611,442   $    17    $ 1,795        $(210)       $5,022       $8,310
                                 =========   ======   ==========   =======    =======        =====        ======       ======


See accompanying notes to consolidated financial statements.

                               TOMAX CORPORATION

                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)


                                                                                        THREE MONTHS ENDED
                                                            YEAR ENDED JUNE 30,           SEPTEMBER 30,
                                                        ----------------------------    ------------------
                                                         1998       1999      2000       1999       2000
                                                        -------    ------    -------    -------    -------
                                                                                           (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...................................  $ 1,327    $1,367    $   212    $ (170)    $  536
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
       Depreciation and amortization..................      112       331        916       230        222
       Amortization of deferred compensation..........       --        --         --        --        137
       Loss on disposition of property and
          equipment...................................       20        --         --        --         --
       Deferred income taxes..........................     (171)     (154)      (215)     (282)        61
       Changes in operating assets and liabilities,
          net of the acquisition of HeurisTec
          Corporation:
          Cash held in escrow.........................       --        --         --        --       (500)
          Accounts receivable, net....................   (1,376)      (81)    (4,333)     (292)       835
          Income taxes receivable/payable.............       --      (497)       497      (183)       296
          Prepaid expenses and other..................      144       204        (13)       (3)      (866)
          Accounts payable............................      (11)      (40)       231       343        467
          Accrued liabilities.........................       (4)     (158)       371       101       (165)
          Accrued compensation and benefits...........       56       204        365       (34)       199
          Deferred revenue............................      399       690        126        99       (506)
                                                        -------    ------    -------    ------     ------
          Net cash provided by (used in) operating
            activities................................      496     1,866     (1,843)     (191)       716
                                                        -------    ------    -------    ------     ------
Cash flows from investing activities:
  Purchases of property and equipment.................     (325)     (116)      (391)      (30)      (142)
  Proceeds from the sale of property and equipment....       11        --         --        --         --
  Net cash used in the acquisition of HeurisTec
     Corporation......................................       --      (366)        --        --         --
                                                        -------    ------    -------    ------     ------
          Net cash used in investing activities.......     (314)     (482)      (391)      (30)      (142)
                                                        -------    ------    -------    ------     ------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt............       75        --        250       250         --
  Principal payments on long-term debt................      (23)      (35)      (172)     (141)       (10)
  Proceeds from issuance of Series A Convertible
     Redeemable Preferred Stock.......................       --        --         --        --      5,000
                                                        -------    ------    -------    ------     ------
          Net cash provided by (used in) financing
            activities................................       52       (35)        78       109      4,990
                                                        -------    ------    -------    ------     ------
Net increase (decrease) in cash and cash
  equivalents.........................................      234     1,349     (2,156)     (112)     5,564
Cash and cash equivalents, at beginning of period.....    1,361     1,595      2,944     2,944        788
                                                        -------    ------    -------    ------     ------
Cash and cash equivalents, at end of period...........  $ 1,595    $2,944    $   788    $2,832     $6,352
                                                        =======    ======    =======    ======     ======
Supplemental disclosure of cash flow information:
  Cash paid for interest..............................  $    11    $   13    $    18    $    4     $    5
  Cash paid for income taxes..........................      980     1,577        266         2        250


Supplemental disclosure of non-cash investing activities:


  On March 24, 1999, the Company issued 1,457,156 shares of its common stock in exchange for all of the outstanding common stock of HeurisTec Corporation. The 1,457,156 common shares issued were valued at approximately $3,000,000 (as determined by the Company's Board of Directors at the date of the issuance). The acquisition was recorded using the purchase method of accounting. In connection with the acquisition, the Company recorded assets with a fair value of $3,917,000 (including goodwill of $3,072,000) and assumed liabilities with a fair value of $510,000.



  On September 7, 2000, the Company and an officer of the Company entered into a stock exchange agreement whereby 1,845,714 common shares held by the officer were exchanged for 1,845,714 shares of Series B Redeemable Preferred Stock.


See accompanying notes to consolidated financial statements.

                               TOMAX CORPORATION

                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE THREE MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


(1) ORGANIZATION AND NATURE OF OPERATIONS


     Tomax Corporation, formerly Tomax technologies inc., (the "Company") was originally incorporated in December 1981 as Tomax Software, Inc. The Company develops and sells a web-based software platform designed to enable retail and e-commerce companies to improve business processes, optimize work force resources, reduce IT infrastructures and execute an integrated in-store and online strategy. Additionally, the Company provides services including project management, system planning and design, custom modifications, training and support. The Company's customers are located primarily in the United States and Canada.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


UNAUDITED INTERIM FINANCIAL DATA



     The unaudited interim financial statements as of September 30, 2000 and for the three months ended September 30, 1999 and 2000 have been prepared on the same basis as the audited financial statements, and in the opinion of management, reflect all normal recurring adjustments necessary to present fairly the financial information set forth therein, in accordance with accounting principles generally accepted in the United States. The results of operations for the three months ended September 30, 2000 are not necessarily indicative of the results to be expected for the entire fiscal year ending June 30, 2001.



UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY



     On September 3, 2000, the Company's Board of Directors (the "Board") authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with a proposed initial public offering (the "IPO"). If the IPO is consummated under the terms presently anticipated, all the then outstanding shares of Series A Redeemable Convertible Preferred Stock (see Note 5) will automatically convert into shares of common stock on a one-for-one basis, a preferred stock dividend of approximately $5.19 per share of Series A Redeemable Convertible Preferred Stock then outstanding will be paid (see Note 5) and all outstanding shares of Series B Redeemable Preferred Stock will be redeemed (see Note 5). The effect of the conversion of the Series A Redeemable Convertible Preferred Stock, has been reflected as unaudited pro forma stockholders' equity in the accompanying September 30, 2000 consolidated balance sheet.


PRINCIPLES OF CONSOLIDATION


     The accompanying consolidated financial statements include the accounts of Tomax Corporation and its wholly owned subsidiary HeurisTec Corporation ("HeurisTec") since its acquisition on March 24, 1999 (see Note 3). All intercompany accounts and transactions have been eliminated upon consolidation.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               TOMAX CORPORATION

                                 AND SUBSIDIARY


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


      (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE THREE MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and debt instruments. The carrying amounts of all financial instruments approximate fair value.

CASH AND CASH EQUIVALENTS


     For the purposes of the balance sheet and statement of cash flows, the Company considers all short-term deposits with original maturities of 90 days or less to be cash equivalents. Cash equivalents at June 30, 1999 consisted primarily of money market accounts. The Company had no cash equivalents at June 30, 2000 and September 30, 2000. As of September 30, 2000, the Company had $500,000 of cash held in escrow until July 1, 2001 to cover any indemnification obligations with respect to breaches of representations and warranties related to the sale of 716,695 shares of Series A Redeemable Convertible Preferred Stock to Oracle Corporation (see Note 5).


CONCENTRATIONS OF CREDIT RISK

     The Company sells its products to companies in the retail industry. The Company performs ongoing credit evaluations of its customers' financial condition and requires no collateral from its customers. The Company maintains an allowance for uncollectable accounts receivable based upon the expected collectibility of all accounts receivable.


     During the year ended June 30, 1998, two customers accounted for 21 and 18 percent of the Company's revenues. During the year ended June 30, 1999, two customers accounted for 20 and 12 percent of the Company's revenues. During the year ended June 30, 2000, two customers accounted for 15 and 14 percent of the Company's revenues. During the three months ended September 30, 2000, two customers accounted for 28 and 21 percent of the Company's revenues. As of June 30, 2000, one customer accounted for 37 percent of the Company's outstanding accounts receivable. Subsequent to June 30, 2000, this receivable was collected in full. As of September 30, 2000, two customers accounted for 26 and 19 percent of the Company's outstanding accounts receivable. Revenues from international customers were $1,147,000, $457,000 and $980,000 during the years ended June 30, 1998, 1999 and 2000, respectively. Revenue from international customers was $464,000 during the three months ended September 30, 2000.


PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of three to seven years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the asset or the term of the lease. Maintenance and repairs are charged to expense as incurred while renewals and improvements are capitalized. When property and equipment are disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in the

                               TOMAX CORPORATION

                                 AND SUBSIDIARY


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


      (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE THREE MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


results of operations. Property and equipment consisted of the following as of June 30, 1999 and 2000 (in thousands):

                                                              1999      2000
                                                              -----    ------
Computer equipment, furniture and fixtures..................  $ 667    $1,039
Leasehold improvements......................................    214       233
                                                              -----    ------
                                                                881     1,272
Accumulated depreciation and amortization...................   (294)     (595)
                                                              -----    ------
                                                              $ 587    $  677
                                                              =====    ======

PRODUCT DEVELOPMENT COSTS


     Development costs of software products to be licensed, sold or otherwise marketed are expensed as incurred until technological feasibility has been established, at which time any additional costs are capitalized. Technological feasibility is established upon completion of a working model. To date, costs incurred between completion of the working model and the point at which the product is available for general release to customers have been insignificant. As of June 30, 1999, June 30, 2000 and September 30, 2000, the Company had no capitalized product development costs.


GOODWILL


     Goodwill represents the excess of the purchase price over the net assets acquired in the acquisition of HeurisTec (see Note 3). Goodwill is amortized on a straight-line basis over a five-year period. Accumulated amortization of goodwill totaled $167,000, $781,000 and $935,000 as of June 30, 1999, June 30,
2000 and September 30, 2000, respectively.


IMPAIRMENT OF LONG-LIVED ASSETS


     The Company reviews its long-lived assets, including goodwill, for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred which indicate possible impairment. The Company uses an estimate of future undiscounted net cash flows for the related asset or group of assets over the remaining life in measuring whether the assets are recoverable. As of September 30, 2000, the Company does not consider any of its long-lived assets to be impaired.


REVENUE RECOGNITION


     The Company typically licenses its software products under nonexclusive, nontransferable license agreements. The Company's software does not require significant production, customization or modification. License revenue is recognized when a license agreement has been signed, the software product has been delivered, there are no uncertainties surrounding product acceptance, the fees are considered fixed or determinable, and collection is considered probable. If the license agreement provides for an acceptance period, license revenues are recognized upon customer acceptance or expiration of that period. Amounts received in advance of the recognition of the license revenue are recorded as deferred revenue.



     Revenues from license agreements which contain multiple elements, such as upgrades and services, are allocated to each element of the license agreement based on the relative fair values of the elements. The fair value of the element has been determined based on the Company's specific objective evidence of

                               TOMAX CORPORATION

                                 AND SUBSIDIARY


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


      (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE THREE MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)



fair value based on the price charged when the elements are sold separately. Software license revenue is recorded under the residual method. If the revenue from the software license agreement is not fixed or determinable, revenue is recognized as payments become due from the customer. If collectibility is not considered probable, license revenue is recognized when the fee is collected. For ASP or hosting situations in which the software will reside on the Company's or a third-party's hardware, the software license revenue is recognized when the customer has the ability to take immediate possession of the software and the revenue allocated to the hosting element is recognized as the service is provided. If the customer does not have the ability to take immediate possession of the software, revenue from the entire arrangement is recognized ratably over the term of the agreement.



     For sales made through third parties, revenue is recognized at the time the third party identifies the specific end-user and all revenue recognition criteria have been met.


     Subsequent to entering into the software license agreement, customers may elect to enter into an agreement that allows the customer to receive product updates or upgrades, when and if available. Revenue from these agreements is initially deferred and recognized ratably over the term of the agreement as license revenue.


     Service revenue includes project management, system planning, implementation support, design and custom modifications, training and support services. These services are not considered essential to the functionality of the software and are performed under separate arrangements from the software license agreement. Service revenue is generally billed on a time and materials basis, and revenue is recognized as the work is performed. However, for services under fixed price arrangements, the Company recognizes revenue based on the completion of specific contractual milestones events, or based on an estimate of the percentage of completion based on costs incurred to date compared to total estimated costs to completion. Amounts received in advance of performance of the services are recorded as deferred revenue and are recognized as the services are performed.



     Unbilled accounts receivable represent revenue recorded in excess of amounts billable pursuant to contract provisions. Unbilled accounts receivable totaled $155,000, $656,000 and $1,182,000 as of June 30, 1999, June 30, 2000 and
September 30, 2000, respectively, and are included in accounts receivable in the accompanying consolidated financial statements.


WARRANTY

     The Company's sales contracts include a limited warranty that the software delivered to the customer will perform in accordance with published specifications. The Company gives no other warranty, express or implied, including without limitation, warranties of merchantability or fitness for a particular purpose. In order to satisfy its warranty obligations, the Company may provide software patches that are necessary to maintain compliance with published specifications free of charge. Management believes the obligations related to the warranties to be relatively minor and infrequent.

ADVERTISING COSTS


     Advertising costs are expensed as incurred. During the years ended June 30, 1998, 1999 and 2000, advertising expense was $115,000, $363,000, and $666,000, respectively. During the three months ended September 30, 1999 and 2000, advertising expense was $137,000 and $219,000, respectively.

                               TOMAX CORPORATION

                                 AND SUBSIDIARY


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


      (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE THREE MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


INCOME TAXES

     The Company recognizes deferred income tax assets or liabilities for the expected future tax consequences of events that have been recognized in the financial statements or income tax returns. Deferred income tax assets or liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to apply when the differences are expected to be settled or realized. Deferred income tax assets are reviewed periodically for recoverability and valuation allowances are provided as necessary.

STOCK-BASED COMPENSATION PLANS

     The Company accounts for its stock-based compensation issued to employees and directors under Accounting Principles Board Opinion ("APB") No. 25 "Accounting for Stock Issued to Employees". Under APB No. 25, compensation related to stock options, if any, is recorded if an option's exercise price on the measurement date is below the fair value of the Company's common stock and amortized to expense over the vesting period. Compensation expense for stock awards or purchases, if any, is recognized if the award or purchase price on the measurement date is below the fair value of the Company's common stock and is recognized on the date of award or purchase. Statement of Financial Accounting Standards ("SFAS") No. 123 "Accounting for Stock Based Compensation" requires pro forma information regarding net income (loss) and net income (loss) per common share as if the Company had accounted for its stock options granted under the fair value method. This pro forma disclosure is presented in Note 7.


     The Company accounts for its stock-based compensation issued to other than employees using the fair value method in accordance with SFAS No. 123 and related interpretations. Under SFAS No. 123, stock-based compensation is determined as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date for these issuances is the earlier of either the date at which a commitment for performance by the recipient to earn the equity instruments is reached or the date at which the recipient's performance is complete. As of September 30, 2000, the Company has not issued any stock-based compensation to non-employees.



EARNINGS PER SHARE



     Basic net income (loss) per common share (Basic EPS) excludes dilution and is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the year. Diluted net income (loss) per common share (Diluted EPS) reflects the potential dilution that could occur if stock options, convertible equity and debt instruments or other contracts to issue common stock were exercised or converted into common stock. The computation of Diluted EPS does not assume exercise or conversion of securities that would have an anti-dilutive effect on net income (loss) per common share.

                               TOMAX CORPORATION

                                 AND SUBSIDIARY


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


      (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE THREE MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)



     A reconciliation of the numerator and denominator of Basic EPS to the numerator and denominator of Diluted EPS for the years ended June 30, 1999 and 2000 and the three months ended September 30, 2000 are as follows:



                                                                WEIGHTED AVERAGE
                                                NET INCOME           SHARES
                                              (IN THOUSANDS)      OUTSTANDING       PER SHARE
                                               (NUMERATOR)       (DENOMINATOR)       AMOUNT
                                              --------------    ----------------    ---------
YEAR ENDED JUNE 30, 1999
Basic EPS...................................      $1,367           17,355,702         $0.08
Effect of shares held in escrow (see Note
  3)........................................          --               39,522
                                                  ------           ----------         -----
Diluted EPS.................................      $1,367           17,395,224         $0.08
                                                  ======           ==========         =====
YEAR ENDED JUNE 30, 2000
Basic EPS...................................      $  212           18,350,843         $0.01
Effect of shares held in escrow (see Note
  3)........................................          --              106,313
                                                  ------           ----------         -----
Diluted EPS.................................      $  212           18,457,156         $0.01
                                                  ======           ==========         =====
THREE MONTHS ENDED SEPTEMBER 30, 2000
Basic EPS...................................      $  536           17,995,719         $0.03
Effect of Series A Redeemable Convertible
  Preferred Stock...........................          --              607,633
Effect of stock options.....................          --              312,598
                                                  ------           ----------         -----
Diluted EPS.................................      $  536           18,915,950         $0.03
                                                  ======           ==========         =====


     For the year ended June 30, 1998, Diluted EPS is the same as Basic EPS as there were no options or potentially dilutive equity instruments outstanding.


     During the year ended June 30, 2000, there were outstanding options to purchase 1,123,446 shares of common stock that were not included in the computation of Diluted EPS as their effect would have been anti-dilutive because the options' exercise prices were greater than the average market price of the common shares during the year.



     For the three months ended September 30, 1999, Diluted net loss per common share is the same as Basic net loss per common share as the effect of the shares held in escrow (see Note 3) would have been anti-dilutive, thereby decreasing the net loss per common share. There were no other common share equivalents outstanding during the three months ended September 30, 1999.


RECLASSIFICATIONS


     Certain reclassifications have been made in the prior periods' consolidated financial statements to conform with the current period presentation.


RECENT ACCOUNTING PRONOUNCEMENTS

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998. The statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the fair value be recognized currently in earnings unless specific criteria are met. SFAS No. 133 is effective for fiscal years

                               TOMAX CORPORATION

                                 AND SUBSIDIARY


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


      (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE THREE MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)



beginning after June 15, 2000. The Company has adopted the provisions of SFAS No. 133, which adoption did not have a material impact on the Company's financial position, results of operations or liquidity.



     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 "Accounting for Certain Transactions involving Stock Compensation, an interpretation of Accounting Principles Board Opinion No. 25 ("APB No. 25")." This interpretation clarifies the definition of employee for purposes of applying APB No. 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence for various modifications to the terms of a previously fixed stock option plan or award and the accounting for an exchange of stock compensation in a business combination. This interpretation was effective July 1, 2000, but certain conclusions in this interpretation cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent that this interpretation covers events occurring during the period after December 15, 1998 or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this interpretation are recognized on a prospective basis from July 1, 2000. The Company has adopted the provisions of the interpretation, which adoption did not have a material impact on the Company's financial position, results of operations or liquidity.


(3) ACQUISITION


     On March 24, 1999, the Company acquired HeurisTec. Prior to the acquisition, HeurisTec developed and marketed labor-scheduling systems for the retail industry. Pursuant to the acquisition agreement, the purchase price of $3,407,000 consisted of 1,457,156 shares of the Company's common stock valued at $3,000,000 (as determined by the Company's Board of Directors at the date of issuance), $347,000 of cash paid to retire HeurisTec convertible debt, $24,000 of cash associated with the redemption of all outstanding HeurisTec stock options and $36,000 of cash associated with acquisition-related costs. Of the 1,457,156 shares issued, 145,739 were held in escrow until March 24, 2000, to provide indemnification for breaches of representations and warranties contained in the agreement and plan of merger.



     The purchase price allocations to tangible assets included $41,000 of cash, $161,000 of accounts receivable, $3,000 of prepaid expenses, $122,000 of property and equipment, $509,000 of deferred income tax assets and $9,000 of other assets. The purchase price allocations to liabilities assumed included $7,000 of accounts payable, $147,000 of accrued liabilities and $356,000 of deferred revenue. The excess of the purchase price over the estimated fair market value of the net assets acquired was $3,072,000 and was recorded as goodwill to be amortized over a period of five years.


     The acquisition was recorded using the purchase method of accounting. The operations of HeurisTec from the date of acquisition are included in the accompanying consolidated financial statements.

     The following unaudited pro forma financial statement information presents the results of operations of the Company as if the acquisition of HeurisTec had occurred at the beginning of each fiscal year after giving effect to certain adjustments, including amortization of intangibles, interest expense and the related income tax effects. The pro forma results have been prepared for comparative purposes only and do not

                               TOMAX CORPORATION

                                 AND SUBSIDIARY


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


      (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE THREE MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


purport to be indicative of future results or what would have occurred had the acquisitions been made at the beginning of the applicable year.


                                                              YEAR ENDED JUNE 30,
                                                              -------------------
                                                               1998        1999
                                                              -------    --------
                                                                  (UNAUDITED)
Revenues (in thousands).....................................  $8,541     $12,248
Net income (in thousands)...................................     355       1,420
Basic and diluted net income per common share...............  $ 0.02     $  0.08


(4) LONG-TERM DEBT

     Long-term debt of $141,000 as of June 30, 1999 consisted of two loans to a bank. During the year ended June 30, 2000, the Company entered into a new loan agreement with the bank and paid off the two loans then outstanding. As of June 30, 2000, the outstanding loan balance of $219,000, bore interest at the bank's prime rate (9.5 percent at June 30, 2000) plus 0.5 percent, was payable in monthly installments of $5,000 with a final maturity in September 2004 and was secured by office furniture and equipment. The scheduled principal maturities of the outstanding loan are $42,000, $46,000, $51,000, $57,000 and $23,000 for the
years ending June 30, 2001, 2002, 2003, 2004 and 2005, respectively.

(5) PREFERRED STOCK


     The Company's articles of incorporation provide for the issuance of up to 3,400,000 shares of preferred stock in one or more series. The Company's Board of Directors is authorized, without shareholder approval, to designate and determine the preferences, limitations and relative rights granted to or imposed upon any series of preferred stock or increase or decrease the number of share constituting any series of preferred stock (see Note 11).



SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK



     On July 13, 2000, the Company issued and sold 716,695 shares of Series A Redeemable Convertible Preferred Stock ("Series A") to Oracle Corporation ("Oracle") at approximately $6.98 per share for cash proceeds of $5.0 million, of which $500,000 is being held in escrow until July 2001 to cover any indemnification obligations with respect to breaches of representations and warranties in the stock purchase agreement.



     The Series A shares have priority over any other class or series of outstanding capital stock of the Company with respect to dividend rights and liquidation, winding up or dissolution rights.



     The holders of Series A shares are entitled to receive, when, as and if declared by the Company's Board of Directors, non-cumulative dividends at the greater of approximately $0.56 per share per year or the amount paid on any other outstanding stock of the Company prior to payment of any dividend on common stock. Upon the consummation of an IPO, the Company is required to pay the dividends accrued to date, if any, plus approximately $5.19 for each share of Series A then outstanding.



     Each Series A share is convertible at any time into one share of common stock, however, each share of Series A automatically converts into common stock immediately prior to the closing of an IPO at a minimum price of $8.72 per share or upon the approval of a majority of the then outstanding shares of Series A. The conversion ratio is adjusted upon the happening of certain events, including the issuance of

                               TOMAX CORPORATION

                                 AND SUBSIDIARY


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


      (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE THREE MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)



additional shares of common stock as a dividend or other distribution or changes resulting from a stock split.



     All of the Series A shares are required to be redeemed, upon written request of the holder, on a pro rata basis on each of December 31, 2001, 2002 and 2003. The redemption price is approximately $6.98 per share, plus all accrued but unpaid dividends, if any.



     The holders of Series A shares are entitled to one vote for each share of common stock that would be issuable upon conversion of such share. The holders of Series A shares have certain rights with respect to registration of the common shares issued or issuable upon conversion of their shares. The Company has agreed to bear all expenses in connection with any registration.



     In the event of a liquidation, winding up or dissolution of the Company, the holders of Series A shares are entitled to receive a preference amount of approximately $6.98 per share plus all accrued but unpaid dividends, if any. Upon payment of the preference amount, the holders of Series A shares are entitled to participate in the distribution of the remaining assets of the Company on a pro rata basis with the common stockholders.



     During the years ended June 30, 1998, 1999 and 2000, the Company received marketing reimbursements of $0, $15,000 and $0, respectively, from Oracle. The Company also purchased inventory totaling $105,000 $32,000 and $23,000, respectively, from Oracle during the years ended June 30, 1998, 1999 and 2000. During the three months ended September 30, 2000, the Company purchased software and software maintenance services totaling $32,000 from Oracle.



SERIES B REDEEMABLE PREFERRED STOCK



     On September 7, 2000, the Company and an officer of the Company entered into a stock exchange agreement whereby 1,845,714 common shares held by the officer were exchanged for 1,845,714 shares of Series B Redeemable Preferred Stock ("Series B"). The 1,845,714 common shares were retired by the Company upon receipt. The Series B shares rank junior to the Series A shares in all respects, but have priority over the common stock of the Company with respect to liquidation, winding up or dissolution rights. The holders of shares of Series B are not entitled to receive dividends and have no voting or conversion rights. All of the Series B shares are redeemable, at the option of the Company, upon approval of the Company's Board of Directors. The redemption price is approximately $0.91 per share as adjusted for any stock splits, dividends or combinations. In the event of liquidation, either voluntary or involuntary, dissolution, winding up or a greater than 50 percent change in control of the Company, the holders of shares of Series B are entitled to receive approximately $0.91 per share.



(6) COMMON STOCK



COMMON STOCK



     On July 13, 2000, in connection with the Series A shares purchase noted above, Oracle purchased 1,078,680 shares of the Company's then outstanding shares of common stock from current shareholders of the Company for aggregate proceeds of $5,000,000 or approximately $4.64 per share. Of the 1,078,680 shares, an aggregate of 1,012,697 shares were sold by four officers and directors of the Company.

                               TOMAX CORPORATION

                                 AND SUBSIDIARY


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


      (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE THREE MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)



STOCK SPLIT



     On February 22, 1999, the Company's Board of Directors authorized a stock split of approximately 1,590 shares of common stock for each common share then outstanding. The stock split was recorded as a stock split effected in the form of a stock dividend. This stock split together with the anticipated 1.7-for-1 stock split (see Note 11) have been retroactively reflected in the accompanying consolidated financial statements.


(7) STOCK OPTION PLAN


     Effective January 1, 2000, the Company established the Tomax technologies inc. 2000 Stock Option and Award Plan (the "2000 Stock Option Plan") that provides for the granting of incentive and nonqualified stock options to purchase share of common stock and for the granting of stock to employees, officers and directors of the Company and to such other persons as the Company's Board of Directors selects. The 2000 Stock Option Plan is administered by the Board of Directors (the "Board") of the Company or its duly authorized committee. Options granted under the 2000 Stock Option Plan are subject to expiration and vesting terms as determined by the Board, provided that no options can expire more than ten years from the date of grant. The exercise price of the options may be paid in cash or, as approved by the Board, in (i) a promissory note, (ii) shares of the Company's common stock that have been owned by the optionee for more than six months or (iii) options to acquire common stock of the Company that have been held for more than six months. As of June 30, 2000, the Board had not authorized the exercise price of any of the options to be paid in other than cash. The 2000 Stock Option Plan also provides for the granting of stock awards, stock appreciation rights and other tandem rights. As of June 30, 2000, no stock awards, stock appreciation rights or other tandem rights have been awarded under the 2000 Stock Option Plan. In the event that the Company is a party to a reorganization similar to a pooling of interest, the Company has the right to cancel the options outstanding and pay the optionee an amount of cash equal to the difference between the then fair market value of the common stock that would have been issuable and the exercise price of the options. In the event that the Company is acquired or there is a change in control, as defined, certain of the options become fully vested.



     As of June 30, 2000, a total of 1,275,000 shares of the Company's common stock were reserved for issuance under the 2000 Stock Option Plan.



     During the period from the inception of the 2000 Stock Option Plan to June 30, 2000, the Company granted options to purchase 1,123,446 shares of common stock with an exercise price of $5.88 per share to employees of the Company. As of June 30, 2000, the 1,123,446 options outstanding had a weighted average remaining contractual life of 4.5 years and 277,112 were exercisable.



     As of June 30, 2000, the exercise price of all options granted under the 2000 Stock Option Plan was equal to or greater than the intrinsic fair value of the Company's common stock as determined by the Board. For purposes of the pro forma disclosures, the estimated fair market value of the stock options is estimated on the date of grant using the Black-Scholes option pricing model and the estimated fair market value of the stock options is amortized over the vesting periods of the respective stock options. The following weighted average assumptions were used in calculating the fair market value of grants for the period from the inception of the 2000 Stock Option Plan to June 30, 2000: expected dividend yield of 0 percent; volatility of 70 percent; risk-free rate of 6.4 percent and an exercise life of 4.9 years. The

                               TOMAX CORPORATION

                                 AND SUBSIDIARY


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


      (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE THREE MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


following is the pro forma disclosure and the related impact on net income and net income per common share for the year ended June 30, 2000:


Net income (loss) (in thousands):
  As reported...............................................  $  212
  Pro forma.................................................    (717)
Basic and diluted net income (loss) per common share:
  As reported...............................................  $ 0.01
  Pro forma.................................................   (0.04)



COMMON STOCK OPTION ISSUANCES



     Subsequent to June 30, 2000, the Board increased the number of shares of the Company's common stock reserved for issuance under the 2000 Stock Option Plan to 1,785,000 and through September 30, 2000, the Company issued options to purchase 470,892 shares of common stock at an exercise price of $5.88 per share. Of these options, 420,547 options were granted with an exercise price below the deemed estimated fair market value on the date of grant, resulting in $347,000 of deferred compensation. This deferred compensation has been recorded as a component of stockholders' equity and will be amortized as non-cash stock-based compensation. Deferred compensation is being amortized to expense over the period during which the options vest using a method consistent with FASB Interpretation No. 28 ("FIN 28"). Under the FIN 28, each vested tranche of options is accounted for as a separate option grant. Accordingly, the compensation expense is recognized over the period during which the services are provided. Amortization of deferred compensation was $137,000 for the three months ended September 30, 2000.



     As of September 30, 2000 the 1,594,338 options outstanding had an exercise price of $5.88 per share of which 432,382 were exercisable. On October 13, 2000, the 2000 Stock Option Plan was terminated in connection with the shareholder approval of the Company's 2000 Public Company Stock Option Plan (see Note 11).


(8) INCOME TAXES

     The provision for income taxes for the years ended June 30, 1998, 1999 and 2000 consisted of the following (in thousands):

                                                        1998      1999     2000
                                                        -----    ------    -----
Current income tax provision:
  Federal.............................................  $ 844    $  935    $ 660
  State...............................................    130       145      136
                                                        -----    ------    -----
                                                          974     1,080      796
                                                        -----    ------    -----
Deferred income tax benefit:
  Federal.............................................   (148)     (134)    (186)
  State...............................................    (23)      (21)     (29)
                                                        -----    ------    -----
                                                         (171)     (155)    (215)
                                                        -----    ------    -----
     Total provision for income taxes.................  $ 803    $  925    $ 581
                                                        =====    ======    =====

                               TOMAX CORPORATION

                                 AND SUBSIDIARY


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


      (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE THREE MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


     Reconciliations between the provision for income taxes at the federal statutory income tax rate and the Company's provision for income taxes for the years ended June 30, 1998, 1999 and 2000 are as follows (in thousands):

                                                           1998    1999    2000
                                                           ----    ----    ----
Statutory federal income taxes...........................  $724    $779    $270
State income taxes, net of federal income tax benefit....    70      76      32
Non-deductible goodwill amortization.....................    --      62     240
Other, net...............................................     9       8      39
                                                           ----    ----    ----
  Total provision for income taxes.......................  $803    $925    $581
                                                           ====    ====    ====

     Deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax reporting bases of assets and liabilities given the provisions of currently enacted tax laws. The deferred income tax assets as of June 30, 1999 and 2000 were as follows (in thousands):

                                                               1999      2000
                                                              ------    ------
Current deferred income taxes:
  Reserves..................................................  $  114    $   80
  Accrued liabilities.......................................      88       182
  Deferred revenue..........................................     447       665
                                                              ------    ------
     Total current deferred income tax assets...............     649       927
                                                              ------    ------
Noncurrent deferred income taxes:
  Depreciation..............................................      11        25
  Cash to accrual adoption related to the HeurisTec
     acquisition............................................      72        48
  Net operating loss carryforwards related to HeurisTec.....     388       335
                                                              ------    ------
  Total noncurrent deferred income tax assets...............     471       408
                                                              ------    ------
     Total deferred income taxes............................  $1,120    $1,335
                                                              ======    ======

     The net operating loss carryforwards resulting from the purchase of HeurisTec are subject to limitations imposed by the Internal Revenue Code. The Company believes that these limitations will not prevent the carryforward benefits from being realized. The net operating loss carryforwards of $308,000, $185,000, $375,000 and $30,000, expire in 2011, 2012, 2018 and 2019, respectively.

(9) COMMITMENTS AND CONTINGENCIES

LEGAL MATTERS

     The Company is involved in various claims and legal actions arising in the ordinary course of business. It is the opinion of management, after discussions with legal counsel, that the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position or results of operations.

OPERATING LEASES

     The Company leases its physical facilities and automobiles with remaining lease terms of up to 12 years. The Company's net rent expense for the years ended June 30, 1998, 1999 and 2000 was

                               TOMAX CORPORATION

                                 AND SUBSIDIARY


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


      (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE THREE MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


$251,000, $310,000 and $400,000, respectively, inclusive of sublease rentals of $0, $2,000 and $48,000, respectively.

     As of June 30, 2000, the expected future minimum lease payments due under operating leases are as follows (in thousands):

                                      FUTURE MINIMUM         LESS          NET FUTURE MINIMUM
        YEAR ENDING JUNE 30,          LEASE PAYMENTS    SUBLEASE INCOME      LEASE PAYMENTS
        --------------------          --------------    ---------------    ------------------
  2001..............................     $ 1,021             $(48)              $   973
  2002..............................       1,420              (36)                1,384
  2003..............................       1,496               --                 1,496
  2004..............................       1,600               --                 1,600
  2005..............................       1,600               --                 1,600
  Thereafter........................       9,076               --                 9,076
                                         -------             ----               -------
                                         $16,213             $(84)              $16,129
                                         =======             ====               =======


     As of June 30, 2000, certain of the Company's current physical facilities were leased from an entity controlled by two officers and directors of the Company. During the years ended June 30, 1998, 1999 and 2000, the Company incurred $225,000, $260,000, and $308,000, respectively, of lease expense to this entity. The lease is scheduled to expire in March 2012. As discussed below, subsequent to June 30, 2000, the Company entered into an addendum to the related-party lease that granted the Company an option to terminate the lease with 60 days advance notice without penalty.


     Additionally, the Company entered into an agreement to lease additional physical facilities from another entity controlled by two officers and directors of the Company. This lease, as amended, is scheduled to begin in December 2000 (the date of anticipated occupation of the facilities by the Company) and expires in September 2010.

     Both of these leases require the Company to pay taxes, maintenance, insurance and certain other operating costs of the leased property. The Company believes the terms of the related-party leases are at least as favorable as the terms that could have been obtained from an unaffiliated third party in similar transactions. The future minimum related-party lease payments for both of these leases as of June 30, 2000 are as follows (in thousands):

                    YEAR ENDING JUNE 30,
                    --------------------
  2001......................................................  $   900
  2002......................................................    1,323
  2003......................................................    1,484
  2004......................................................    1,600
  2005......................................................    1,600
  Thereafter................................................    9,076
                                                              -------
                                                              $15,983
                                                              =======


     Subsequent to June 30, 2000, the Company entered into an addendum to the related-party lease associated with the Company's current physical facilities. The addendum granted the Company an option

                               TOMAX CORPORATION

                                 AND SUBSIDIARY


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


      (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE THREE MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)



to terminate the lease with 60 days advance notice without penalty. The future minimum lease payments attributable to this lease are as follows (in thousands):



                    YEAR ENDING JUNE 30,
                    --------------------
  2001......................................................  $  308
  2002......................................................     308
  2003......................................................     308
  2004......................................................     308
  2005......................................................     308
  Thereafter................................................   2,079
                                                              ------
                                                              $3,619
                                                              ======



BUSINESS ALLIANCE AGREEMENT WITH ORACLE



     On July 13, 2000, the Company entered into an alliance agreement with Oracle. Under this agreement, the Company obtained the right to promote Oracle's database technology and enterprise application programs to third parties and Oracle obtained the right to promote the Company's products to third parties. The Company and Oracle also agreed to share customer leads with each other, at the discretion of each party. The Company also agreed to pay Oracle a percentage of the license fees obtained from the sale of the Company's products that operate using Oracle's database technology in return for which the Company will receive sales and marketing support from Oracle. The alliance with Oracle has a three-year term and is not exclusive and each party may promote third party products. In management's opinion, the terms of the alliance agreement are at arm's length and based on strategic rationales.


(10) EMPLOYEE BENEFIT PLAN

     The Company offers eligible employees participation in a 401(k)/profit-sharing plan. Under the terms of the plan, the Company may make discretionary contributions to the plan, as determined by the Board of Directors. The Company's discretionary contributions vest over a period of five years, except in the case of disability or death whereby the discretionary contributions vest immediately. During the years ended June 30, 1998, 1999 and 2000, the Company made $40,000, $78,000, and $109,000, respectively, in discretionary contributions to the plan.

(11) SUBSEQUENT EVENTS


STOCK SPLIT



     Prior to the completion of the IPO, the Company will effect a 1.7-for-1 stock split on all outstanding shares of its capital stock. This stock split has been retroactively reflected in the accompanying consolidated financial statements for all periods presented.



REINCORPORATION AS A DELAWARE CORPORATION



     On October 13, 2000, the Company's shareholders approved the Company's reincorporation in Delaware and the amending and restating its certificate of incorporation. Following the reincorporation in Delaware, the Company's authorized capital stock will consist of 50,000,000 shares of common stock, $0.001 par value, and 3,400,000 shares of preferred stock, $0.001 par value. This reincorporation has been retroactively reflected in the accompanying financial statements for all periods presented.

                               TOMAX CORPORATION

                                 AND SUBSIDIARY


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


      (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE THREE MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)



CHANGE IN AUTHORIZED CAPITAL



     Concurrently with the closing of the IPO, the Company will increase its authorized capital to 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. This change in authorized capital has been retroactively reflected in the accompanying consolidated financial statements.



2001 EMPLOYEE STOCK PURCHASE PLAN



     On October 13, 2000, the Company's shareholders authorized the establishment of the Company's 2001 Employee Stock Purchase Plan (the "Stock Purchase Plan") that provides employees with the opportunity to purchase shares of the Company's common stock through accumulated payroll deductions. The Stock Purchase Plan will be established upon the completion of the IPO. A total of 510,000 shares of the Company's common stock will be made available for sale, plus annual increases on the first day of each fiscal year, beginning with 2002, equal to the lesser of 1 percent of our outstanding shares of common stock on that date, 1,020,000 shares or a lesser amount determined by the Board. The Board or a committee appointed by the Board may administer the plan.



     All of the Company's employees are eligible to participate if they are employed by the Company or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the Stock Purchase Plan if the employee immediately after grant owns 5 percent or more of the total combined voting power or value of all classes of the Company's capital stock, or has rights to purchase stock under all of the Company's employee stock purchase plans and such rights accrue at a rate that exceeds $25,000 worth of stock for each calendar year. To participate in the Stock Purchase Plan, each eligible employee must authorize payroll deductions pursuant to the plan which may not be less than 1 percent nor exceed 15 percent of a participant's compensation. Once an employee becomes a participant in the Stock Purchase Plan, common stock will automatically be purchased under the Stock Purchase Plan at the end of each offering period, unless the participant withdraws or terminates employment earlier. The employee will automatically participate in each successive offering period until the time the employee withdraws from the Stock Purchase Plan or the employee's employment with the Company terminates.



     The Stock Purchase Plan will be implemented by having six-month offering periods with a new offering period commencing every six months, on or about May 1 and November 1 of each year, except for the first offering period which will commence on the first trading day on or after the effective date of the IPO and will end on the last trading day on or before April 30, 2001. The Board has the authority to amend the Stock Purchase Plan to provide for a series of overlapping 24-month offering periods with each offering period consisting of four six-month purchase periods. The purchase price of the Company's common stock will be 85 percent of the lesser of the fair market value per share on the start date of the offering period or at the end of the purchase period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods.



     The Stock Purchase Plan will terminate in 2010, unless terminated earlier by the Board in accordance with the Stock Purchase Plan.

                               TOMAX CORPORATION

                                 AND SUBSIDIARY


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


      (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE THREE MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)



2001 PUBLIC COMPANY STOCK OPTION PLAN



     On October 13, 2000 the Company's shareholders approved the 2001 Public Company Stock Option Plan (the "2001 Stock Option Plan"). The 2001 Stock Option Plan provides for the grant of incentive stock options to the Company's employees, and for the grant of nonstatutory stock options and stock purchase rights to the Company's employees, directors and consultants.



     A total of 1,700,000 shares of the Company's common stock is reserved for issuance pursuant to the 2001 Stock Option Plan. No options to acquire shares of our common stock have been issued under the plan. The 2001 Stock Option Plan provides for annual increases in the number of shares available for issuance on the first day of each fiscal year, beginning with the 2002 fiscal year, equal to the lesser of 3 percent of our outstanding shares of common stock on that date, 1,020,000 shares or a lesser amount determined by the Board.



     The Board or a committee of the Board administers the 2001 Stock Option Plan. The administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price; the number of shares subject to each option or stock purchase right; the exercisability of the options; and the form of consideration payable upon exercise.



     The administrator determines the exercise price of stock purchase rights granted under the 2001 Stock Option Plan. Unless the administrator determines otherwise, the restricted stock purchase agreement will grant the Company a repurchase option that the Company may exercise upon the voluntary or involuntary termination of the purchaser's service with the Company for any reason, including death or disability. The purchase price for shares repurchased will generally be the original price paid by the purchaser. The administrator determines the rate at which the repurchase option will lapse.



     The 2001 Stock Option Plan provides that in the event of the Company's merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute an equivalent award for each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted for in connection with a merger or sale of assets, the administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To HeurisTec Corporation:

     We have audited the accompanying statements of operations, stockholders' equity (deficit) and cash flows of HeurisTec Corporation (a Colorado corporation) for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of HeurisTec Corporation for the years ended December 31, 1997 and 1998 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Salt Lake City, Utah
September 11, 2000

                             HEURISTEC CORPORATION

                            STATEMENTS OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1997           1998
                                                              -----------    ----------
Revenues:
  License...................................................  $   251,401    $1,639,324
  Service and maintenance...................................      719,859       711,594
                                                              -----------    ----------
          Total revenues....................................      971,260     2,350,918
                                                              -----------    ----------
Operating expenses:
  Cost of revenues..........................................      125,148        79,415
  Selling and marketing.....................................      623,572       572,522
  Product development.......................................    1,088,598       919,350
  General and administrative................................      647,163       536,011
                                                              -----------    ----------
          Total operating expenses..........................    2,484,481     2,107,298
                                                              -----------    ----------
Income (loss) from operations...............................   (1,513,221)      243,620
                                                              -----------    ----------
Other income (expense):
  Interest income...........................................       12,572         8,346
  Interest expense..........................................       (1,422)      (36,004)
  Other, net................................................      (20,876)       (4,026)
                                                              -----------    ----------
          Total other expense...............................       (9,726)      (31,684)
                                                              -----------    ----------
Income (loss) before income taxes...........................   (1,522,947)      211,936
                                                              -----------    ----------
Benefit for income taxes....................................       38,324            --
                                                              -----------    ----------
Net income (loss)...........................................  $(1,484,623)   $  211,936
                                                              ===========    ==========

See accompanying notes to financial statements.

                             HEURISTEC CORPORATION

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                              COMMON STOCK         RETAINED EARNINGS
                                          ---------------------      (ACCUMULATED
                                          SHARES       AMOUNT          DEFICIT)            TOTAL
                                          -------    ----------    -----------------    -----------
Balance, December 31, 1996..............  628,300    $1,027,206       $   103,781       $ 1,130,987
Net loss................................       --            --        (1,484,623)       (1,484,623)
                                          -------    ----------       -----------       -----------
Balance, December 31, 1997..............  628,300     1,027,206        (1,380,842)         (353,636)
Issuance of common stock upon exercise
  of stock options......................    3,750         4,500                --             4,500
Issuance of common stock in satisfaction
  of anti-dilution rights of certain
  stockholders previously issued........   23,505            --                --                --
Net income..............................       --            --           211,936           211,936
                                          -------    ----------       -----------       -----------
Balance, December 31, 1998..............  655,555    $1,031,706       $(1,168,906)      $  (137,200)
                                          =======    ==========       ===========       ===========

See accompanying notes to financial statements.

                             HEURISTEC CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1998
                                                              -----------    ---------
Cash flows from operating activities:
  Net income (loss).........................................  $(1,484,623)   $ 211,936
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization..........................       86,363       72,947
     Loss on sale of assets.................................       20,876        4,661
     Deferred income taxes..................................      (65,386)          --
     Changes in operating assets and liabilities:
       Accounts receivable..................................    1,287,294       21,595
       Prepaid expenses.....................................       10,111       11,136
       Income taxes receivable..............................      220,655           --
       Accounts payable and accrued expenses................      (56,744)     (54,638)
       Accrued compensation and employee benefits...........     (112,556)      (2,922)
       Deferred revenue.....................................      113,626     (562,088)
                                                              -----------    ---------
          Net cash provided by (used in) operating
            activities......................................       19,616     (297,373)
                                                              -----------    ---------
Cash flows from investing activities:
  Proceeds received from sale of property and equipment.....        2,390          700
  Purchases of property and equipment.......................      (41,018)     (37,394)
                                                              -----------    ---------
          Net cash used in investing activities.............      (38,628)     (36,694)
                                                              -----------    ---------
Cash flows from financing activities:
  Proceeds from the issuance of convertible debentures......           --      312,000
  Proceeds from stock option exercises......................           --        4,500
  Principal payments on related party notes payable.........           --      (25,000)
                                                              -----------    ---------
          Net cash provided by financing activities.........           --      291,500
                                                              -----------    ---------
Net decrease in cash........................................      (19,012)     (42,567)
Cash at beginning of the year...............................      145,534      126,522
                                                              -----------    ---------
Cash at end of the year.....................................  $   126,522    $  83,955
                                                              ===========    =========

Supplemental Disclosure of Cash Flow Information:
  Cash paid for interest....................................  $       172    $  33,591

Supplemental schedule of non cash investing and financing activities:

In connection with the issuance of convertible debentures in January 1998, the Company issued 23,505 shares of common stock to satisfy anti-dilution rights of certain stockholders.

See accompanying notes to financial statements.

                             HEURISTEC CORPORATION


                         NOTES TO FINANCIAL STATEMENTS


1. DESCRIPTION OF BUSINESS AND ORGANIZATION

     HeurisTec Corporation, a Colorado corporation (the "Company"), was incorporated in 1984 for the purpose of developing, marketing and supporting workforce management software for use in the retail, restaurant and supermarket industries.

     On March 24, 1999, the Company was acquired by Tomax technologies inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of three to seven years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the asset or the term of the lease. When property and equipment are disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in the results of operations.

REVENUE RECOGNITION

     The Company licenses software under non-cancelable license agreements and provides services, including support, training and consulting. Software license revenue is recognized when a non-cancelable license agreement has been signed, the product is delivered, collection of receivable is probable and all significant contractual obligations have been satisfied. Revenue is deferred until such criteria have been met.

     Revenue from maintenance agreements for maintaining and supporting software and providing periodic updates is recognized ratably over the maintenance period, which is generally one year.

     Service revenue includes custom modifications, training and support services. These services are not considered essential to the functionality of the software. Services are generally billed on a time and materials basis and revenue recognized as the work is performed. Amounts received in advance of performance of the services are recorded as deferred revenue and are recognized as the services are performed.

RESEARCH AND DEVELOPMENT

     Research and development costs, including expenditures incurred in creating software products or enhancements to existing software products, are expensed as incurred until technological feasibility has been established at which time any additional costs are capitalized. Capitalized software development costs to date have been immaterial.

                             HEURISTEC CORPORATION

INCOME TAXES

     The Company recognizes deferred income tax assets or liabilities for the expected future tax consequences of events that have been recognized in the financial statements or income tax returns. Deferred income tax assets or liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to apply when the differences are expected to be settled or realized. Deferred income tax assets are reviewed periodically for recoverability and valuation allowances are provided as necessary.

CONCENTRATION OF CREDIT RISK

     The Company's customers are concentrated primarily in the supermarket industry. Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivable.

RECLASSIFICATIONS

     Certain reclassifications have been made in the prior period financial statements to conform with the current year presentation.

3. INCOME TAXES

     The components of the (benefit) provision for income taxes for the years ended December 31, 1997 and 1998 are as follows:

                                                          1997         1998
                                                        ---------    --------
Current:
  Federal.............................................  $      --    $     --
  State...............................................      1,889          --
                                                        ---------    --------
                                                            1,889          --
                                                        ---------    --------
Deferred:
  Federal.............................................   (495,281)     75,963
  State...............................................    (46,120)     11,759
  Change in valuation allowance.......................    501,188     (87,722)
                                                        ---------    --------
                                                          (40,213)         --
                                                        ---------    --------
     Total benefit for income taxes...................  $ (38,324)   $     --
                                                        =========    ========

     The following is a reconciliation between the statutory federal income tax rate and the Company's effective income tax rate for the years ended December 31, 1997 and 1998:

                                                         1997         1998
                                                       ---------    ---------
Statutory federal income tax rate....................       34.0%        34.0%
State income taxes, net of federal effect............        3.3          3.3
Valuation allowance..................................      (32.9)       (37.1)
Other................................................       (1.9)        (0.2)
                                                       ---------    ---------
                                                             2.5%          --%
                                                       =========    =========

                             HEURISTEC CORPORATION

     The significant components of the Company's deferred income tax assets (liabilities) as of December 31, 1997 and 1998 are as follows:

                                                         1997         1998
                                                       ---------    ---------
Net operating loss carryforwards.....................  $ 277,160    $ 402,441
Accrual to cash adjustments..........................    230,109       14,654
Book depreciation in excess of tax...................     (6,081)      (3,629)
                                                       ---------    ---------
  Net deferred income tax assets.....................    501,188      413,466
  Valuation allowance................................   (501,188)    (413,466)
                                                       ---------    ---------
                                                       $      --    $      --
                                                       =========    =========

     Management believed that as of December 31, 1998, the available objective evidence created sufficient uncertainty regarding the realizability of the Company's deferred income tax assets. Accordingly, the Company established a valuation allowance against its deferred income tax assets. The Internal Revenue Code contains provisions that limit the availability of net operating loss carryforwards in the event of an acquisition or other changes in ownership. As of December 31, 1998, the Company had net operating loss carryforwards of approximately $1,037,000 that expire in varying amounts through 2018.

4. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases its corporate office facilities from a third party. Rent expense under these arrangements totaled approximately $71,000 and $125,000 for the years ended December 31, 1997 and December 31, 1998, respectively. These leases require the Company to pay taxes, maintenance, insurance and certain other operating costs of the leased property.

     As of December 31, 1998, the future minimum lease payments under operating leases were as follows:

                  YEAR ENDING DECEMBER 31,
                  ------------------------
        1999................................................    $ 97,870
        2000................................................     102,762
        2001................................................     107,904
        2002................................................      27,192
                                                                --------
                                                                $335,728
                                                                ========

5. EMPLOYEE BENEFIT PLAN

     In March 1996, the Company implemented a 401(k) savings plan. All employees over the age of 21 are eligible to participate. Contributions are made at the discretion of the Company, and any contributions vest ratably over a five year period. The Company did not make any contributions during the years ended December 31, 1997 or 1998.

                     [INSIDE BACK COVER ARTWORK -- 1 PAGE]

------------------------------------------------------
------------------------------------------------------


    PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER TOMAX CORPORATION NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THE PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THESE SECURITIES.



    NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTION OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE THE RESTRICTIONS OF THAT JURISDICTION RELATED TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS.


                         ------------------------------


                               TABLE OF CONTENTS



                                            PAGE
                                            ----
Prospectus Summary........................    1
Risk Factors..............................    4
Special Note Regarding Forward-Looking
  Information.............................   15
Use of Proceeds...........................   16
Dividend Policy...........................   16
Corporate Information.....................   16
Capitalization............................   17
Dilution..................................   18
Selected Consolidated Financial Data......   19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................   20
Business..................................   30
Management................................   41
Related Party Transactions................   52
Principal Stockholders....................   54
Description of Capital Stock..............   56
Shares Eligible for Future Sale...........   58
Underwriting..............................   61
Legal Matters.............................   64
Experts...................................   64
Where You Can Find More Information.......   64
Index to Financial Statements.............  F-1



    UNTIL              , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                4,500,000 SHARES

                            [TOMAX CORPORATION LOGO]
                                  COMMON STOCK

                         ------------------------------

                                   PROSPECTUS

                         ------------------------------

                            BEAR, STEARNS & CO. INC.


                          U. S. BANCORP PIPER JAFFRAY

                                  FAC/EQUITIES

                                            , 2000


------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemized statement of the costs and expenses, other than underwriting discounts and commissions, incurred and to be incurred by the Registrant in connection with the issuance and distribution of the securities registered in this offering. All amounts are estimates except the Securities and Exchange Commission ("SEC") registration fee and the National Association of Securities Dealers, Inc. ("NASD") filing fee.


SEC registration fee........................................  $   16,394
NASD filing fee.............................................       6,210
Nasdaq National Market listing fee..........................      95,000
Printing fees and expenses..................................     200,000
Legal fees and expenses.....................................     650,000
Accounting fees and expenses................................     220,000
Director and officer liability insurance....................     350,000
Blue sky fees and expenses..................................      10,000
Transfer agent and registrar fees...........................      15,000
Miscellaneous...............................................     137,396
                                                              ----------
  Total.....................................................  $1,700,000
                                                              ==========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Section 145 of the General Corporation Law of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that any such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorney's fees) which such officer or director actually and reasonably incurred. The foregoing description is qualified in its entirety by reference to the more detailed provisions of
Section 145 of the DGCL.

     Section 102 of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of a director to the corporation or to any of its stockholders for monetary damage for a breach of fiduciary duty as a director, except in the case where the director (i) breaches such person's duty of loyalty to the corporation or its stockholders, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the payment of a dividend or approves a stock purchase or redemption in violation of
Section 174 of the DGCL or (iv) obtains an improper personal benefit.

     In accordance with the DGCL, the Registrant's Certificate of Incorporation contains a provision to limit the personal liability of its directors for monetary damages for breach of their fiduciary duty to the fullest extent permitted by the DGCL now, or as it may hereafter be amended.

     In addition, as permitted by the DGCL, the Registrant's Bylaws provide that
(i) the Registrant is required to indemnify its directors and officers and persons serving in such capacities in other business enterprises at the Registrant's request, to the fullest extent permitted by Delaware law; (ii) the Registrant may indemnify its employees and agents to the maximum extent permitted by Delaware law; (iii) the Registrant is required to advance expenses incurred by its directors and officers in connection with defending a proceeding (except that a director or officer must undertake to repay any advances if it should ultimately be determined that the director or officer is not entitled to indemnification); (iv) the rights conferred in the Bylaws are not exclusive; and
(v) the Registrant may not retroactively amend the Bylaw provisions in a way that adversely affects any director or officer.

     The Registrant maintains insurance covering its directors and officers against certain liabilities incurred by them in their capacities as such, including among other things, certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant also intends to enter into indemnification agreements with its directors and officers prior to the closing of this offering that provide the maximum indemnity allowed to directors and officers by the DGCL and the Registrant's Bylaws.

     The Underwriting Agreement provides for indemnification by the Underwriters of the Registrant and its directors and officers who sign this Registration Statement against certain liabilities, including liabilities under the Securities Act.

     Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                              EXHIBIT
                          DOCUMENT                            NUMBER
                          --------                            -------
Form of Underwriting Agreement..............................    1.1
Certificate of Incorporation of Registrant..................    3.3
Bylaws of Registrant........................................    3.6
Form of Indemnification Agreement to be entered into by the
  Registrant with each of its directors and officers........   10.1

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, the Registrant has issued securities to a limited number of persons as described below:


          (a) In December 1997 we issued 1,785,621 shares of common stock at a split-adjusted price of $0.56 per share to Toxford Corporation SA, a company controlled by John Porter, one of our directors, in connection with his investment in Tomax. These shares were later transferred to I-Spire Corporation Ltd., a company in which Mr. Porter owns a majority interest. This transaction was effected under Section 4(2) of the Securities Act.



          In March 1999 in connection with a recapitalization, we issued a share dividend of 1,589.7622 shares of common stock for each share of common stock then held by our stockholders. We did not receive any consideration in exchange for this share dividend. This transaction was effected under
     Section 4(2) of the Securities Act.



          In March 1999, we issued an aggregate of 1,457,143 shares of common stock at a price of $2.06 per share to the stockholders of HeurisTec Corporation in connection with our acquisition of HeurisTec Corporation. This transaction was effected under Regulation D of the Securities Act. Twelve (12) of the stockholders were accredited, and fifteen (15) of the stockholders were sophisticated. In connection with this transaction, all HeurisTec stockholders were provided with copies of:



               - the Proxy and Disclosure Statement for the merger of HeurisTec and Tomax;



               - Articles of Incorporation of Tomax Merger Corp., a subsidiary of Tomax;



               - the Agreement and Plan of Merger dated as of February 22, 1999 among Tomax, Tomax Merger Corp. and HeurisTec; and



               - a Brochure titled "Distributed Computing Architecture for
                Enterprise Retail/Distribution: A Supply Chain Perspective."



          From January 1, 2000 to September 30, 2000, we have granted options to purchase an aggregate of 1,594,338 shares of common stock to our directors, executive officers, employees and consultants at an exercise price of $5.88 per share. As of September 30, 2000, no options have been exercised. These transactions were effected under rule 701 of the Securities Act.



          In July 2000, we issued 716,695 shares of our Series A Convertible Preferred Stock at a price per share of $6.98 to Oracle Corporation for an aggregate purchase price of approximately $5.0 million. Upon the closing of this offering, each share of series A preferred stock will automatically convert into one share of common stock, and we will pay a cash dividend of approximately $3.7 million to Oracle Corporation. This transaction was effected under Section 4(2) of the Securities Act.



          In September 2000, we issued 1,845,714 shares of our series B preferred stock to Keith Low, an executive officer and a former director, in exchange for 1,845,714 shares of our common stock. We retired all of these shares of common stock upon receipt. Upon completion of this offering, all of the outstanding shares of series B preferred stock will be redeemed by us for approximately $1.7 million. This transaction was effected under Section 4(2) of the Securities Act.



          In November 2000 in connection with a stock split, we expect to issue a share dividend of 1.7 shares of common stock for each share of common stock then held by our stockholders. We did not receive any consideration in exchange for this share dividend. This transaction was effected under
     Section 4(2) of the Securities Act.



          (b) Except as indicated above, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with Registrant, to information about the Registrant.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS


       1.1*     Form of Underwriting Agreement
       2.1      Form of Merger Agreement between Tomax technologies inc., a
                Utah corporation, and Tomax Corporation, a Delaware
                corporation
       3.1**    Amendment and Restatement of the Articles of Incorporation
                of the Registrant, as currently in effect, and Certificates of Designation for Series A and Series B Preferred Stock
       3.2      Form of Certificate of Incorporation of the Registrant to be
                filed after the reincorporation of the Registrant in
                Delaware and before the closing of the offering made under this Registration Statement

     3.3**  Form of Amended and Restated Certificate of Incorporation of the Registrant to be filed after the closing of the offering made under this Registration Statement
     3.4**  Bylaws of the Registrant, as currently in effect
     3.5    Form of Bylaws of the Registrant to be in effect after the reincorporation of the Registrant in
            Delaware and before the closing of the offering made under this Registration Statement
     3.6**  Form of Amended and Restated Bylaws of the Registrant to be in effect after the closing of the offering made under this Registration Statement
     4.1*   Specimen Common Stock Certificate
     4.2**  Investors Rights Agreement dated July 13, 2000, by and among the Registrant and certain stockholders of the Registrant
     5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
    10.1**  Form of Indemnification Agreement between the Registrant and each of its directors and officers
    10.2**  2000 Stock Option and Award Plan and forms of agreements thereunder
    10.3**  Form of Amendment of Stock Option Agreement with Executive Officers
    10.4**  2001 Public Company Option Plan and forms of agreements thereunder
    10.5**  2001 Employee Stock Purchase Plan and forms of agreements thereunder
    10.6**  Lease Agreement dated September 1996 between the Registrant and Olafson Group L.C. for office space in Salt Lake City, Utah, as amended by Addendum No. 1 dated January 1, 1998; as further amended by Addendum No. 2 dated July 1, 1999; and as further amended by Amendment No. 1 dated
            August 2000
    10.7**  Lease Agreement dated December 1999 between Registrant and Olafson II, LLC for office space in
            Salt Lake City, Utah, as amended by the First Amendment dated August 2000
    10.8**  Stock Purchase Agreement dated July 13, 2000, among the Registrant, Oracle Corporation and certain stockholders of the Registrant
   10.9**+  Alliance Agreement and Addendum dated July 13, 2000, between the Registrant and Oracle
            Corporation
   10.10**  Indemnification Agreement dated July 13, 2000, among the Registrant, Oracle Corporation and certain stockholders of the Registrant
   10.11**  Stock Exchange Agreement dated September 7, 2000 between Registrant and Keith Low
   10.12**  Offer letter dated August 1999 to Steve Shubella
   10.13**  Offer letter dated July 2000 to Brad Stewart
    21.1**  Subsidiaries of Registrant
    23.1    Consent of Independent Public Accountants
    23.2*   Consent of Counsel (included in Exhibit 5.1)
    24.1**  Power of Attorney
    27.1**  Financial Data Schedule


---------------
 * To be filed by amendment.


**Previously filed.


 + Confidential treatment requested.

     (b) FINANCIAL STATEMENT SCHEDULES

     Schedule II -- Valuation and Qualifying Accounts for the years ended June 30, 1998, 1999 and 2000.


     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or accompanying notes.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing, as specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on the 6th day of November 2000.


                                      TOMAX CORPORATION


                                      By:          /s/ BRAD STEWART

                                         ---------------------------------------

                                      Name:      Brad Stewart

                                           -------------------------------------

                                      Title:  Senior Vice President and Chief
                                             Financial Officer

                                          --------------------------------------


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON NOVEMBER 6, 2000 IN THE CAPACITIES INDICATED:



                      SIGNATURE                                             TITLE
                      ---------                                             -----
                    ERIC OLAFSON*                            Chairman of the Board of Directors,
-----------------------------------------------------       President and Chief Executive Officer
                    Eric Olafson                                (principal executive officer)

                  /s/ BRAD STEWART                                 Chief Financial Officer
-----------------------------------------------------    (principal financial and accounting officer)
                    Brad Stewart

                  VIRGIL FERNANDEZ*                         Chief Technology Officer and Director
-----------------------------------------------------
                  Virgil Fernandez

                    JOHN PORTER*                                           Director
-----------------------------------------------------
                     John Porter

                    MATT MOSMAN*                                           Director
-----------------------------------------------------
                     Matt Mosman

                    CAROLYN AVER*                                          Director
-----------------------------------------------------
                    Carolyn Aver

               * By: /s/ BRAD STEWART
  ------------------------------------------------
                    Brad Stewart
                  Attorney-in-fact

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE


To Tomax Corporation:



     We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of Tomax Corporation (formerly Tomax technologies inc.) included in this registration statement and have issued our report thereon dated September 11, 2000. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II -- Valuation and Qualifying Accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


ARTHUR ANDERSEN LLP

Salt Lake City, Utah
September 11, 2000

                               TOMAX CORPORATION


                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                 FOR THE YEARS ENDED JUNE 30, 1998, 1999, 2000
                                 (IN THOUSANDS)

                                                   BALANCE AT   CHARGED TO                   BALANCE AT
                                                   BEGINNING    COSTS AND                      END OF
                   DESCRIPTION                     OF PERIOD     EXPENSES    DEDUCTIONS(A)     PERIOD
                   -----------                     ----------   ----------   -------------   ----------
Allowance of doubtful accounts:
  Year ended June 30, 1998.......................     $ 62         $137          $162           $ 37
  Year ended June 30, 1999.......................       37          228            99            166
  Year ended June 30, 2000.......................      166          110           202             74

---------------
(a) Represents write-offs of uncollectable accounts receivable

                                 EXHIBIT INDEX


 1.1*      Form of Underwriting Agreement
 2.1       Form of Merger Agreement between Tomax technologies inc., a
           Utah corporation, and Tomax Corporation, a Delaware
           corporation
 3.1**     Amendment and Restatement of the Articles of Incorporation
           of the Registrant, as currently in effect, and Certificates of Designation for Series A and Series B Preferred Stock
 3.2       Form of Certificate of Incorporation of the Registrant to be
           filed after the reincorporation of the Registrant in
           Delaware and before the closing of the offering made under this Registration Statement
 3.3**     Form of Amended and Restated Certificate of Incorporation of
           the Registrant to be filed after the closing of the offering made under this Registration Statement
 3.4**     Bylaws of the Registrant, as currently in effect
 3.5       Form of Bylaws of the Registrant to be in effect after the reincorporation of the Registrant in Delaware and before the closing of the offering made under this Registration
           Statement
 3.6**     Form of Amended and Restated Bylaws of the Registrant to be
           in effect after the closing of the offering made under this
           Registration Statement
 4.1*      Specimen Common Stock Certificate
 4.2**     Investors Rights Agreement dated July 13, 2000, by and among the Registrant and certain stockholders of the Registrant
 5.1*      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation
10.1**     Form of Indemnification Agreement between the Registrant and each of its directors and officers
10.2**     2000 Stock Option and Award Plan and forms of agreements
           thereunder
10.3**     Form of Amendment of Stock Option Agreement with Executive
           Officers
10.4**     2001 Public Company Option Plan and forms of agreements
           thereunder
10.5**     2001 Employee Stock Purchase Plan and forms of agreements
           thereunder
10.6**     Lease Agreement dated September 1996 between the Registrant and Olafson Group L.C. for office space in Salt Lake City,
           Utah, as amended by Addendum No. 1 dated January 1, 1998; as further amended by Addendum No. 2 dated July 1, 1999; and as further amended by Amendment No. 1 dated August 2000
10.7**     Lease Agreement dated December 1999 between Registrant and
           Olafson II, LLC for office space in Salt Lake City, Utah, as amended by the First Amendment dated August 2000
10.8**     Stock Purchase Agreement dated July 13, 2000, among the
           Registrant, Oracle Corporation and certain stockholders of the Registrant
10.9**+    Alliance Agreement and Addendum dated July 13, 2000, between the Registrant and Oracle Corporation
10.10**    Indemnification Agreement dated July 13, 2000, among the
           Registrant, Oracle Corporation and certain stockholders of the Registrant
10.11**    Stock Exchange Agreement dated September 7, 2000 between
           Registrant and Keith Low
10.12**    Offer letter dated August 1999 to Steve Shubella
10.13**    Offer letter dated July 2000 to Brad Stewart
21.1**     Subsidiaries of Registrant
23.1       Consent of Independent Public Accountants
23.2*      Consent of Counsel (included in Exhibit 5.1)
24.1**     Power of Attorney
27.1**     Financial Data Schedule


---------------
 * To be filed by amendment.


**Previously filed.


 + Confidential treatment requested.